   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1999


                                                      REGISTRATION NO. 333-86107

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                      PARK PLACE ENTERTAINMENT CORPORATION

             (exact name of registrant as specified in its charter)

                           --------------------------

              DELAWARE                                7011                               88-0400631
  (State or other jurisdiction of         (Primary standard industrial      (IRS Employer Identification Number)
   incorporation or organization)         classification code number)

                           3930 HOWARD HUGHES PARKWAY
                            LAS VEGAS, NEVADA 89109
                                 (702) 699-5000

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)

                                CLIVE S. CUMMIS
                           EXECUTIVE VICE PRESIDENT--
                     LAW & CORPORATE AFFAIRS AND SECRETARY
                      PARK PLACE ENTERTAINMENT CORPORATION
                           3930 HOWARD HUGHES PARKWAY
                            LAS VEGAS, NEVADA 89109
                                 (702) 699-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of Agent for service)

                        COPIES OF ALL COMMUNICATIONS TO:
                               CYNTHIA A. ROTELL
                                LATHAM & WATKINS
                             633 WEST FIFTH STREET,
                                   SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OR OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS


                                     [LOGO]

                               OFFER TO EXCHANGE
                        ITS 7.95% SENIOR NOTES DUE 2003,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
         FOR ANY AND ALL OF ITS OUTSTANDING 7.95% SENIOR NOTES DUE 2003


                               ------------------

THE EXCHANGE NOTES

    - The terms of the notes Park Place Entertainment Corporation is issuing will be substantially identical to the outstanding notes that we issued on August 2, 1999, except for the elimination of some transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes.

    - Interest on the notes will accrue at the rate of 7.95% per year, payable semi-annually on each February 1 and August 1, beginning February 1, 2000, and the notes will mature on August 1, 2003.

    - The notes will be unsecured and will rank senior to our subordinated debt and equally with our other senior debt. The notes will effectively rank junior to all liabilities of our subsidiaries, including trade payables.

    - We may redeem the notes at any time prior to their maturity at the redemption prices described more fully in this prospectus.

MATERIAL TERMS OF THE EXCHANGE OFFER


    - The exchange offer expires at 5:00 p.m., New York City time, on October , 1999, unless extended.


    - Our completion of the exchange offer is subject to customary conditions, which we may waive.

    - Upon our completion of the exchange offer, all outstanding notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

    - Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.


    - The exchange of registered notes for outstanding notes will not be a taxable exchange for U.S. Federal income tax purposes.


    - We will not receive any proceeds from the exchange offer.

    FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THIS EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, INCLUDING ANY GAMING REGULATORY AUTHORITY, HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1999.

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AS IF WE HAD AUTHORIZED IT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Summary....................................................................................................          1
Risk Factors...............................................................................................         13
Forward-Looking Statements.................................................................................         18
The Acquisition............................................................................................         19
Use of Proceeds............................................................................................         22
Capitalization.............................................................................................         23
Unaudited Pro Forma Condensed Financial Statements.........................................................         24
Selected Financial Data....................................................................................         31
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         33
Business and Properties of Park Place......................................................................         44
Properties of Caesars......................................................................................         53
Regulation and Licensing...................................................................................         56
Management.................................................................................................         75
Principal Stockholders.....................................................................................         77
Certain Relationships and Related Transactions.............................................................         79
Description of Other Indebtedness..........................................................................         80
The Exchange Offer.........................................................................................         81
Description of the Exchange Notes..........................................................................         93
Material Federal Income Tax Consequences of the Exchange...................................................        105
Plan of Distribution.......................................................................................        106
Legal Matters..............................................................................................        107
Experts....................................................................................................        107
Available Information......................................................................................        107
Incorporation of Documents by Reference....................................................................        107
Index to Financial Statements..............................................................................        F-1


                            ------------------------

                                  MARKET DATA

    Market data used throughout this prospectus including information relating to our relative position in the casino and gaming industry is based on our good faith estimates, which estimates we based upon our review of internal surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "PARK PLACE," "WE," "OUR," AND "US," AS USED IN THIS PROSPECTUS REFER TO PARK PLACE ENTERTAINMENT CORPORATION AND ITS SUBSIDIARIES AS A COMBINED ENTITY EXCEPT WHERE IT IS CLEAR THAT THE TERMS MEAN ONLY PARK PLACE ENTERTAINMENT CORPORATION. THE TERM "OLD NOTES" REFERS TO OUR OUTSTANDING 7.95% SENIOR NOTES DUE 2003 THAT WE ISSUED ON AUGUST 2, 1999 AND THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT. THE TERM "EXCHANGE NOTES" REFERS TO THE 7.95% SENIOR NOTES DUE 2003 OFFERED PURSUANT TO THIS PROSPECTUS. THE TERM "NOTES" REFERS TO THE OLD NOTES AND EXCHANGE NOTES COLLECTIVELY.

                      PARK PLACE ENTERTAINMENT CORPORATION


    We are the largest gaming company in the world, as measured by casino square footage and revenues. We are currently the only gaming company with a significant presence in Nevada, New Jersey and Mississippi, the three largest U.S. gaming markets. We have approximately 1.4 million square feet of gaming space and approximately 23,000 rooms. We operate our properties as a collection of premier brand names that includes Bally's, Flamingo, Grand, Hilton and Conrad. We believe our casino hotels are leading establishments with respect to location, size, facilities, physical condition, quality and variety of services offered in the areas in which they are located. We currently own or operate:



    - nine U.S. land-based casinos;


    - four U.S. dockside casinos;

    - one U.S. riverboat casino;

    - two land-based casinos in Australia; and

    - one land-based casino in Uruguay.


    On a pro forma basis after giving effect to our merger on December 31, 1998 with Grand Casinos, Inc., we had revenues and EBITDA, as defined in "--Summary Pro Forma and Historical Financial Data," of $3.0 billion and $695 million, respectively, for the latest twelve months ended June 30, 1999.


    Our properties are listed below.

                                                                            APPROXIMATE                 APPROXIMATE
                                                                             NUMBER OF       YEAR      CASINO SQUARE
NAME AND LOCATION                                                          ROOMS/SUITES    ACQUIRED     FOOTAGE(1)
-------------------------------------------------------------------------  -------------  -----------  -------------
DOMESTIC CASINOS
NEW JERSEY
    Bally's Park Place Casino Resort.....................................        1,240          1996        155,000
    The Atlantic City Hilton Casino Resort...............................          804          1996         60,000

                                                                                         (FOOTNOTES ON FOLLOWING
  PAGE)

                                                                            APPROXIMATE                 APPROXIMATE
                                                                             NUMBER OF       YEAR      CASINO SQUARE
NAME AND LOCATION                                                          ROOMS/SUITES    ACQUIRED     FOOTAGE(1)
-------------------------------------------------------------------------  -------------  -----------  -------------
NEVADA
    Flamingo Hilton Las Vegas............................................        3,638          1971         93,000
    Las Vegas Hilton.....................................................        2,956          1971        100,000
    Paris Casino Resort(2)...............................................        2,900          1999         85,000
    Bally's Las Vegas....................................................        2,814          1996         68,000
    Reno Hilton..........................................................        2,003          1992        114,000
    Flamingo Hilton Laughlin.............................................        1,912          1990         58,000
    Flamingo Hilton Reno.................................................          604          1981         46,000
MISSISSIPPI
    Grand Casino Tunica..................................................        1,356          1998        140,000
    Grand Casino Biloxi..................................................          985          1998        110,000
    Grand Casino Gulfport................................................        1,007          1998        110,000
    Bally's Saloon-Gambling Hall-Hotel...................................          235          1996         40,000
LOUISIANA
    Bally's Casino Lakeshore Resort(3)...................................           --          1996         30,000
INTERNATIONAL CASINOS
AUSTRALIA
    Conrad Jupiters, Gold Coast(4).......................................          609          1985         70,000
    Conrad International Treasury Casino, Brisbane(4)....................          136          1995         65,000
URUGUAY
    Conrad International Punta del Este Resort and Casino(5).............          302          1997         38,000
                                                                                ------                 -------------
        Total............................................................       23,501                    1,382,000
                                                                                ------                 -------------
                                                                                ------                 -------------

------------------------

(1) Includes square footage attributable to our race and sports books.


(2) This property opened on September 1, 1999.


(3) We have a 49.9% ownership interest in this property.

(4) We have a 19.9% ownership interest in this property.

(5) We have a 46.4% ownership interest in this property.

    Our principal executive offices are located at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109, and our telephone number is (702) 699-5000.

                                THE ACQUISITION


    On April 27, 1999, we entered into a definitive agreement with Starwood Hotels & Resorts Worldwide, Inc. and several of its subsidiaries to acquire all of the outstanding stock of Caesars World, Inc., a wholly owned subsidiary of Starwood, and all of their interests in several other gaming entities for $3.0 billion in cash. We refer in this prospectus to all of the interests we are acquiring collectively as "Caesars." The closing of the acquisition is conditioned upon the receipt of regulatory and gaming approvals, as more fully described in the sections entitled "The Acquisition" and "Regulation and Licensing." We expect to close the acquisition in the fourth quarter of 1999.


    Caesars owns and/or operates major gaming resorts in Las Vegas, Nevada, Atlantic City, New Jersey and Harrison County, Indiana, as well as three other domestic and five international properties. Caesars also owns strategic parcels of land in Atlantic City and behind Caesars Palace in Las Vegas. We believe this acquisition is strategic and provides built-in opportunities for growth. We also expect the acquisition to be accretive to earnings and free cash flow in the first full year of operations.

    On a pro forma basis following the Caesars acquisition, our combined casino square footage and number of rooms will be approximately 2 million and 28,000, respectively. On a pro forma basis after giving effect to the acquisition and our merger with Grand, without taking into account any projected revenue or EBITDA from the Paris Casino Resort, we had revenues and EBITDA, as defined, of $4.3 billion and $1.0 billion, respectively, for the latest twelve months ended June 30, 1999.


    The following table sets forth information available to us at August, 1999 about the Caesars properties in which we will have interests upon consummation of the acquisition:

                                                                                      APPROXIMATE     APPROXIMATE
                                                                                       NUMBER OF         CASINO
                 NAME                                    LOCATION                    ROOMS/SUITES    SQUARE FOOTAGE
---------------------------------------  -----------------------------------------  ---------------  --------------
DOMESTIC CASINOS
Caesars Palace                           Las Vegas, Nevada                                 2,454          125,000
Caesars Atlantic City                    Atlantic City, New Jersey                         1,149          120,000
Caesars Indiana(1)                       Harrison County, Indiana                             --(2)        90,000
Caesars Tahoe(3)                         Stateline, Nevada                                   440           40,000
Sheraton Casino & Hotel                  Robinsonville, Mississippi                          134           33,000
Dover Downs(4)                           Dover, Delaware                                      --           25,000
INTERNATIONAL CASINOS
Windsor Casino(5)                        Windsor, Canada                                     389          100,000
Caesars Gauteng(6)                       Kempton Park, South Africa                           --           65,000
Sheraton Casino Sydney                   Cape Breton, Nova Scotia, Canada                     --           15,000
Sheraton Halifax Hotel & Casino          Halifax, Nova Scotia, Canada                        350           20,000(7)
Caesars Manila(8)                        Manila, Philippines                                  --            4,000
Caesars Palace at Sea                    S.S. Crystal Harmony                                 --            3,850(9)
                                         S.S. Crystal Symphony                                --            5,000(9)
                                                                                           -----          -------
    Total                                                                                  4,916          645,850
                                                                                           -----          -------
                                                                                           -----          -------

------------------------

(1) Caesars Indiana is managed by Caesars and owned by a joint venture in which Caesars owns in excess of 90% of the economic interests.

(2) A 500-room hotel tower is currently planned to be under construction in 2000.

(3) Caesars leases the building that houses the hotel and casino and leases the underlying land under a long-term ground and structure lease.

(4) Caesars provides management services to the casino at the Dover Downs racetrack in Delaware.

(5) Caesars has a 50% interest in Windsor Casino Limited, which operates this hotel/casino complex. The Province of Ontario owns the complex.

(6) Caesars has an approximately 25% interest in a joint venture that owns Caesars Gauteng and has an approximately 50% interest in a joint venture that manages Caesars Gauteng.

(7) A permanent casino featuring approximately 33,000 square feet is currently under construction.

(8) Caesars has a 50% interest in a joint venture which owns Caesars Manila and receives a marketing services fee.

(9) Caesars operates the Caesars Palace at Sea casinos only while the cruise ships on which they are located are in international waters.

    For a more detailed description of the above properties, see "Properties of Caesars."

                           OTHER RECENT DEVELOPMENTS


    PARIS CASINO RESORT



    On September 1, 1999 we opened the 2,900 room Paris Casino Resort in Las Vegas, Nevada. This resort, which is located adjacent to Bally's Las Vegas on the Las Vegas Strip, features an 85,000 square foot casino, eight restaurants, 130,000 square feet of convention space and a retail shopping complex with a French influence. In addition to a 50 story replica of the Eiffel Tower, the resort also features replications of some of Paris' most recognized landmarks, including the Arc de Triomphe, the Paris Opera House, The Louvre and Rue de la Paix.



    NEW CREDIT FACILITIES



    In order to finance the Caesars acquisition, we entered into a new $2.0 billion 364-day revolving credit facility on August 31, 1999. Up to $650 million of this facility can be drawn before the closing of the acquisition, at which point the entire $2.0 billion will be available subject to various closing conditions. In addition to the new $2.0 billion 364-day facility, we also entered into a $1.0 billion 364-day facility which may be used only to provide funding for the Caesars acquisition. Availability under the $1.0 billion facility will be reduced by the proceeds of any public notes we may issue.


    HILTON SPINOFF AND GRAND MERGER

    We were incorporated in June 1998, and on December 31, 1998, Hilton Hotels Corporation completed the transfer of the operations, assets and liabilities of substantially all of its gaming business to us. Hilton distributed our common stock to Hilton's shareholders tax-free on a one-for-one basis. Also on December 31, 1998, immediately following our spin-off from Hilton, we acquired, by means of a merger, the Mississippi gaming business of Grand Casinos, Inc., which includes the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica properties, in exchange for the assumption of debt and the issuance of our common stock to Grand shareholders on a one-for-one basis. Immediately prior to the Grand merger, Grand completed the transfer of the operations, assets and liabilities of its non-Mississippi business to Lakes Gaming, Inc. and then distributed Lakes' common stock to Grand shareholders. The non-Mississippi business consisted of the management of two Indian-owned casinos and other assets and liabilities.

         OVERVIEW OF OUR CORPORATE STRUCTURE FOLLOWING THE ACQUISITION

    The following chart shows a simplified version of our corporate structure immediately following the proposed acquisition:

                                     [LOGO]

                         SUMMARY OF THE EXCHANGE OFFER


The Exchange Offer................  We are offering to exchange $1,000 principal amount of our exchange notes for each $1,000 principal amount of
                                    old notes. As of the date of this prospectus, $300
                                    million in aggregate principal amount of old notes are
                                    outstanding.

                                    We have registered the exchange notes under the
                                    Securities Act and they are substantially identical to
                                    the old notes, except for the elimination of some
                                    transfer restrictions, registration rights and
                                    liquidated damages provisions relating to the old notes.

Accrued Interest on the Exchange
  Notes and the Old Notes.........  Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the
                                    old notes or, if no interest was paid on the old notes,
                                    from the date of issuance of the old notes, which was on
                                    August 2, 1999. Holders whose old notes are accepted for
                                    exchange will be deemed to have waived the right to
                                    receive any interest accrued on the old notes.

No Minimum Condition..............  We are not conditioning the exchange offer on the tender of any minimum principal amount of old notes.

Expiration Date...................  The exchange offer will expire at 5:00 p.m., New York
                                    City time, on October   , 1999, unless we decide to
                                    extend the exchange offer.

Withdrawal Rights.................  You may withdraw your tender at any time prior to 5:00
                                    p.m., New York City time, on the expiration date.

Conditions to the Exchange
  Offer...........................  The exchange offer is subject to customary conditions, which we may waive. We currently anticipate that each of
                                    the conditions will be satisfied and that we will not
                                    need to waive any conditions. We reserve the right to
                                    terminate or amend the exchange offer at any time before
                                    the expiration date if any such condition occurs. For
                                    additional information, see "The Exchange Offer--Certain
                                    Conditions to the Exchange Offer."

Procedures for Tendering Old
  Notes...........................  If you are a holder of old notes who wishes to accept the exchange offer, you must:

                                    -  complete, sign and date the accompanying letter of
                                       transmittal, or a facsimile of the letter of
                                       transmittal, and mail or otherwise deliver the letter
                                       of transmittal, together with your old notes, to the
                                       exchange agent at the address set forth under "The
                                       Exchange Offer--Exchange Agent;" or

                                    -  arrange for The Depository Trust Company to transmit
                                       certain required information, including an agent's
                                       message forming part of a book-entry transfer in
                                       which you agree to be bound by the terms of the
                                       letter of transmittal, to the exchange agent in
                                       connection with a book-entry transfer.

                                    By tendering your old notes in either manner, you will
                                    be representing among other things, that:

                                    -  the exchange notes you receive pursuant to the
                                    exchange offer are being acquired in the ordinary course
                                       of your business;

                                    -  you are not participating, do not intend to
                                    participate, and have no arrangement or understanding
                                       with any person to participate, in the distribution
                                       of the exchange notes issued to you in the exchange
                                       offer; and

                                    -  you are not an "affiliate" of ours.

Special Procedures for Beneficial
  Owners..........................  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or
                                    other nominee and you wish to tender your old notes in
                                    the exchange offer, you should contact the registered
                                    holder promptly and instruct it to tender on your
                                    behalf. If you wish to tender on your own behalf, you
                                    must, prior to completing and executing the letter of
                                    transmittal and delivering your old notes, either
                                    arrange to have your old notes registered in your name
                                    or obtain a properly completed bond power from the
                                    registered holder. The transfer of registered ownership
                                    may take considerable time.

Guaranteed Delivery Procedures....  If you wish to tender your old notes and time will not permit your required documents to reach the exchange
                                    agent by the expiration date, or the procedures for
                                    book-entry transfer cannot be completed on time, you may
                                    tender your old notes according to the guaranteed
                                    delivery procedures described in "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

Acceptance of Old Notes and
  Delivery of Exchange Notes......  We will accept for exchange all old notes which are properly tendered in the exchange offer prior to 5:00
                                    p.m., New York City time, on the expiration date. The
                                    exchange notes issued in the exchange offer will be
                                    delivered promptly following the expiration date. For
                                    additional information, see "The Exchange
                                    Offer--Acceptance of Old Notes for Exchange; Delivery of
                                    Exchange Notes."

Use of Proceeds...................  We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We will pay for
                                    our expenses incident to the exchange offer.

Federal Income Tax Consequences...  The exchange of exchange notes for old notes in the exchange offer will not be a taxable event for federal
                                    income tax purposes. For additional information, see
                                    "Material Federal Income Tax Consequences of the
                                    Exchange."

Effect on Holders of Old Notes....  As a result of this exchange offer, we will have fulfilled a covenant contained in the registration
                                    rights agreement dated as of August 2, 1999 among Park
                                    Place Entertainment Corporation and Merrill Lynch,
                                    Pierce, Fenner & Smith Incorporated and each of the
                                    other initial purchasers named in the agreement and,
                                    accordingly, there will be no increase in the interest
                                    rate on the old notes. If you do not tender your old
                                    notes in the exchange offer:

                                    -  you will continue to hold the old notes and will be
                                    entitled to all the rights and limitations applicable to
                                       the old notes under the indenture governing the
                                       notes, except for any rights under the registration
                                       rights agreement that terminate as a result of the
                                       completion of the exchange offer; and

                                    -  you will not have any further registration or
                                    exchange rights and your old notes will continue to be
                                       subject to restrictions on transfer. Accordingly, the
                                       trading market for untendered old notes could be
                                       adversely affected.

Exchange Agent....................  Norwest Bank Minnesota, N.A., is serving as exchange agent in connection with the exchange offer.

                         SUMMARY OF THE EXCHANGE NOTES

Issuer............................  Park Place Entertainment Corporation.

Total Amount of Exchange Notes
  Offered.........................  Up to $300 million in principal amount of 7.95% Senior
                                    Notes due 2003.

Maturity..........................  August 1, 2003.

Interest..........................  7.95% per year.

Interest Payment Dates............  February 1 and August 1, beginning February 1, 2000.

Optional Redemption...............  We may redeem the exchange notes at any time at the redemption prices described in the "Description of the
                                    Exchange Notes" section under the heading "Optional
                                    Redemption," plus accrued interest to the redemption
                                    date.

Ranking...........................  The exchange notes will be our unsecured obligations.
                                    The exchange notes will rank senior to our subordinated
                                    indebtedness and equally with our other senior
                                    indebtedness. The exchange notes will effectively rank
                                    junior to all liabilities of our subsidiaries.

Covenants.........................  The indenture governing the notes will, among other things, limit our and our subsidiaries' ability to:

                                    -  enter into sale and lease-back transactions;

                                    -  incur liens on our assets to secure debt;

                                    -  merge or consolidate with another company; and

                                    -  transfer our assets substantially as an entirety.

                                    These covenants are subject to a number of important
                                    qualifications and exceptions which are described in the
                                    "Description of the Exchange Notes" section under the
                                    heading "Additional Covenants" of Park Place in this
                                    prospectus.

Use of Proceeds...................  We will not receive any cash proceeds from the exchange offer.

                                  RISK FACTORS

    See "Risk Factors" for a discussion of the factors you should carefully consider before deciding to invest in the exchange notes, including factors affecting forward-looking statements.

                SUMMARY PRO FORMA AND HISTORICAL FINANCIAL DATA

    In the following tables, we are providing summary financial information to aid you in your analysis of the financial aspects of the Grand merger, which occurred on December 31, 1998, the offering of the old notes and the acquisition.

    The information presented below is a summary and you should read it together with our historical financial statements and those of Grand and Caesars and the related notes contained in this prospectus, the other financial information incorporated by reference in this prospectus and the information in "Unaudited Pro Forma Condensed Financial Statements."

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The Park Place Pro Forma column in the table below is an illustration of the financial results that might have occurred if:

    - We had completed the Grand merger on January 1, 1998 with respect to the Results of Operations, Other Operating Data and Pro Forma Credit Statistics;

    - We had completed the offering of the old notes and applied the net proceeds from that offering as provided in "Use of Proceeds"; and


    - We had completed the Caesars acquisition on January 1, 1998 with respect to the Results of Operations, and Other Operating Data and Pro Forma Credit Statistics and as of June 30, 1999 with respect to the Balance Sheet data.


    It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if any of these transactions had been completed on these dates. It is also important to remember that this information does not necessarily reflect our future financial performance.


                                                                               PARK PLACE
                                                                               (INCLUDING                PARK PLACE
                                                                                GRAND)(1)   CAESARS(2)    PRO FORMA
                                                                               -----------  -----------  -----------
                                                                                   (IN MILLIONS, EXCEPT RATIOS)
TWELVE MONTHS ENDED OR AS OF JUNE 30, 1999
RESULTS OF OPERATIONS:
  Total revenue..............................................................   $   2,951    $   1,368    $   4,319
  Total operating income.....................................................         382          115          480

OTHER OPERATING DATA:
  EBITDA(3)..................................................................         695          341        1,036
  Adjusted EBITDA(4).........................................................                                 1,107

BALANCE SHEET:
  Cash and equivalents and restricted cash...................................         158           75          233
  Total assets...............................................................       7,223        3,333       10,848
  Total debt.................................................................       2,493          196        5,518
  Total stockholders' equity.................................................       3,686        1,752        3,686
PRO FORMA CREDIT STATISTICS:
  Adjusted EBITDA/Net interest expense(4)(5).................................                                   3.0x
  Adjusted net debt/Adjusted EBITDA(4)(5)....................................                                   4.2x

YEAR ENDED DECEMBER 31, 1998
RESULTS OF OPERATIONS:
  Total revenue..............................................................       2,900        1,256        4,156
  Total operating income.....................................................         383           96          462

OTHER OPERATING DATA:
  EBITDA(3)..................................................................         683          320        1,003

                                                                               PARK PLACE
                                                                               (INCLUDING                PARK PLACE
                                                                                GRAND)(1)   CAESARS(2)    PRO FORMA
                                                                               -----------  -----------  -----------
                                                                                   (IN MILLIONS, EXCEPT RATIOS)
SIX MONTHS ENDED JUNE 30, 1999
RESULTS OF OPERATIONS:
  Total revenue..............................................................   $   1,487    $     699    $   2,186
  Total operating income.....................................................         220           78          290

OTHER OPERATING DATA:
  EBITDA(3)..................................................................         372          167          539

--------------------------

(1) Pro forma for the Grand merger, assuming it occurred on January 1, 1998, with respect to the Results of Operations, Other Operating Data and Pro Forma Credit Statistics.

(2) Pro forma after giving effect to the acquisition of Caesars assuming it occurred on January 1, 1998 with respect to the Results of Operations, Other Operating Data and Pro Forma Credit Statistics and as of June 30, 1999 with respect to the Balance Sheet data. Operating income for Caesars historical is before the Starwood management fee which will terminate upon completion of the acquisition.

(3) EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening costs, spin-off costs in 1998 and non-cash items, which can be computed by adding depreciation, amortization, pre-opening costs, spin-off costs and non-cash items to operating income. We have presented EBITDA supplementally because we believe it provides a more complete analysis of results of operations. We have excluded non-cash items, such as asset write-downs and impairment losses, from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges totaled $55 million for the twelve months ended June 30, 1999 and the year ended December 31, 1998 and relate to the recognition of an impairment loss related to riverboat assets and special charges at Caesars. You should not consider EBITDA as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it to be an indicator of our overall financial performance. Our calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. After giving effect to the acquisition of Caesars, our pro forma depreciation and amortization was $475 million, $444 million and $238 million for the twelve months ended June 30, 1999, the year ended December 31, 1998 and the six months ended June 30, 1999, respectively. Other non-cash items, including pre-opening costs, spin-off costs, impairment losses and special charges, totaled $81 million, $97 million and $11 million for the twelve months ended June 30, 1999, the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.


(4) EBITDA, as defined in footnote 3, has been adjusted for a full year of the Caesars Indiana and Caesars South African properties, which became operational in November 1998 and December 1998, respectively. Both property EBITDA numbers were calculated by annualizing the first six months of 1999. Identifiable synergies anticipated for the Caesars acquisition in the amount of $50 million have also been added to EBITDA. The adjusted EBITDA calculation does not take into account any projected EBITDA from the Paris Casino Resort which opened on September 1, 1999.


(5) Interest expense is reduced by interest income of $15 million and capitalized interest of $36 million associated with the construction of the Paris Casino Resort to arrive at net interest expense. Adjusted net debt excludes $684 million of debt incurred to finance capital expenditures associated with the construction of the Paris Casino Resort and reflects $233 million of cash and equivalents.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    We derived the following historical information under the heading "Historical" from our audited financial statements for 1995 through 1998 and from our unaudited financial statements for 1994 and the six months ended June 30, 1998 and 1999.

    In the table below under the heading "Pro Forma," we illustrate the financial results that might have occurred if the Grand merger had been completed as of January 1, 1998. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on the date assumed. It is also important to remember that this information does not necessarily reflect our future financial performance.

                                               SIX MONTHS ENDED OR
                                                  AS OF JUNE 30,           FISCAL YEARS ENDED OR AS OF DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1999       1998       1998       1997       1996       1995       1994
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HISTORICAL
RESULTS OF OPERATIONS(1):
  Total revenue..............................  $   1,487  $   1,149  $   2,305  $   2,153  $     970  $     942  $     899
  Total operating income.....................        220        187        302        201         92        165        162
  Income from continuing operations..........         87         80        109         67(2)        36(3)        85        79
  Income from continuing operations per
    share--diluted...........................  $     .28  $     .30  $     .42  $     .25  $     .18  $     .44  $     .41

OTHER OPERATING DATA(1):
  EBITDA(4)..................................  $     372  $     299  $     556  $     512  $     216  $     253  $     240

BALANCE SHEET(5):
  Cash and equivalents, restricted cash and
    temporary investments....................  $     158             $     382  $     234  $     232  $      38  $      26
  Total assets...............................      7,223                 7,174      5,630      5,364      1,350      1,248
  Total debt.................................      2,493                 2,472      1,306      1,278        549        549
  Total stockholders' equity.................      3,686                 3,608      3,381      3,157        592        510

PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue..............................             $   1,436  $   2,900
  Total operating income.....................                   221        383
  Income from continuing operations..........                    89        139
  Income from continuing operations per
    share--diluted...........................             $     .29  $     .45

OTHER OPERATING DATA:
  EBITDA(4)..................................             $     360  $     683

------------------------

(1) Except for the six months ended June 30, 1999, does not give effect to the Grand merger, which occurred on December 31, 1998.

(2) Includes after-tax non-recurring charges totaling $59 million related to the recognition of impairment losses related to a riverboat casino and an impairment loss and other costs associated with the closure of another riverboat casino.

(3) Includes after-tax non-recurring charges totaling $23 million, primarily related to the write-off of pre-opening expenses for a riverboat casino and losses associated with a planned relocation of another riverboat casino.

(4) EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening costs, non-cash items and spin-off costs in 1998, which can be computed by adding depreciation, amortization, pre-opening costs, spin-off costs and non-cash items to operating income. We have presented EBITDA supplementally because we believe it provides a more complete analysis of results of operations. We have excluded non-cash items, such as asset write-downs and impairment losses and pre-opening costs from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges totaled $16 million for the year ended December 31, 1998 and $96 million for the year ended December 31, 1997 and relate to the recognition of impairment losses on a riverboat casino and an impairment loss and other costs associated with the closure of another riverboat casino. Our pre-tax non-cash charges totaled $1 million for the year ended December 31, 1996 and relate to the write-down of an asset to estimated fair market value. You should not consider EBITDA as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it to be an indicator of our overall financial performance. Our calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Our historical depreciation, amortization, pre-opening costs, non-cash items and spin-off costs for the six months ended June 30, 1999 and 1998 and the years ended December 31, 1998, 1997, 1996, 1995 and 1994 totaled $152 million, $112 million, $254 million, $311 million, $124 million, $88 million and $78 million, respectively. Our pro forma depreciation, amortization, non-cash items and spin-off costs for the six months ended June 30, 1998 and the year ended December 31, 1998 totaled $139 million, and $300 million, respectively.

(5) Gives effect to the Grand merger as of December 31, 1998 and June 30, 1999.

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.


OUR SUBSTANTIAL INDEBTEDNESS FOLLOWING THE ACQUISITION COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    Following the acquisition, we will have a significant amount of indebtedness. At June 30, 1999, pro forma for the acquisition and the incurrence of indebtedness to fund the purchase of Caesars, we would have had total consolidated indebtedness of approximately $5.5 billion and stockholders' equity of approximately $3.7 billion.

    The notes will not restrict our ability to borrow substantial additional funds in the future nor do they provide holders any protection should we be involved in a highly leveraged transaction. If we add new indebtedness to our anticipated debt levels following or prior to the acquisition, it could increase the related risks that we face.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - limit our ability to satisfy our obligations with respect to the notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate activities;

    - limit our flexibility in planning for, or reacting to, changes in our business and industry;

    - place us at a competitive disadvantage compared to other less leveraged competitors; and

    - limit our ability to borrow additional funds.

SERVICING OUR INDEBTEDNESS WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our revolving credit facilities in the future will depend on our meeting the financial covenants in the agreements, including an interest coverage test and a leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our revolving credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Our inability to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.


OUR ABILITY TO CONSUMMATE THE ACQUISITION DEPENDS ON, AMONG OTHER THINGS, RECEIPT OF REGULATORY APPROVAL, INCLUDING GAMING APPROVALS IN VARIOUS JURISDICTIONS.



    Consummation of the acquisition is subject to the receipt of regulatory approval, including gaming approvals in various jurisdictions. If the required regulatory approvals have not been obtained by November 1, 1999, but have been obtained for the gaming facilities located in Nevada, New Jersey, Indiana and Windsor, Ontario, then the condition relating to regulatory approvals in the acquisition agreement will be deemed satisfied and we will be obligated to purchase, at the full $3.0 billion purchase price, those properties for which approvals have been obtained and any other properties the acquisition of which would not result in a material liability or impairment of a material contract.

    In the event of a closing on less than all of the properties, Starwood would be required to conduct the retained properties in the ordinary course consistent with the agreement and for our economic benefit. In addition, Starwood would be required to use reasonable best efforts to help us obtain the necessary consents and approvals to convey the retained properties, and to convey the retained properties to us as soon as those consents and approvals are obtained. If the required consents and approvals are not obtained within six months, Starwood must, at our election, either:

    - convey the retained properties to us notwithstanding our inability to obtain the required consents and approvals; or

    - sell the retained properties to a third party or parties and remit the net proceeds of the sale to us.

    If we were to close on less than all of the properties, we would bear the following risks with respect to the retained properties, including:

    - We would be required to pay all taxes, losses and reasonable costs relating to the retained properties, and to reimburse Starwood for any net cash shortfalls of the retained properties;

    - We may not be able obtain the consents and approvals needed to acquire the retained properties, and if we are unable to obtain such consents and approvals and Starwood is required to sell the retained properties on our behalf, Starwood may not obtain a price which reflects the fair value of those properties; and

    - Starwood may not operate the retained properties in a manner consistent with the manner in which we would operate those properties, which could reduce the value of those properties to us or a third party purchaser.

WE ARE A HOLDING COMPANY AND DEPEND ON THE BUSINESS OF OUR SUBSIDIARIES TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

    We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to pay our debts depends upon our subsidiaries' cash flow and their payment of funds to us. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. These payments may not be adequate to pay interest and principal on the notes when due. In addition, their ability to make payments to us depends on applicable law and debt instruments to which they or we are a party, which may include requirements to maintain minimum levels of working capital and other assets.

    The notes will effectively rank junior to all existing and future liabilities of our subsidiaries, including trade payables. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make any payments to us so that we can meet our obligations as the holding company, including our obligations to you under the notes. Assuming completion of the offering of the old notes, as of June 30, 1999, our subsidiaries would have had approximately $16 million of debt. The indenture governing the notes will not limit the ability of our subsidiaries to incur substantial additional debt.

WE MAY REQUIRE YOU TO DISPOSE OF YOUR NOTES OR REDEEM YOUR NOTES IF ANY GAMING AUTHORITY FINDS YOU UNSUITABLE TO HOLD THEM.


    We may require you to dispose of your notes or redeem your notes if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with gaming laws to which we are subject, as more fully described in the sections entitled "Regulation and Licensing" and "Description of the Exchange Notes--Mandatory Disposition Pursuant to Gaming Laws."


LAKES GAMING, INC. MAY NOT BE ABLE TO SATISFY ITS INDEMNIFICATION OBLIGATIONS TO GRAND AND THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

    In connection with Grand's spin-off of Lakes, Lakes and Grand agreed to indemnify each other for liabilities retained by them. Among other things, Lakes agreed to indemnify Grand for:

    - liabilities related to Stratosphere Corporation, in which Grand formerly had an ownership interest, including various lawsuits related to the bankruptcy of Stratosphere Corporation to which Grand and some of its current and former directors and officers are parties;

    - other liabilities relating to the non-Mississippi business of Lakes, such as tribal loan guarantees and real property lease guarantees; and

    - Grand's ongoing indemnification obligations to current and former directors and officers of Grand with respect to the foregoing.

    As security to support Lakes' indemnification obligations to Grand, Lakes agreed to irrevocably deposit, in trust for the benefit of Grand, as our wholly-owned subsidiary, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to December 31, 1998. The first installment is due on December 31, 1999. Lakes' ability to satisfy this funding obligation is materially dependent upon:

    - the continued success of its operations;

    - any National Indian Gaming Commission review of the Lakes' Indian casino management contracts, including the assignment of these contracts to Lakes in the spin-off; and

    - the general risks inherent in the Lakes business.

    If Lakes fails to fund the trust, or otherwise satisfy its indemnification obligations to Grand, Grand would be required to satisfy any liabilities, which could, either individually or in the aggregate, have a material adverse effect on our business and results of operations.

    Lakes will bear the cost of defending itself, its current and former directors and officers, and Grand and its current and former officers and directors for any settlement of or judgment in the Stratosphere litigation. Although the Stratosphere lawsuits are in their early stages and Lakes plans to defend itself vigorously, the costs of defense and any settlement or judgment may have a material adverse effect on Grand if Lakes is unable to satisfy any of its obligations to Grand. In the Lakes Form 10-Q for the period ended July 4, 1999, Lakes reported that it had total assets of $173 million (including cash of $49 million) and total liabilities of $25 million at July 4, 1999.

    For additional information concerning legal proceedings related to Stratosphere, see "Business and Properties of Park Place--Legal Proceedings" and
Note 16 to our audited financial statements included in this prospectus.

THE GAMING INDUSTRY IS HIGHLY COMPETITIVE.

    To the extent that casino hotel room capacity is expanded by others in a city where our casino hotels are located, competition will increase. The completion of a number of room expansion projects and the opening of new casino hotels led to a 3.8% increase in hotel capacity in Las Vegas in 1998 compared to 1997, thereby increasing competition in all segments of the Las Vegas market. Including our Paris Casino Resort, three new mega-resorts have opened in 1999. We expect projects completed or under development to increase hotel room capacity by nearly 10% in 1999 compared to 1998. Our competitors have announced other projects in Las Vegas which, if completed, will add significant casino space and hotel rooms to this market. The new capacity additions to the Las Vegas market could adversely impact our future operating results. The business of our Nevada casino hotels might also be adversely affected if gaming operations of the type conducted in Nevada were to be permitted under the laws of other states, particularly California. Similarly, legalization of gaming operations in any jurisdiction located near Atlantic City, New Jersey, or the establishment of new large scale gaming operations on nearby Indian tribal lands, could adversely affect our Atlantic City casino hotels. In addition, the supply in the Gulf Coast region has recently increased with the opening of a new resort by a competitor. This increase in supply could have an adverse effect on our Gulf Coast properties. The expansion in any locale of riverboat gaming or casino gaming on Indian tribal lands could also impact our gaming operations. Gaming related referenda have been voted upon or are being proposed in several states which could materially adversely affect us.


GAMING REFERENDA HAVE BEEN VOTED ON OR ARE BEING PROPOSED IN MISSISSIPPI AND CALIFORNIA AND ADOPTION OF THESE REFERENDA COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.


    Voters in California approved Proposition Five, which was proposed by California Indian tribes in the November 3, 1998 election. This referendum sought to legalize games which several tribes operated in contravention of California and Federal law, which could lead to the expansion of gaming operations by California Indian tribes and could have a material adverse effect on our Nevada operations. A legal action was filed in California State court challenging the validity of Proposition Five under the California constitution. On December 2, 1998, the California Supreme Court issued an order staying implementation of Proposition Five. On August 23, 1999, the California Supreme Court issued its decision on Proposition Five, concluding that Proposition Five is invalid because it violates a state constitutional ban on Nevada-style casino gambling. On September 10, 1999, nearly 60 Indian tribes and California's Governor signed tribal-state agreements that would legalize casino-style gambling in California. The agreements are contingent on a constitutional amendment that would give tribes the right to offer a limited number of slot machines and the range of house-banked card games. On September 10, 1999 California lawmakers approved the constitutional amendment along with a separate measure ratifying the tribal-state agreements. California voters still must approve the constitutional amendment which will appear on the March 2000 ballot.


    In Mississippi, in three separate instances, referenda were proposed which, if approved, would have amended the Mississippi Constitution to ban gaming in Mississippi and would have required all currently legal gaming entities to cease operations within two years of the ban. All three of the proposed referenda have been ruled illegal by Mississippi state trial court judges because, among other reasons, each of the proposed referenda failed to include required information regarding the anticipated effect of such a ban on government revenues. The proponents of the most recent referendum recently filed a notice of appeal of the trial court ruling with the Mississippi Supreme Court, requesting expedited action on the matter. The Mississippi Supreme Court, however, has not scheduled any hearings with respect to the matter or established any briefing or other schedules. Any such referendum must be approved by the Mississippi Secretary of State and signatures of approximately 98,000 registered voters must be gathered and certified in order for such a proposal to be included on a statewide ballot for consideration by the voters. The next election for which the proponents could attempt to place such a proposal on the ballot would be in November 2000. It is likely at some point that a revised initiative will be filed which will adequately address the issues regarding the effect on government revenues of a prohibition of gaming in Mississippi. However, while it is too early in the process for us to make any predictions with respect to whether such a referendum will appear on a ballot or the likelihood of such a referendum being approved by the voters, if such a referendum were passed and gaming were prohibited in Mississippi, it would have a material adverse effect on us and our Mississippi gaming operations.

THE GAMING INDUSTRY IS HIGHLY REGULATED AND WE MUST ADHERE TO VARIOUS REGULATIONS AND MAINTAIN OUR LICENSES TO CONTINUE OUR OPERATIONS.


    The ownership, management and operation of gaming facilities are subject to extensive federal, state, provincial, tribal and/or local laws, regulations, and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. For a summary of gaming regulations that affect our business, see "Regulation and Licensing." The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations.


THE NATIONAL GAMBLING IMPACT STUDY COMMISSION'S RECOMMENDATIONS MAY ADVERSELY AFFECT THE GAMING INDUSTRY AND OUR OPERATIONS.

    A National Gambling Impact Study Commission has been established by the United States Congress to conduct a comprehensive study of the social and economic impact of gaming in the United States. On April 28, 1999, the National Commission voted to recommend that the expansion of gambling be curtailed. In June 1999, the National Commission issued a final report of its findings and conclusions, together with recommendations for legislative and administrative actions. Below are highlights of some of those recommendations:

    - Legal gaming should be restricted to those at least 21 years of age;

    - Betting on college and amateur sports should be banned;

    - The introduction of casino-style gambling at pari-mutuel racing facilities for the primary purpose of saving the pari-mutuel facility financially should be prohibited;

    - Internet gaming should be banned within the United States;

    - The types of gaming activities allowed by Indian tribes within a given state should not be inconsistent with the gaming activities allowed to other persons in that state; and

    - State, local and tribal governments should recognize that casino gaming provides economic development, particularly for economically depressed areas. The National Commission differentiated casino gaming from stand-alone slot machines, Internet gaming and lotteries which the commission stated do not provide the same economic development.

Any additional regulation of the gaming industry which may result from the National Commission's report may have an adverse effect on the gaming industry, including us.


AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES.



    We are offering the exchange notes to the holders of the old notes. The old notes were sold in August 1999 to a small number of institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) Market. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes will be adversely affected. We cannot assure you that this market will provide liquidity for you if you want to sell your old notes.



    We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. The exchange notes are new securities for which there is currently no market. We cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities. The initial purchasers of the old notes have advised us that they currently intend to make a market with respect to the exchange notes. However, they are not obligated to do so, and any market making activities may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer.



    The liquidity of, and trading market for, the exchange notes also may be adversely affected by changes in the market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.



    As a result, you cannot be sure that an active trading market will develop for the exchange notes.


                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements. We intend for the words "believes," "anticipates," "expects," "intends," "interested in," "plans," "continues," "projects" and similar expressions to identify forward-looking statements. Forward-looking statements include, among other things, statements relating to our plans, strategies, properties and adequacy of resources under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties of Park Place" and "Properties of Caesars." We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us and our subsidiaries, including, among other things, factors discussed under the heading "Risk Factors" in this prospectus and in our filings with the Securities and Exchange Commission and the following:

    - the effect of economic, credit and capital market conditions in general and on gaming companies in particular;

    - construction and development issues, including environmental restrictions, weather, soil conditions, building permits and zoning approvals;

    - our ability to consummate the acquisition and successfully integrate Caesars' operations into ours;

    - the impact of competition, particularly from other gaming and hotel/gaming operations;

    - changes in laws or regulations, third party relations and approvals, decisions of courts, regulators and governmental bodies;

    - litigation outcomes and judicial action; and

    - changes in customer demand.

    In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                THE ACQUISITION

GENERAL

    On April 27, 1999, we entered into a stock purchase agreement with Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation, and several of its subsidiaries, which we refer to collectively as "Starwood." Under this agreement we have agreed to pay $3.0 billion in cash for:

    (a) 100% of the stock of Caesars World Inc., a Florida corporation;

    (b) 100% of the stock of Sheraton Tunica Corporation, a Delaware corporation; and

    (c) partnership interests, the acquisition of which will result in the ownership of 95% of the total economic interests in Metropolitan Entertainment Group, a Canadian partnership.

    We refer to the gaming entities in (a), (b) and (c) above collectively in this offering memorandum as "Caesars."

    The parties have agreed to adjust the purchase price upward (or downward) to account for preclosing capital expenditures in excess of (or below) $5 million per month. In addition, the parties have agreed to make similar adjustments for net working capital in excess of (or below) $25 million as of the closing date.

    If any financing obligations, including existing slot machine capital leases, remain in existence at the closing of the acquisition, then at our sole and exclusive option:

    - the purchase price will be reduced by the amount of the financing obligations; or


    - the financing obligations will be discharged by paying out of the purchase price the amount required to discharge the obligations.



    Starwood has agreed to transfer to third parties, prior to the closing date, and we will acquire no interest in, the following properties and assets that are owned by Caesars: Cove Haven, Inc., Pocono Palace, Inc., Paradise Stream, Inc., Brookdale Resorts, Inc., Romantic Tours, Inc., Romantic Advertising, Inc., and the Atlantic City Convention Center-Sheraton Hotel. Starwood will cause its interest in the Sheraton Halifax Hotel to be transferred to Caesars, and we will own this interest after the closing date of the acquisition.


COVENANTS

    Until the closing of the acquisition, Starwood has agreed, among other things, to:

    - operate Caesars in the ordinary course and consistent with past practices;

    - provide us with access to the facilities and employees of Caesars;

    - refrain from soliciting other potential purchasers of Caesars;

    - eliminate all intercompany indebtedness and other intercompany accounts between Caesars and Starwood, other than a note for approximately $23 million relating to a facility associated with Caesars Palace, Las Vegas, Nevada;

    - eliminate any indebtedness to third parties, other than capitalized leases, which will be our obligation after the transaction's closing;

    - terminate all intercompany agreements between Caesars and Starwood other than certain agreements ancillary to the stock purchase agreement described in more detail below under "Ancillary Agreements;" and

    - cooperate with us in taking actions required to close the acquisition.

    We have agreed, among other things, to:

    - cooperate with Starwood in taking actions required to close the acquisition;

    - provide the employees of Caesars with employee welfare and retirement plans and programs that provide benefits substantially similar to those provided to our other similarly situated employees, subject to any contracts or other agreements with labor organizations and applicable law; and

    - pay specified severance, change of control and similar benefits that may become payable as a result of the acquisition or as the result of the termination of any employees of Caesars after the closing of the acquisition, except that we and Starwood will each pay for one-half of all severance benefits and change of control payments owing to an executive officer of Caesars World, Inc.

REPRESENTATIONS AND WARRANTIES

    Starwood has made representations to us regarding its ability to sell us its interests in Caesars. We have made representations regarding our ability to purchase Caesars.

TAX MATTERS

    We have agreed with Starwood not to make an election under Section 338 of the Internal Revenue Code with respect to this transaction except that we have agreed to join in making a Section 338(h)(10) election with respect to the acquisition of Sheraton Tunica Corporation and some of its subsidiaries so long as the election does not require a corresponding election regarding Caesars World and its subsidiaries.

CONDITIONS

    The closing of the transaction is conditioned upon:

    - the continued accuracy of the representations and warranties;

    - the material performance of covenants;

    - the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

    - the receipt of other regulatory approvals; and

    - the absence of any order, statute, regulation or similar restraint enjoining or prohibiting the consummation of the transaction or any material suit or proceeding by a governmental authority restraining the transaction or rendering the stock purchase agreement ineffective.

    On June 16, 1999, we received notification of the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    If the required regulatory approvals have not been obtained by November 1, 1999, but have been obtained for the gaming facilities located in Nevada, New Jersey, Indiana and Windsor, Ontario, Canada, then the condition relating to regulatory approvals will be deemed satisfied and we will be obligated to purchase, at the full $3.0 billion purchase price, those properties for which approvals have been obtained and any other properties that we can acquire without causing a material liability or impairment of a material contract. If we are unable to purchase any one or more properties on the closing date, then the parties will use their reasonable best efforts to obtain the required consents and approvals. If after six months following the closing date the parties are unable to obtain the required approval with respect to any one or more retained operations, Starwood will:

    (1) convey the retained operation to us if no material liability or impairment of a material contract would result; or

    (2) help us to arrange the sale of the retained operation to a third party, from which we will receive the net after-tax proceeds.

    During any period in which Starwood continues to hold retained operations after the closing date, Starwood will be obligated to use its reasonable best efforts to operate the retained operations in the ordinary course consistent with the stock purchase agreement and to remit the net profits of the retained operations to us (or, if it is not permitted by law to remit the net profits to us, Starwood must set aside the net profits for our benefit pending conveyance of the retained operations to us). We will be responsible for all costs (including transfer taxes) incurred by Starwood in connection with any transfers required to effectuate the foregoing.

TERMINATION

    The stock purchase agreement may be terminated:

    (1) by mutual consent of the parties; or

    (2) by either party if:

       (A) the other party materially breaches a representation, warranty or covenant such that, after giving effect to a 30-day cure period, a condition to the non-breaching party's obligation to close would not be satisfied; or

       (B) the closing has not occurred by January 31, 2000, other than as a result of a breach of a representation, warranty or covenant of such party; or

       (C) the transaction has been permanently enjoined.

ANCILLARY AGREEMENTS

    We intend to enter into agreements with Starwood, including a license agreement to allow us to use the "Sheraton" name and related marks and to allow Starwood to continue to use the "Caesars" name and related marks with respect to properties that used these names prior to the transaction. In addition, we intend to enter into an agreement with Starwood under which we will each provide certain transitional services to each other at our respective costs. This transitional services agreement's term will be for a period not to exceed one year.

                                USE OF PROCEEDS

    We will not receive any proceeds from the exchange of the exchange notes for the old notes pursuant to the exchange offer.

    We used the proceeds from the offering of the old notes, which were approximately $296 million after deducting fees and expenses associated with the offering, to reduce our borrowings under our existing credit facility.

                                 CAPITALIZATION


    The following table sets forth our capitalization at June 30, 1999:


    (a) on a historical basis;


    (b) as adjusted after giving effect to the offering of the old notes and the application of the estimated net proceeds as described under "Use of Proceeds"; and


    (c) pro forma for the acquisition.

    You should read this information together with "The Acquisition," "Use of Proceeds," "Unaudited Pro Forma Condensed Financial Statements" "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                                        JUNE 30, 1999
                                                                             -----------------------------------
                                                                               ACTUAL    AS ADJUSTED  PRO FORMA
                                                                             ----------  -----------  ----------
                                                                                       ($ IN MILLIONS)
CASH AND EQUIVALENTS AND RESTRICTED CASH...................................  $      158   $     158   $      233
                                                                             ----------  -----------  ----------
                                                                             ----------  -----------  ----------
TOTAL CURRENT PORTION OF LONG-TERM DEBT....................................  $        7   $       7   $       18
                                                                             ----------  -----------  ----------
                                                                             ----------  -----------  ----------

LONG-TERM DEBT:
  Revolving credit facilities(1)...........................................  $    1,430   $   1,134   $    2,911
  7 3/8% senior notes due 2002(2)..........................................         299         299          299
  7% senior notes due 2002(2)..............................................         324         324          324
  7 7/8% senior subordinated notes due 2005................................         400         400          400
  7.95% senior notes due 2003..............................................          --         298          298
  Commercial paper program.................................................          24          24           24
  Other debt to fund acquisition(1)........................................          --          --        1,200
  Other....................................................................          16          16           62
    Less current portion of long-term debt.................................          (7)         (7)         (18)
                                                                             ----------  -----------  ----------
    Total long-term debt, net of current portion...........................  $    2,486   $   2,488   $    5,500
                                                                             ----------  -----------  ----------

TOTAL STOCKHOLDERS' EQUITY.................................................       3,686       3,686        3,686
                                                                             ----------  -----------  ----------
TOTAL CAPITALIZATION.......................................................  $    6,179   $   6,181   $    9,204
                                                                             ----------  -----------  ----------
                                                                             ----------  -----------  ----------

------------------------


(1) As of August 31, 1999, we had $1.2 billion outstanding under our five-year revolving credit facility. On August 31, 1999, we entered into a new $2.0 billion revolving credit facility which replaced our prior $650 million 364-day revolving credit facility. In addition to the new $2.0 billion 364-day facility, we entered into a $1.0 billion 364-day facility which may be used only to provide funding for the Caesars acquisition. The pro forma figure in the table assumes that we issue $1.5 billion in notes, inclusive of the $300 million offering of old notes, and use the proceeds to repay outstanding debt under our revolving credit facilities. In order to fund the acquisition, we plan to borrow under our existing $1.5 billion five-year revolving credit facility and our new $2.0 billion 364-day revolving credit facility. For additional information, see "Description of Other Indebtedness."


(2) In connection with our spin-off from Hilton, we assumed the payment obligations with respect to these outstanding Hilton notes which are net of unamortized discount.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial statements are based upon our historical consolidated financial statements and those of Grand and Caesars. You should read this pro forma financial information together with those historical consolidated financial statements and related notes, which are included or incorporated by reference into this prospectus.

    With respect to our merger with Grand and as further described in the accompanying footnotes, the unaudited pro forma condensed statement of income for the year ended December 31, 1998, gives effect to:

    - our merger with Grand applying the purchase method of accounting; and

    - adjustments that are directly attributable to the Grand merger and are anticipated to have a continuing impact.

    The pro forma condensed statement of income reflecting our merger with Grand assumes the merger was consummated on January 1, 1998.

    With respect to the proposed acquisition of Caesars, the unaudited pro forma condensed statements of income for the six months ended June 30, 1999 and the year ended December 31, 1998 give effect to:

    - our acquisition of Caesars applying the purchase method of accounting; and

    - adjustments that are directly attributable to the acquisition and anticipated to have a continuing impact.

    The pro forma condensed statements of income reflecting the acquisition assume we completed the Caesars' acquisition on January 1, 1998.

    The unaudited pro forma condensed balance sheet presents our combined financial position with Grand and Caesars as of June 30, 1999. The unaudited pro forma condensed balance sheet reflects the acquisition of Caesars applying the purchase method of accounting and adjustments that are directly attributable to the acquisition and anticipated to have a continuing impact. The pro forma condensed balance sheet assumes we completed the Caesars' acquisition as of June 30, 1999.

    We have prepared the unaudited pro forma condensed financial statements based upon currently available information and assumptions that we have deemed appropriate. This pro forma information may not be indicative of what actual results would have been, nor does the data purport to represent our and Caesars' combined financial results for future periods.

    For the purpose of preparing these pro forma financial statements, we will undertake a study to establish the fair value of the acquired assets and liabilities of Caesars. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

    The following table sets forth the calculation of the purchase price of Caesars and the preliminary allocation as of June 30, 1999.

                                                                                   (IN MILLIONS)
                                                                                   -------------
Purchase Price...................................................................    $   3,000
Other adjustments, net...........................................................          (51)
Transaction costs and expenses...................................................           25
                                                                                        ------
                                                                                     $   2,974
                                                                                        ------
                                                                                        ------

    The preliminary allocation of the pro forma purchase price is as follows:

                                                                                   (IN MILLIONS)
                                                                                   -------------
Property and equipment...........................................................    $   2,500
Goodwill.........................................................................          722
Other, net.......................................................................         (248)
                                                                                        ------
                                                                                     $   2,974
                                                                                        ------
                                                                                        ------

    We are currently in the process of allocating the purchase price among the assets to be acquired and the liabilities assumed. The final purchase price and its allocation will be based on independent appraisals, discounted cash flows, quoted market prices and estimates by management and is expected to be completed within one year following the Caesars acquisition.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                              AS OF JUNE 30, 1999

                                 (IN MILLIONS)

                                                               PARK PLACE
                                                               HISTORICAL        CAESARS     PRO FORMA   PARK PLACE
                                                            (INCLUDING GRAND)  HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                            -----------------  -----------  -----------  -----------
ASSETS
  Cash and cash equivalents...............................      $     152       $      75    $      --    $     227
  Restricted cash.........................................              6              --           --            6
  Accounts receivable, net................................            132             104           --          236
  Other current assets....................................            142              36           --          178
                                                                   ------      -----------  -----------  -----------
    Total current assets..................................            432             215           --          647
  Investments.............................................            181              56           --          237
  Property and equipment, net.............................          5,250           1,990    $     510(a)      7,750
  Goodwill................................................          1,278              --          722(b)      2,000
  Goodwill--Caesars.......................................             --             970         (970)(c)         --
  Other assets............................................             82             102           30(d)        214
                                                                   ------      -----------  -----------  -----------
Total assets..............................................      $   7,223       $   3,333    $     292    $  10,848
                                                                   ------      -----------  -----------  -----------
                                                                   ------      -----------  -----------  -----------

LIABILITIES AND EQUITY
  Accounts payable and accrued expenses...................      $     345       $     195    $      25(e)  $     565
  Current maturities of long-term debt....................              7              11           --           18
  Income taxes payable....................................              4              32           --           36
                                                                   ------      -----------  -----------  -----------
    Total current liabilities.............................            356             238           25          619
  Bank financing..........................................          1,430                        1,532(f)      2,911
                                                                                                   (51)(g)
  Notes and other.........................................          1,056             185        1,498(f)
                                                                                                  (150)(h)      2,589
  Deferred income taxes, net..............................            644              82          229(i)        955
  Due to parent and affiliates............................             --           1,039       (1,039)(j)         --
  Other non-current liabilities...........................             51              37           --           88
                                                                   ------      -----------  -----------  -----------
    Total liabilities.....................................          3,537           1,581        2,044        7,162
                                                                   ------      -----------  -----------  -----------

EQUITY
  Common stock, 303 million shares outstanding............              3              --           --            3
  Additional paid-in capital..............................          3,618              --           --        3,618
  Other...................................................             (8)             --           --           (8)
  Retained earnings.......................................             85              --           --           85
  Common stock in treasury at cost, 0.4 million shares....            (12)             --           --          (12)
  Division equity.........................................             --           1,752       (1,752)(k)         --
                                                                   ------      -----------  -----------  -----------
    Total equity..........................................          3,686           1,752       (1,752)       3,686
                                                                   ------      -----------  -----------  -----------
Total liabilities and equity..............................      $   7,223       $   3,333    $     292    $  10,848
                                                                   ------      -----------  -----------  -----------
                                                                   ------      -----------  -----------  -----------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

    The following pro forma adjustments have been made to the unaudited pro forma balance sheet as of June 30, 1999:

(a) Reflects the net increase in the carrying value of Caesars' property and equipment to adjust those assets to their estimated fair market value.

(b) Reflects as goodwill the excess purchase price over fair value of net tangible assets acquired and liabilities assumed.

(c) Reflects the elimination of Caesars' historical goodwill.

(d) Reflects deferred financing charges related to the notes and increased bank facility financings.

(e) Reflects the accrual of direct merger costs related to the acquisition.

(f) Reflects the increase in long-term debt of $1.5 billion to be drawn under our revolving credit facilities and the issuance of long-term notes in the aggregate amount of $1.5 billion.

(g) Reflects the adjustment to the purchase price for the net working capital adjustment and the slot machine capital lease obligations pursuant to the purchase agreement.

(h) Reflects the elimination of Caesars' 8 7/8% senior subordinated notes which Caesars redeemed in August 1999.

(i) Reflects the deferred tax liability due to the carryover tax basis of the assets acquired and the fair value of such assets as recorded by Park Place.

(j) Reflects the elimination of Caesars' loans due to parent and affiliates.

(k) Reflects the elimination of Caesars' equity accounts.

               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PARK PLACE
                                                               HISTORICAL        CAESARS      PRO FORMA    PARK PLACE
                                                            (INCLUDING GRAND)  HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                            -----------------  -----------  -------------  -----------
Revenues
  Casino..................................................      $   1,070       $     522     $      --     $   1,592
  Rooms...................................................            181              59            --           240
  Food and beverage.......................................            132              54            --           186
  Other revenue...........................................            104              64            --           168
                                                                   ------           -----         -----    -----------
                                                                    1,487             699            --         2,186
                                                                   ------           -----         -----    -----------

Expenses
  Casino..................................................            558             307            --           865
  Rooms...................................................             65              16            --            81
  Food and beverage.......................................            122              47            --           169
  Other expenses..........................................            353             162            --           515
  Depreciation and amortization...........................            142              88            22(c)
                                                                                                    (14)(d)        238
  Pre-opening expense.....................................             10               1            --            11
  Corporate expense.......................................             17              --            --            17
                                                                   ------           -----         -----    -----------
                                                                    1,267             621             8         1,896
                                                                   ------           -----         -----    -----------
Operating income..........................................            220              78            (8)          290

  Starwood management fee.................................             --             (16)           16(e)         --
  Interest and dividend income............................              6              --            --             6
  Interest expense and other, net.........................            (58)            (20)         (119)(f)
                                                                                                     17(g)       (180)
  Interest expense, net from unconsolidated affiliates....             (6)             --            --            (6)
                                                                   ------           -----         -----    -----------
  Income before income taxes and minority interest........            162              42           (94)          110

  Provision for income taxes..............................             73              21           (30)(h)         64
  Minority interest, net..................................              2              (2)           --            --
                                                                   ------           -----         -----    -----------
Income from continuing operations.........................      $      87       $      23     $     (64)    $      46
                                                                   ------           -----         -----    -----------
                                                                   ------           -----         -----    -----------
Basic earnings per share..................................      $    0.29                                   $    0.15
                                                                   ------                                  -----------
                                                                   ------                                  -----------
Diluted earnings per share................................      $    0.28                                   $    0.15
                                                                   ------                                  -----------
                                                                   ------                                  -----------
Basic weighted average shares outstanding.................            303                                         303
                                                                   ------                                  -----------
                                                                   ------                                  -----------
Diluted weighted average shares outstanding...............            306                                         306
                                                                   ------                                  -----------
                                                                   ------                                  -----------

                                                  (FOOTNOTES ON FOLLOWING PAGES)

               UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                      PARK PLACE,
                                                                           PARK PLACE                                  GRAND AND
                                 PARK PLACE      GRAND       PRO FORMA      AND GRAND      CAESARS      PRO FORMA       CAESARS
                                 HISTORICAL   HISTORICAL    ADJUSTMENTS     PRO FORMA    HISTORICAL    ADJUSTMENTS     PRO FORMA
                                 -----------  -----------  -------------  -------------  -----------  -------------  -------------
Revenues
  Casino.......................   $   1,587    $     513     $      --      $   2,100     $     937     $      --      $   3,037
  Rooms........................         306           34            --            340           105            --            445
  Food and beverage............         230           35            --            265           101            --            366
  Management fee income........          --           92           (92)(a)          --           --            --             --
  Other revenue................         182           13            --            195           113            --            308
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
                                      2,305          687           (92)         2,900         1,256            --          4,156
                                 -----------  -----------  -------------       ------    -----------  -------------       ------

Expenses
  Casino.......................         845          169            --          1,014           558            --          1,572
  Rooms........................         112           16            --            128            33            --            161
  Food and beverage............         230           37            --            267            88            --            355
  Other expenses...............         555          216             4(a)         775           257            --          1,032
  Depreciation and
    amortization...............         225           59            --            284           143            44(c)
                                                                                                              (27)(d)         444
  Impairment losses and
    other......................          29           --           (13)(b)          16           39            --             55
  Pre-opening expense..........          --           --            --             --            42            --             42
  Corporate expense............           7           57           (31)(a)          33           --            --             33
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
                                      2,003          554           (40)         2,517         1,160            17          3,694
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
Operating income...............         302          133           (52)           383            96           (17)           462

Starwood Management Fee........          --           --            --             --           (33)           33(e)          --

  Interest and dividend
    income.....................          21           10            (5)(a)          26           --            --             26
  Interest expense and other,
    net........................         (87)         (45)           --           (132)          (26)         (239)(f)
                                                                                                               23(g)        (374)
  Interest expense, net from
    unconsolidated
    affiliates.................         (13)          --            --            (13)           --            --            (13)
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
  Income before income taxes
    and minority interest......         223           98           (57)           264            37          (200)           101
  Provision for income taxes...         111           27           (16)(a)         122           22           (64)(h)          80
  Minority interest, net.......           3           --            --              3            (5)           --             (2)
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
Income from continuing
  operations...................   $     109    $      71     $     (41)     $     139     $      20     $    (136)     $      23
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
                                 -----------  -----------  -------------       ------    -----------  -------------       ------
Basic earnings per share.......   $    0.42                                 $    0.46                                  $    0.08
                                 -----------                                   ------                                     ------
                                 -----------                                   ------                                     ------
Diluted earnings per share.....   $    0.42                                 $    0.45                                  $    0.08
                                 -----------                                   ------                                     ------
                                 -----------                                   ------                                     ------
Basic weighted average shares
  outstanding..................         261                                       303                                        303
                                 -----------                                   ------                                     ------
                                 -----------                                   ------                                     ------
Diluted weighted average shares
  outstanding..................         263                                       306                                        306
                                 -----------                                   ------                                     ------
                                 -----------                                   ------                                     ------

                                                   (FOOTNOTES ON FOLLOWING PAGE)

          NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

    The following pro forma adjustments have been made to the unaudited pro forma statements of income for the six months ended June 30, 1999 and the year ended December 31, 1998:

(a) Reflects the elimination of Lakes Gaming, Inc.

(b) Reflects the elimination of the transaction costs associated with our spin-off from Hilton and our merger with Grand.

(c) Reflects the adjustment to depreciation expense due to the revaluation of the acquired property and equipment resulting from the allocation of the purchase price of Caesars. This adjustment also reflects the increase in expense due to amortization of goodwill arising from our purchase of Caesars. Goodwill is to be amortized over 40 years.

(d) Reflects the elimination of the amortization of Caesars' historical goodwill.

(e) Reflects the elimination of the intercompany management fee charged by Starwood.

(f) Reflects additional interest expense, including amortization of related deferred finance charges, arising from expected borrowings incurred by us to fund the purchase of Caesars. We expect to fund the acquisition with borrowings under our revolving credit facilities. The pro forma effects of borrowings under the revolving credit facilities, future note offerings and the old notes have been computed at a rate of 7.5%. Each 1/8% change in the rate on the borrowings would result in a change in interest expense of $4 million for the year.

(g) Reflects the elimination of the interest expense on the Caesars World, Inc. 8 7/8% senior subordinated notes, which Caesars redeemed in August 1999, and loans due to parent and affiliates.

(h) Reflects the tax effect of the pro forma adjustments using the statutory rate of 35%, with the exception of the amortization of goodwill, which is assumed to be non-deductible for tax purposes.

                            SELECTED FINANCIAL DATA

    In the following tables we are providing certain selected financial information to aid you in your analysis of the financial aspects of the acquisition.

PARK PLACE SELECTED HISTORICAL FINANCIAL INFORMATION

    We derived the following historical information from our audited financial statements for 1995 through 1998 and unaudited financial statements for 1994 and the six months ended June 30, 1998 and 1999 before giving effect to the acquisition. The information is only a summary and you should read it together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and historical financial statements and related notes beginning on page F-1 and the other information we have filed with the Commission. See "Available Information" for information about the reports we file with the Commission.

                                               SIX MONTHS ENDED OR
                                                  AS OF JUNE 30,           FISCAL YEARS ENDED OR AS OF DECEMBER 31,
                                               --------------------  -----------------------------------------------------
                                                 1999       1998       1998       1997       1996       1995       1994
                                               ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
RESULTS OF OPERATIONS:
  Total revenue..............................  $   1,487  $   1,149  $   2,305  $   2,153  $     970  $     942  $     899
  Total operating income.....................        220        187        302        201         92        165        162
  Income from continuing operations..........         87         80        109         67(1)        36(2)        85        79
  Income from continuing operations per
    share--diluted...........................  $     .28  $     .30  $     .42  $     .25  $     .18  $     .44  $     .41

OTHER OPERATING DATA:
  EBITDA(3)..................................  $     372  $     299  $     556  $     512  $     216  $     253  $     240
  Ratio of earnings to fixed charges(4)......       2.6x       3.6x       2.7x       2.4x       2.1x       4.0x       3.8x

BALANCE SHEET(5):
  Cash and equivalents, restricted cash and
    temporary investments....................  $     158             $     382  $     234  $     232  $      38  $      26
  Total assets...............................      7,223                 7,174      5,630      5,364      1,350      1,248
  Total debt.................................      2,493                 2,472      1,306      1,278        549        549
  Total stockholders' equity.................      3,686                 3,608      3,381      3,157        592        510

------------------------

(1) Includes after-tax non-recurring charges totaling $59 million related to the recognition of impairment losses related to a riverboat casino and an impairment loss and other costs associated with the closure of another riverboat casino.

(2) Includes after-tax non-recurring charges totaling $23 million, primarily related to the write-off of pre-opening expenses for a riverboat casino and losses associated with a planned relocation of another riverboat casino.

(3) EBITDA is earnings before interest, taxes, depreciation, amortization, pre-opening costs, non-cash items and spin-off costs in 1998, which can be computed by adding depreciation, amortization, pre-opening costs, spin-off costs and non-cash items to operating income. We have presented EBITDA supplementally because we believe it provides a more complete analysis of results of operations. We have excluded non-cash items, such as asset write-downs and impairment losses and pre-opening costs from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges totaled $16 million for the year ended December 31, 1998 and $96 million for the year ended December 31, 1997 and relate to the recognition of impairment losses on a riverboat casino and an impairment loss and other costs associated with the closure of another riverboat casino. Our pre-tax non-cash charges totaled $1 million for the year ended December 31, 1996 and relate to the write-down of an asset to estimated fair market value. You should not consider EBITDA as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or income from continuing operations, nor should you consider it to be an indicator of our overall financial performance. Our calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Our historical depreciation, amortization, pre-opening costs, non-cash items and spin-off costs for the six months ended June 30, 1999 and 1998 and the years ended December 31 1998, 1997, 1996, 1995 and 1994 totaled $152 million, $112 million, $254 million, $311 million, $124 million, $88 million and $78 million, respectively.

(4) We determined the ratio of earnings to fixed charges by dividing (a) earnings before income taxes and minority interests plus fixed charges (excluding capitalized interest) by (b) fixed charges. Fixed charges consist of interest on indebtedness, including capitalized interest, the portion of rental expense that is considered to be interest, and amortization of loan expense related to long-term debt.

(5) Gives effect to the Grand merger as of December 31, 1998 and June 30, 1999.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES, THE OTHER FINANCIAL INFORMATION IN THIS PROSPECTUS, AND THE RISKS INVOLVED IN INVESTING IN THE NOTES DESCRIBED IN THE "RISK FACTORS" SECTION.

LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1999, we had cash and equivalents and restricted cash of $158 million. Cash provided by operating activities for the six months ended June 30, 1999 was $239 million. In addition, we had borrowings available under our revolving credit facilities of $696 million at June 30, 1999. We expect to finance our current operations and capital expenditures through cash flow from operations, existing cash balances, commercial paper borrowings, and borrowings under our revolving credit facilities.


    In the first quarter of 1999, we borrowed approximately $600 million on our five-year revolving credit facility in order to settle the cash tender offer for the Grand 10.125% first mortgage notes and to redeem the Grand 9.0% senior unsecured notes. See "Grand's Debt" below for a more detailed description of the transactions.



    Capital expenditures for the six months ended June 30, 1999 were $385 million and include normal maintenance capital expenditures as well as major construction projects. Major construction projects primarily consist of the Paris Casino Resort, which began in April 1997, the Terrace Hotel at Grand Casino Tunica and the Oasis Resort and Spa at Grand Casino Gulfport. The Paris Casino Resort, which is located adjacent to the Bally's Las Vegas on the Las Vegas strip, features an 85,000 square foot casino, a 50-story replica of the Eiffel Tower, eight restaurants, five lounges, 130,000 square feet of convention space and a retail shopping complex with a French influence. Construction on this project began in April 1997 and the property opened on September 1, 1999.


    In addition to an estimated $375 million in 1999 expenditures related to new construction, we anticipate spending approximately $160 million in 1999 on normal capital replacements and technology upgrades and $60 million on improvement projects that are evaluated on a return on investment basis.

    In April 1999, we announced that we had entered into an agreement to purchase Caesars for $3 billion in cash. The acquisition is subject to regulatory approvals and we expect to complete it in the fourth quarter of 1999. We anticipate financing the $3 billion purchase price through additional bank borrowings and the issuance of long-term debt.

    In January 1999, we filed a shelf registration statement with the Commission registering up to $1 billion in debt or equity securities. The terms of any securities offered pursuant to the shelf registration statement will be determined by market conditions at the time of issuance.

    In March 1999, our board of directors approved a common stock repurchase program to acquire up to 8 million shares of our common stock. During the six months ended June 30, 1999, we repurchased approximately 1.7 million shares.

    On August 2, 1999, we issued the old notes in a private placement offering to institutional investors. We used the proceeds from the offering of the old notes, which were approximately $296 million after deducting fees and expenses associated with the offering, to reduce our borrowings under our existing credit facility.


    REVOLVING CREDIT FACILITY. In December 1998, we entered into revolving credit facilities with a syndicate of financial institutions. Prior to entering into the new revolving credit facilities as described below, the revolving credit facilities provided for borrowings of up to $2.15 billion, consisting of:


    - a 364-day senior unsecured revolving credit facility of up to $650 million; and

    - a five-year senior unsecured revolving credit facility of up to $1.5 billion.

    At June 30, 1999, $1,430 million of the aggregate commitment was outstanding, leaving approximately $696 million of the revolving credit facility available to us at that date.


    The 364-day revolving credit facility would have matured in December 1999 and the five-year revolving credit facility matures December 2003. The 364-day revolving credit facility provided, and the five-year revolving credit facility provides, for extensions in one year increments at our request with the prior written consent of the lenders.


    The borrowings under the revolving credit facility bear interest at a floating rate and may be obtained at our option as LIBOR advances for one week or one, two, three, or six months, or as base rate advances, each adjusted for an applicable margin (as further described in the revolving credit facility), or as competitive bid loans. LIBOR advances bear interest at LIBOR plus 112.5 basis points. Base rate advances bear interest at the base rate, defined as the higher of:

    - the federal funds rate plus 0.50%; or

    - the reference rate as publicly announced by Bank of America in San Francisco,

plus a margin equal to the applicable margin for LIBOR loans in effect from time to time minus 1.25%. Competitive bid loans will bear interest either on an absolute rate bid basis or on the basis of a spread above or below LIBOR. The maximum applicable margin for LIBOR loans is 1.75% under the 364-day revolving credit facility and the five-year revolving credit facility plus or minus pre-determined discounts based on our leverage ratios. The five-year revolving credit facility provides for a $250 million commitment for the issuance of letters of credit.

    The revolving credit facility contains customary affirmative and negative covenants, including covenants that restrict, with specified exceptions:

    - the incurrence of additional liens;

    - consolidations, mergers and sales of assets; and

    - hostile tender offers for securities of other companies.

    In addition, the revolving credit facility requires that we maintain certain specified financial ratios, including a maximum total debt to ebitda ratio (calculated using pro forma ebitda figures) of 4.75x reducing to 4.5x two years from closing of the revolving credit facility and a minimum consolidated interest coverage ratio of not less than 3.0x. The revolving credit facility contains customary events of default, including:

    - payment defaults;

    - breaches of representations and warranties;

    - covenant defaults;

    - certain events of bankruptcy and insolvency; and

    - cross defaults to other material indebtedness.


    AMENDMENT TO REVOLVING CREDIT FACILITY. In connection with the acquisition, we amended the five-year revolving credit facility to increase the maximum total debt to ebitda ratio (calculated using pro forma ebitda figures) to 5.25x for the quarters ending December 31, 1999, March 31, 2000, and June 30, 2000. These ratios are reduced to 4.75x after June 30, 2000 and 4.50x after December 31, 2000.



    NEW 364-DAY FACILITIES. In connection with the acquisition, on August 31, 1999, we terminated the $650 million 364-day facility and replaced it with the new $2.0 billion 364-day facility. The terms of the new facility mirror the existing five-year facility, including the amended maximum total debt to ebitda ratio.

Borrowings under the new $2.0 billion 364-day facility are limited to $650 million until the closing of the acquisition, at which point the entire $2.0 billion will be available.



    Also in connection with the acquisition, on August 31, 1999 we entered into a new $1.0 billion 364-day facility which will be available to provide funds for the acquisition only. This $1.0 billion facility is required to be repaid, if drawn, and terminated with the proceeds of any public note offerings.



    SENIOR SUBORDINATED NOTES.  In December 1998, we issued $400 million of
7 7/8% senior subordinated notes due December 2005 in a private placement offering. The 7 7/8% notes are redeemable at any time prior to their maturity at the redemption prices described in the indenture governing the 7 7/8% notes. The 7 7/8% notes are unsecured senior subordinated obligations and are subordinated to all of our senior debt.


    GRAND'S DEBT. As part of the Grand merger, we assumed certain Grand indebtedness as of December 31, 1998. This indebtedness included 10 1/8% first mortgage notes due 2003 and 9% senior unsecured notes due 2004, both of which were marked to fair market value as of the date of acquisition. In January 1999, we settled a cash tender offer and consent solicitation for substantially all of the Grand 10 1/8% first mortgage notes due 2003. We defeased the remaining untendered notes of $5.5 million. We completed the covenant defeasance in January 1999 by depositing $6.1 million in an irrevocable trust. The $6.1 million has been invested in United States Treasury Securities in a sufficient amount to pay and discharge all principal and interest on the outstanding
10 1/8% notes. Cash consideration for the repurchase and defeasance, including premiums, totaled approximately $490 million.

    On December 31, 1998, we completed a covenant defeasance of the Grand 9% senior unsecured notes. We completed this defeasance by depositing $135 million in an irrevocable trust. The $135 million was invested in United States Treasury Securities in a sufficient amount to pay and discharge all principal and interest on the outstanding 9% notes. In accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," we have reflected the obligation as well as the amount deposited in trust in the accompanying consolidated balance sheet in restricted cash and long-term debt, respectively. On February 1, 1999 we exercised our right to redeem the Grand 9% notes and all amounts were retired as of that date.

    We have established a $1 billion commercial paper program as of December 31, 1998. To the extent that we incur debt under this program, we must maintain an equivalent amount of credit available under our revolving credit facility. We have borrowed under the program for various periods during 1999. At June 30, 1999, we had outstanding borrowings of $24 million under the commercial paper program bearing an average interest rate of 5.5 percent.

RESULTS OF OPERATIONS

    Results of operations include our wholly-owned subsidiaries and investments accounted for under the equity method of accounting. Prior to our merger with Grand, we operated under the Hilton, Flamingo, Bally and Conrad brand names with:

    - six wholly-owned Nevada casino hotels;

    - two wholly-owned casino hotels in Atlantic City, New Jersey;

    - a wholly-owned riverboat casino in Robinsonville, Mississippi;

    - a 49.9% owned and managed riverboat casino in New Orleans;

    - two partially-owned and managed casino hotels in Australia; and

    - a partially-owned and managed casino hotel in Punta del Este, Uruguay.

    On December 31, 1998, we completed our acquisition of the Mississippi gaming operations of Grand. As a result of the Grand merger, we now own Grand Casino Tunica, Grand Casino Gulfport and Grand

Casino Biloxi. We have not included the results of operations for the Grand properties in our condensed consolidated statement of income for the year ended December 31, 1998, as we completed the merger on December 31, 1998.

    The following discussion presents an analysis of our results of operations for the three and six months ended June 30, 1999 and 1998. We have presented EBITDA (earnings before interest, taxes, depreciation, amortization, pre-opening and non-cash items) supplementally in the tables below and in the discussion of operating results because we believe it allows for a more complete analysis of results of operations. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles, such as operating income or net income, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. Our depreciation, amortization and pre-opening costs for the three months ended June 30, 1999 and 1998 and the six months ended June 30, 1999 and 1998 totaled $78 million, $56 million, $152 million and $112 million, respectively. We had no non-cash items for the periods presented.

COMPARISON OF THREE AND SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    A summary of our consolidated revenue and earnings for the three and six months ended June 30, 1999 and 1998 is as follows (in millions, except per share amounts):

                                                              THREE MONTHS ENDED
                                                                                     SIX MONTHS ENDED
                                                                   JUNE 30,              JUNE 30,
                                                             --------------------  --------------------
                                                               1999       1998       1999       1998
                                                             ---------  ---------  ---------  ---------
Revenue....................................................  $     739  $     574  $   1,487  $   1,149
Operating income...........................................        101         95        220        187
Net income.................................................         40         41         85         80
Basic earnings per share...................................       0.13       0.16       0.28       0.31
Diluted earnings per share.................................       0.13       0.16       0.28       0.30

Other operating data:
  EBITDA                                                     $     179  $     151  $     372  $     299

    We recorded net income of $40 million or diluted earnings per share of $0.13 for the three months ended June 30, 1999, compared with net income of $41 million or pro forma diluted earnings per share of $0.16 for the three months ended June 30, 1998. Impacting results in the current year was the Grand merger, which was effective December 31, 1998 and the adoption of Statement of Position
(SOP) 98-5 "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that start-up costs or pre-opening costs be expensed as incurred. We expensed $7 million of pre-opening costs incurred during the three months ended June 30, 1999, related primarily to the development of Paris. For the six months ended June 30, 1999, we recorded net income of $85 million or diluted earnings per share of $0.28 compared with net income of $80 million or pro forma diluted earnings per share of $0.30 in the prior year. The Grand merger and SOP 98-5 also impacted the year to date results. As required by SOP 98-5, we recorded a cumulative effect of accounting change net of tax of $2 million for pre-opening costs incurred and capitalized prior to January 1, 1999, and expensed $10 million of pre-opening costs incurred during the six months ended June 30, 1999.

    Consolidated revenues increased 29 percent to $739 million for the three months ended June 30, 1999, from $574 million in 1998. For the six months ended June 30, 1999, consolidated revenues were $1.5 billion, an increase of 29 percent when compared to the six months ended June 30, 1998. This increase in revenues for the three and six months ended June 30, 1999, was primarily a result of the Grand merger.

EBITDA increased 19 percent to $179 million for the three months ended June 30, 1999, from $151 million in 1998. The Grand properties contributed $42 million of the increase in EBITDA. The eastern region contributed $8 million to the increase, which was offset by a decrease in the western region of $18 million. For the six months ended June 30, 1999, EBITDA was $372 million an increase of 24 percent when compared to EBITDA of $299 million in the prior year. The Grand properties contributed $83 million of the increase. The eastern region contributed $6 million to the increase, which was offset by decreases in the western region of $3 million and the international properties of $8 million. See below for an analysis by region.

WESTERN REGION

    EBITDA for the western region was $72 million for the three months ended June 30, 1999, a decrease of 20 percent compared to $90 million for the three months ended June 30, 1998. The decrease in EBITDA was primarily attributable to results at the Las Vegas Hilton. Occupancy for the western region was 88 percent for the three months ended June 30, 1999, compared to 91 percent in the prior year period. The average room rate was $77 compared to $76 in the prior year period. For the six months ended June 30, 1999, the western region EBITDA decreased $3 million to $167 million when compared to the six months ended June 30, 1998. Occupancy percentage remained flat at 88 percent, and average room rate was $79 for the six months ended June 30, 1999 compared to $78 in the prior year.

    EBITDA at the Las Vegas Hilton decreased 68 percent to $7 million for the three months ended June 30, 1999. The decrease in the results at the Las Vegas Hilton was attributable to added supply in the Las Vegas market, concentration of play in the first quarter of 1999, general softness in the baccarat market and unusually high drop and hold in the comparable quarter of 1998. For the six months ended June 30, 1999, EBITDA decreased $5 million to $34 million.

    Results at the Las Vegas Hilton are more volatile than our other casinos because this property caters to the premium play segment of the market. Future fluctuations in premium play volume and win percentage could result in continued volatility of the results at this property. However, we believe that our implementation of new casino marketing and entertainment strategies has broadened the Las Vegas Hilton's domestic customer base and increased non-premium play volume.

    EBITDA at the Flamingo Hilton Las Vegas decreased $1 million to $29 million for the three months ended June 30, 1999. For the six months ended June 30, 1999, the Flamingo Hilton Las Vegas generated $61 million of EBITDA compared to $55 million in 1998. Casino revenue was the primary contributor to the increase. The increase in casino revenue was mainly attributable to an eight percent increase in slot win and a three percent increase in table game win.

    Bally's Las Vegas generated EBITDA of $21 million in the second quarter of 1999, a decrease of $1 million from the second quarter in the prior year. A reduction in table game drop and hold percentage contributed to the decrease. For the six months ended June 30, 1999, EBITDA was $45 million, a decrease of $2 million from the prior year. A decrease in table game drop was the main contributor.

    Combined EBITDA from the Reno Hilton, the Flamingo Hilton Reno and the Flamingo Hilton Laughlin was $15 million for the three months ended June 30, 1999, a decrease of $1 million from the comparable 1998 quarter. For the six months ended June 30, 1999, the Reno Hilton, the Flamingo Hilton Reno and the Flamingo Hilton Laughlin recorded EBITDA of $27 million, a seven percent decrease when compared to the prior year.


    In Las Vegas we continue to expand our gaming operations with the development of the 2900-room Paris Casino Resort on the Las Vegas Strip. This property, which is located adjacent to Bally's Las Vegas on the Strip, features an 85,000 square foot casino, a 50-story replica of the Eiffel Tower, eight restaurants, five lounges, 130,000 square feet of convention space and a retail shopping complex with a French influence. The Paris Casino Resort opened on September 1, 1999.

    The completion of a number of room expansion projects coupled with the opening of new casino hotels has increased competition in all segments of the Las Vegas market. Including our Paris Casino Resort, four new mega-resorts have opened since October 1998. Our competitors have announced other projects in Las Vegas which, if completed, will add significant casino space and hotel rooms to this market. The new capacity additions to the Las Vegas market could adversely impact our future operating results.


EASTERN REGION

    EBITDA for the eastern region was $57 million for the three months ended June 30, 1999, an increase of 16 percent when compared to $49 million for the three months ended June 30, 1998. Marketing programs that primarily boosted table game play drove the increase. In addition, slot handle increased 12 percent, the average room rate increased to $87 from $84 and the occupancy percentage increased six percentage points to 99 percent for the three months ended June 30, 1999. For the six months ended June 30, 1999, the eastern region recorded EBITDA of $96 million, an increase of $6 million over the prior year.

    Bally's Park Place generated EBITDA of $43 million for the three months ended June 30, 1999, an increase of five percent from last year's quarter of $41 million. The increase was a result of increases in slot handle and table game drop, offset by a decrease in hold percentages. For the six months ended June 30, 1999, EBITDA decreased $2 million. The decrease was primarily attributable to lower hold percentage and increased costs in the first quarter of 1999, associated with competitive market conditions.

    For the three months ended June 30, 1999, the Atlantic City Hilton reported EBITDA of $14 million, $6 million or 75 percent higher than the second quarter of last year. The improvement was due to a 29 percent increase in table game win and an increase in rooms revenue attributable to an increase in occupancy percentage. For the six months ended June 30, 1999, EBITDA at the Atlantic City Hilton was $20 million, an increase of $8 million over the prior year. The increase was a result of the marketing programs, which are having a positive impact on occupancy and play at the property.

    Several competitors have announced projects in the Atlantic City market, including new properties and renovation projects. Such new development could adversely impact our market share and future operating results in the Atlantic City market.

MID-SOUTH REGION

    EBITDA for the mid-south region increased $43 million to $52 million for the three months ended June 30, 1999, up from $9 million in 1998. The Grand properties contributed $42 million of the increase. The Grand properties' results are not included in the 1998 results because the merger occurred on December 31, 1998. In the mid-south region, occupancy percentage and average room rate for the three months ended June 30, 1999, were 94 percent and $57, respectively. Combined EBITDA from Bally's Tunica and Bally's New Orleans increased $1 million over the prior year. For the six months ended June 30, 1999, EBITDA in the mid-south region increased $86 million. The Grand properties contributed $83 million of the increase.

    In Mississippi we continue to expand our properties with the March 1999 opening of the Terrace Hotel at Grand Casino Tunica and the June 1999 opening of the Oasis Resort and Spa at Grand Casino Gulfport.

    Supply on the Gulf Coast has recently increased with the opening of a new resort by a competitor. Currently, the new supply into the market continues to drive interest and visitation to our two Gulf Coast properties. This increase in supply could ultimately have an adverse impact on the operating results of our Gulf Coast properties.

INTERNATIONAL

    On a combined basis, second quarter 1999 EBITDA from the properties in Uruguay and Australia decreased $1 million to $7 million. For the six months ended June 30, 1999, the international region recorded EBITDA of $22 million, a decrease of 27 percent over the prior year. The decrease came primarily in the first quarter of 1999 from the casino resort in Punta del Este, Uruguay, which was impacted by the devaluation of the Brazilian Real, resulting in lower levels of play from Brazilian customers. On a combined basis the international properties reported an average daily rate of $101, flat with the prior year, and an occupancy percentage of 64 percent, an increase of two percentage points over the prior year.

DEPRECIATION AND AMORTIZATION

    Consolidated depreciation and amortization increased $15 million to $71 million for the three months ended June 30, 1999. For the six months ended June 30, 1999, depreciation and amortization increased $30 million to $142 million. The increase in depreciation and amortization for the three and six months ended June 30, 1999 was primarily attributable to the addition of the Grand properties.

CORPORATE EXPENSE

    Corporate expense increased $5 million to $9 million for the three months ended June 30, 1999. For the six months ended June 30, 1999, corporate expense increased $8 million to $17 million. The increases are attributable to the infrastructure put in place to operate and manage as a separate publicly traded entity.

INTEREST INCOME AND INTEREST EXPENSE

    Interest and dividend income decreased $2 million in the second quarter of 1999 to $3 million. The 1998 period includes interest income from our investment in mortgage notes that were sold in the second half of 1998. Consolidated interest expense increased $9 million to $32 million for the three months ended June 30, 1999. For the six months ended June 30, 1999, consolidated interest expense increased $15 million to $64 million. The increase in interest expense for the quarter and six months ended June 30, 1999, was primarily due to an increase in long-term debt associated with the Grand merger, offset by an increase in capitalized interest primarily due to the construction of the Paris Casino Resort. Capitalized interest for the three months ended June 30, 1999 and 1998 was $14 million and $5 million, respectively. For the six months ended June 30, 1999 and 1998 capitalized interest was $27 million and $9 million, respectively. Capitalized interest is expected to decline significantly with the opening of the Paris Casino Resort.

INCOME TAXES

    The effective income tax rate for the three and six months ended June 30, 1999 was 43 percent and 45 percent, respectively. For the three and six months ended June 30, 1998, the effective income tax rate was 45 percent and 46 percent, respectively. Our effective income tax rate is determined by the level and composition of pretax income subject to varying foreign, state and local taxes and exceeds the Federal statutory rate primarily due to non-deductible amortization of goodwill.

FISCAL 1998 COMPARED WITH FISCAL 1997

    A summary of our consolidated revenue and earnings for fiscal 1998 and 1997 is as follows:

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Revenue....................................................................  $   2,305  $   2,153
Operating income...........................................................        302        201
Net income.................................................................        109         67

Other Operating Data:
  EBITDA...................................................................  $     556  $     512

    OPERATIONS. Total revenue increased seven percent for fiscal 1998 to $2.3 billion. Casino revenue increased nine percent to $1.6 billion in 1998, compared to $1.5 billion in the prior year. Total EBITDA was $556 million, a nine percent increase from $512 million in the 1997 period, and operating income increased 50 percent to $302 million from $201 million in 1997. Our 1998 results benefited from significantly improved operations at the Las Vegas Hilton, the addition of 300 hotel rooms at the Conrad International Punta del Este in late 1997 and the opening of The Wild Wild West casino in Atlantic City, which is part of Bally's Park Place, in July 1997.

    EBITDA at the Las Vegas Hilton increased $13 million over the prior year to $58 million. Our efforts to broaden the property's domestic customer base have resulted in significant increases in non-baccarat table game and slot volume and a decrease in baccarat play. Non-baccarat table game win increased 42 percent and slot revenue increased 23 percent on higher volume and comparable win percentages. Baccarat volume decreased 21 percent from the prior year; however baccarat win increased eight percent on a significantly increased win percentage. Results at the Las Vegas Hilton are more volatile than our other casinos because this property caters to the premium play segment of the market. Future fluctuations in premium play volume and win percentage could result in continued volatility in the results at this property. However, we believe that our 1998 implementation of new casino marketing and entertainment strategies and the opening of the "Star Trek" attraction and SpaceQuest casino has broadened the Las Vegas Hilton's customer base and increased non-premium play volume.

    EBITDA from the Flamingo Hilton Las Vegas declined $3 million from the prior year to $106 million due to lower table game volume and win, and a decline in non-casino revenues. Occupancy declined one point to 90 percent, and the average room rate fell four percent to $78. Bally's Las Vegas generated EBITDA of $84 million for the year, a decrease of $9 million from the prior year. The decline was due to a one point decrease in table game win percentage combined with lower drop and lower rooms revenue. Combined EBITDA from the Reno Hilton and the Flamingo Hilton Reno remained flat at $26 million.

    Occupancy for the Nevada properties was 88 percent in 1998 compared to 86 percent last year. The average room rate for the Nevada properties was $75 compared to $77 in the prior year period.

    In Atlantic City, Bally's Park Place generated EBITDA of $157 million, an increase of one percent from last year's $155 million. The Atlantic City Hilton reported EBITDA of $37 million, $8 million above last year. The improvement was due to higher table game drop and win as well as increased non-casino revenues from the property's new 300-room tower.

    Occupancy for the Atlantic City properties was 94 percent in 1998 compared to 91 percent last year. The average room rate for the Atlantic City properties was $84, down seven percent from $90 last year.

    Combined EBITDA from our riverboat properties increased $20 million over last year, while EBITDA contribution from our two hotel-casinos in Australia was flat at $25 million.

    The opening of 300 hotel rooms in the latter half of 1997 resulted in significant growth in casino volume at the 43% owned Conrad International Punta del Este Resort and Casino in Uruguay. Our share of EBITDA totaled $22 million for 1998, a $13 million increase over the prior year. Results from this property are highly seasonal, with the peak season falling in the first quarter.

    Depreciation and amortization, including our proportionate share of equity investments, increased $10 million to $225 million in 1998 due primarily to the Las Vegas and Atlantic City expansion projects completed in 1997.

    Our results were adversely affected by non-recurring charges totaling $29 million ($16 million non-cash) in 1998 and $108 million ($96 million non-cash) in 1997. The 1998 charges include an impairment loss related to certain riverboat casino assets as well as approximately $13 million of costs associated with the split from Hilton and merger with Grand. The 1997 charges include an impairment loss relating to the Flamingo Casino Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino New Orleans as well as the settlement costs of outstanding litigation.

    CORPORATE ACTIVITY. Corporate expense decreased by $2 million to $7 million. Interest and dividend income decreased $4 million to $21 million. Interest expense, net of amounts capitalized, was $87 million and $82 million in 1998 and 1997, respectively. Interest expense, net, from unconsolidated affiliates increased $3 million to $13 million. The effective tax rate was 50% in 1998 versus 47% in 1997. Minority interest decreased due to the purchase of the remaining interest in Bally Grand, Inc.

FISCAL 1997 COMPARED WITH FISCAL 1996

    A summary of our consolidated revenue and earnings for fiscal 1997 and 1996 is as follows:

                                                                                 1997       1996
                                                                               ---------  ---------
                                                                                  (IN MILLIONS)
Revenue......................................................................  $   2,153  $     970
Operating income.............................................................        201         92
Income before extraordinary item.............................................         67         36

Other Operating Data
  EBITDA.....................................................................  $     512  $     216

    OPERATIONS. Total revenue increased 122 percent in 1997 to $2.2 billion from $1.0 billion in 1996. Casino revenue increased 198 percent to $1.5 billion in 1997 compared to $486 million in the prior year. EBITDA increased 137 percent to $512 million from $216 million in the prior year and operating income increased 118 percent to $201 million from $92 million in 1996. In 1997, we benefited from the addition of the Bally properties in Las Vegas, Atlantic City, Mississippi and New Orleans, the July addition of The Wild Wild West casino in Atlantic City, improved international results, and an increased baccarat win percentage at the Las Vegas Hilton. Revenue, casino revenue and EBITDA increased $1.2 billion, $923 million and $298 million, respectively, as a result of the Bally Merger.

    The completion of several competitors' room expansion projects and the opening of new hotel casinos led to a six percent increase in room supply in Las Vegas compared to the prior year. At the Las Vegas Hilton, though the average rate increased six percent to $104, the additional market capacity contributed to a five point decline in occupancy to 83 percent. However, a 28 percent increase in the property's premium play baccarat volume combined with an eight point increase in the baccarat win percentage resulted in 1997 EBITDA of $45 million, a $16 million increase from the prior year.

    EBITDA from the Flamingo Hilton Las Vegas declined $5 million to $109 million. Additional Strip room capacity also affected this property, which posted occupancy of 91 percent, a five point decrease from the prior year. The lower occupancy contributed to a four percent decrease in slot handle and a seven percent decrease in table game volume. Bally's Las Vegas generated EBITDA of $93 million in 1997, an increase of seven percent from 1996. Though occupancy declined 1.7 points, average room rate increased six percent, and slot revenue increased by seven percent on higher walk-in volume. Due to the completion of the Bally merger on December 18, 1996, this property's contribution to our overall 1996 results was not significant.

    Occupancy for the Nevada properties was 86 percent in 1997 compared to 91 percent in the prior period. The average room rate for the Nevada properties was $77 compared to $74 in 1996. The 1996 statistical information includes the results of Bally's Las Vegas for comparison.

    In Atlantic City, Bally's Park Place and The Atlantic City Hilton generated EBITDA of $155 million and $29 million, respectively, in 1997. The properties' results were not significant to us in 1996 since the Bally merger did not close until mid-December; however, full year 1996 EBITDA at these properties totaled $131 million and $38 million, respectively. The results of Bally's Park Place include a new casino, The Wild Wild West, which opened on July 1, 1997. Revenue from The Wild Wild West casino was almost entirely incremental, resulting in strong margin gains. The Atlantic City Hilton's EBITDA was impacted by a lower table game win percentage and the effects of its tower construction on casino volume.

    Occupancy and average room rate for the Atlantic City properties were 91 percent and $90, respectively, in 1997. Occupancy and average room rate were 93 percent and $91, respectively, in 1996.

    We also benefited from the opening of the 43% owned Conrad International Punta del Este Resort and Casino which contributed EBITDA of $9 million in 1997.

    Depreciation and amortization, including our proportionate share of depreciation and amortization from our equity investments, increased $92 million to $215 million in 1997. This increase primarily resulted from the addition of the Bally properties.

    Our results were adversely effected by non-recurring charges totaling $108 million, $96 million of which were non-cash, in 1997 and $38 million, $1 million of which were non-cash in 1996. The 1997 charges include an impairment loss relating to the Flamingo Casino Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino New Orleans. The 1996 charges included the write-off of pre-opening expenses for the Flamingo Casino Kansas City and losses associated with the planned relocation of the Flamingo Casino New Orleans.

    CORPORATE ACTIVITY. Corporate expense remained flat at $9 million. Interest and dividend income increased $13 million to $25 million due to interest earned on cash balances acquired in the Bally Merger and incremental interest from investment securities. Interest expense reflects the pro rata allocation of the period costs of Hilton's public and bank debt borrowings and the interest costs on debt secured by certain of our assets. Interest expense, net of amounts capitalized, was $82 million and $36 million in 1997 and 1996, respectively. Interest expense, net, from unconsolidated affiliates equity investments increased $5 million over 1996. The effective income tax rate in 1997 increased to 47% from 43% in 1996 primarily due to the amortization of non-deductible goodwill recorded as a result of the Bally merger. Our effective income tax rate is determined by the level and composition of pretax income and the mix of income subject to varying foreign, state and local taxes.

STRATEGY

    As exemplified by the acquisitions of Bally Entertainment Corporation in 1996, Grand Casinos, Inc. in 1998, the expected opening of the Paris Casino Resort on September 1, 1999 and the expected purchase of Caesars in late 1999, we are interested in expanding our business through the acquisition of quality gaming assets and selective new development. We believe we are well-positioned to, and may from time to time, pursue additional strategic acquisitions, dispositions or alliances which we believe to be financially beneficial to us and our long term interests.

YEAR 2000

    We are currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by our computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Any of our programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

    We have a Year 2000 program, the objective of which is to determine and assess the risks of the Year 2000 issue, and plan and institute mitigating actions to minimize those risks. Our standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in dates and date-related data prior to, on and after January 1, 2000. We expect to be fully Year 2000 compliant with respect to all significant business systems prior to December 31, 1999. We have undertaken significant efforts which have resulted in near completion of systems testing as well as substantial completion of remedial work identified. Our various project teams are focusing their attention in the following major areas:

INFORMATION TECHNOLOGY (IT)

    Information Technology systems account for much of the Year 2000 work and include all computer systems and technology managed by us. We have assessed these core systems, testing is substantially completed and we are implementing changes where required. We have not identified any significant remediation. We have contacted the appropriate vendors and suppliers regarding their Year 2000 compliance and their deliverables have been factored into our plans.

NON-IT SYSTEMS

    We are nearing completion on an inventory of all property level non-IT systems including elevators, electronic door locks, gaming devices. We have assessed the majority of these non-IT systems, testing is substantially completed and we are implementing changes where required. We have contacted the appropriate vendors and suppliers regarding their Year 2000 compliance and their deliverables have been factored into our plans.

SUPPLIERS

    We are communicating with our significant suppliers to understand their Year 2000 issues and how they might prepare themselves to manage those issues as they relate to us. To date, no significant supplier has informed us that a material Year 2000 issue exists which will have a material effect on us.

    During the remainder of 1999, we will continually review our progress against our Year 2000 plans and determine whether any additional contingency plans are appropriate to reduce our exposure to Year 2000 related issues. Based on our current assessment, we expect the costs of addressing potential problems to be less than $4 million. However, if we are unable to resolve a Year 2000 issue, we have contingency plans in place to update existing systems, which we expect to cost an additional $2 million. If our customers or vendors identify significant Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Accordingly, we have been devoting substantial resources to resolve all significant Year 2000 issues in a timely manner and we intend to continue to do so.

                     BUSINESS AND PROPERTIES OF PARK PLACE

GENERAL


    We consider our casino hotels to be leading establishments with respect to location, size, facilities, physical condition, quality and variety of services offered in the areas in which they are located. We are currently the only gaming company with a significant presence in Nevada, New Jersey and Mississippi, the three largest gaming markets in the United States. We have approximately 1.4 million square feet of gaming space and approximately 23,000 rooms.


    We currently own or operate:


    - nine U.S. land-based casinos;


    - four U.S. dockside casinos;

    - one U.S. riverboat casino;

    - two land-based casinos in Australia; and

    - one land-based casino in Uruguay.

    Our domestic gaming operations are conducted under the Hilton, Bally's, Flamingo and Grand brand names.

PROPERTIES

                                                                       APPROXIMATE                     APPROXIMATE
                                                                        NUMBER OF                     CASINO SQUARE
NAME AND LOCATION                                                     ROOMS/SUITES    YEAR ACQUIRED      FOOTAGE
--------------------------------------------------------------------  -------------  ---------------  --------------
DOMESTIC CASINOS
NEW JERSEY
    Bally's Park Place Casino Resort(1)(2)..........................        1,240            1996          155,000
    The Atlantic City Hilton Casino Resort(1)(3)....................          804            1996           60,000
NEVADA
    Flamingo Hilton Las Vegas(4)....................................        3,638            1971           93,000
    Las Vegas Hilton(5).............................................        2,956            1971          100,000
    Paris Casino Resort(6)..........................................        2,900            1999           85,000
    Bally's Las Vegas(1)(7).........................................        2,814            1996           68,000
    Reno Hilton(8)..................................................        2,003            1992          114,000
    Flamingo Hilton Laughlin(9).....................................        1,912            1990           58,000
    Flamingo Hilton Reno(10)........................................          604            1981           46,000
MISSISSIPPI
    Grand Casino Tunica(11).........................................        1,356            1998          140,000
    Grand Casino Biloxi.............................................          985            1998          110,000
    Grand Casino Gulfport(12).......................................        1,007            1998          110,000
    Bally's Saloon-Gambling Hall-Hotel(1)...........................          235            1996           40,000
LOUISIANA
    Bally's Casino Lakeshore Resort(1)(13)(14)......................           --            1996           30,000
AUSTRALIA
    Conrad Jupiters, Gold Coast(15).................................          609            1985           70,000
    Conrad International Treasury Casino, Brisbane(15)..............          136            1995           65,000
URUGUAY
    Conrad International Punta del Este Resort and Casino(14)(16)...          302            1997           38,000
                                                                           ------                     --------------
        Total.......................................................       23,501                        1,382,000
                                                                           ------                     --------------
                                                                           ------                     --------------

--------------------------

 (1) The referenced properties were acquired as a result of Hilton's merger with Bally Entertainment Corporation in 1996.

 (2) Casino square footage includes 75,000 square feet attributable to The Wild Wild West casino and 8,500 square feet attributable to the race book.

 (3) Casino square footage includes 1,500 square feet attributable to the race book.

 (4) Casino square footage includes 20,000 square feet attributable to O'Sheas Irish theme casino adjacent to the hotel.

 (5) Casino square footage includes 29,000 square feet attributable to the race and sports book and 22,000 square feet attributable to the SpaceQuest casino.


 (6) This property opened on September 1, 1999.


 (7) Casino square footage includes 5,000 square feet attributable to the race and sports book.

 (8) Casino square footage includes 12,000 square feet attributable to the race and sports book.

 (9) Casino square footage includes 3,000 square feet attributable to the race and sports book.

 (10) An extension of the Flamingo Hilton Reno casino operation is contained in a structure located on an adjacent block with a skywalk connecting it to the main building. This structure is held under four long-term leases or subleases, expiring on various dates from January 2001 to August 2034, including renewal options, all of which may not necessarily be exercised. Casino square footage includes 2,500 square feet attributable to the race and sports book.

 (11) Number of rooms/suites reflects room availability at three hotels.

 (12) A new 600-room resort hotel opened at Grand Casino Gulfport in June of 1999.

 (13) We currently have a 49.9% ownership interest in this property.

 (14) The owners of these properties are parties to loans under which they are obligated to make payments to us.

 (15) We have a 19.9% ownership interest in this property.

 (16) We have a 46.4% ownership interest in this property. The casino opened in January 1997 and the hotel opened in stages over the latter half of 1997.

    We are interested in expanding our business through the acquisition of quality gaming assets and selective new development and may, from time to time, pursue additional strategic acquisitions or alliances which we believe to be financially beneficial to us and our long-term interests. We intend to continuously evaluate our property portfolio and intend to dispose of our interests in properties that, in our opinion, no longer yield an adequate return on investment or conform to our long range plans. In doing so, we expect to maintain a balanced mix of sources of revenue and a favorable return on stockholders' equity.

NEVADA CASINOS


    We currently own and operate seven casino hotels in the State of Nevada: the Las Vegas Hilton, the Flamingo Hilton Las Vegas, the Paris Casino Resort which opened on September 1, 1999, Bally's Las Vegas, the Flamingo Hilton Laughlin, the Reno Hilton and the Flamingo Hilton Reno.



    Our Nevada gaming operations reach diverse markets by offering gaming alternatives for premium players, convention visitors, mid-market gamblers and budget-conscious customers. The Las Vegas Hilton is located adjacent to the Las Vegas Convention Center and focuses on upscale individual leisure guests and convention groups. The Paris Casino Resort and Bally's Las Vegas are located at the "Four Corners" on the Strip in Las Vegas and cater to convention groups and the mid-to upper mid-market, including the group tour and travel segment. Bally's Las Vegas is also serviced by a public monorail which connects to the MGM Grand Hotel and Casino. The Flamingo Hilton Las Vegas and the Flamingo Hilton Reno focus primarily on the mid-market, in particular the group tour and travel segment. The Flamingo Hilton Laughlin targets the budget and mid-market segments. The Reno Hilton focuses primarily on the mid-market, in particular convention groups. Each of these casino hotels has gaming, convention, dining, shopping, entertainment and, with the exception of the Flamingo Hilton Reno, indoor and outdoor recreational facilities. A variety of popular entertainment is featured in theaters and lounges at each hotel.

    In 1998, we renovated 1,000 rooms and added 17 luxury suites at the Las Vegas Hilton. We expect to complete renovation of 750 additional rooms by the end of 1999. In 1997, we continued refurbishing and expanding our existing Nevada facilities in order to maintain their presence as among the premier properties in the market. The Las Vegas Hilton renovated approximately 850 guest rooms, remodeled the lobby, rebuilt a new marquee sign, opened new retail stores and a parking garage and upgraded its slot machines and life safety system. In late 1997, the Las Vegas Hilton added approximately 22,000 square feet of gaming space in connection with the January 1998 opening of Star Trek: The Experience. This attraction was developed in collaboration with Paramount Parks, Inc. The Flamingo Hilton Las Vegas opened a new restaurant, renovated the casino and showroom entrance, enlarged its casino bar and added a pool bar. Bally's Las Vegas renovated its showroom and upgraded the Jubilee Show and also continued to renovate its life safety and building management systems. The Flamingo Hilton Laughlin renovated 1,000 guestrooms, installed a riverside dock to accommodate a new boat operation and continued its slot machine replacement program. The Reno Hilton renovated the bowling center, guest room suites and restaurant areas. The Flamingo Hilton Reno renovated the casino, guest rooms and the gift shop and upgraded slot machines.

    Each of the casino hotels is open 24 hours a day, seven days a week, for gaming activities. Games operated in various of these casinos include "blackjack," craps, roulette, "big 6," baccarat, poker, keno and slot and other coin machines. The Las Vegas Hilton's race and sports book is linked by satellite or modem to the casinos at the Flamingo Hilton Las Vegas, Bally's Las Vegas, the Flamingo Hilton Laughlin, the Reno Hilton and the Flamingo Hilton Reno.

    The Las Vegas Hilton and, to a lesser extent, the Flamingo Hilton Las Vegas, Bally's Las Vegas, the Flamingo Hilton Laughlin, the Flamingo Hilton Reno and the Reno Hilton invite VIP customers to their casinos and may pay for or reimburse the cost of their air transportation and provide them with complimentary rooms, food and beverage. In addition, the Las Vegas Hilton has a special flight program through which we provide free air transportation on our owned or chartered aircraft and complimentary rooms, food and beverage to selected groups or persons. Generally, these persons either have established casino credit limits or cash on deposit in the casino and have previously evidenced a willingness to put substantial amounts at risk at the casino.

NEW JERSEY CASINOS

    We own and operate two casino hotels in Atlantic City, New Jersey: the 1,240-room Bally's Park Place Casino Resort, which includes The Wild Wild West casino, and the 804-room Atlantic City Hilton Casino Resort.

    Bally's Park Place, currently the largest four-star hotel in New Jersey, is located on an eight-acre site with ocean frontage at the intersection of Park Place and the Boardwalk. With its strategic location on the Boardwalk, over 2,800 parking spaces and a new bus terminal, Bally's Park Place is strongly positioned to attract significant walk-in and drive-in business. The Atlantic City Hilton is located on approximately three acres at the intersection of Boston and Pacific Avenues at the southern end of the Boardwalk in proximity to one of the major highways leading into Atlantic City. This location gives The Atlantic City Hilton an advantage in attracting destination-oriented customers arriving by automobile or bus.

    We intend to continue renovation projects at our Atlantic City, New Jersey casino hotels in 1999, with Bally's Park Place renovating 500 guest rooms and restaurant areas with a goal of mid to late 1999 completion.

    In July 1997, our new 75,000 square foot western-themed casino, The Wild Wild West, opened. It is located on approximately four acres of boardwalk property adjacent and connected to Bally's Park Place. Also in July 1997, The Atlantic City Hilton completed a new 300-room hotel tower, which includes meeting rooms, restaurants and other related amenities. In January 1998, we acquired the Atlantic City Country Club in Northfield, New Jersey, which features an 18-hole golf course.

    Our Atlantic City properties have gaming, dining, shopping, entertainment, convention and meeting facilities, recreational facilities and parking. A variety of popular entertainment, sports events and production shows are featured at both properties. The Atlantic City casinos are open 24 hours a day, seven days a week, for gaming activities, and feature table games and slot machines similar to those offered at our Nevada casino hotels. Atlantic City casinos do not contain sports books; however, our Atlantic City casinos feature simulcast horse racing. Revenue and earnings for our Atlantic City casinos peak during the summer, with less favorable operating results in the winter.

    Bally's Park Place focuses on high-end players and the mid-market segment, including the mid- to upper mid-market slot player segment. The Atlantic City Hilton primarily focuses on personalized service for high-end and mid-market casino customers.

MISSISSIPPI CASINOS

    We own and operate four casino hotels in the State of Mississippi:

    - the Grand Casino Biloxi;

    - the Grand Casino Gulfport;

    - the Grand Casino Tunica; and

    - the Bally's Saloon-Gambling Hall-Hotel.

    All of these properties are dockside casinos.

    GRAND CASINO BILOXI

    Grand Casino Biloxi opened in January 1994, and is the largest dockside casino on the Mississippi Gulf Coast. Grand Casino Biloxi is a three-story building built upon a moored steel barge with approximately 250,000 square feet of interior space. The Grand Casino Biloxi location is one of a few sites on the Mississippi Gulf Coast that permits east-west orientation of the casino, thus maximizing visibility from the highway. A pedestrian walkway connects the casino to 4,300 parking spaces available for guests.

    The casino area features approximately 110,000 square feet of gaming space and six restaurants. In 1995, Grand Casino Biloxi opened a twelve-story, 500-room hotel adjacent to the casino, together with a Grand Casino Kids Quest child care entertainment center located on the first floor. Grand Casino Biloxi also operates a 1,600-seat show theater adjacent to the casino that features a production/variety show with matinee and evening performances, boxing events, and other professional entertainment. In February 1998, a second hotel was opened with approximately 500 rooms, a spa and a 60,000 square-foot convention center.

    GRAND CASINO GULFPORT

    Grand Casino Gulfport, which opened in May 1993, is a three story building set upon moored steel linked barges consisting of approximately 225,000 square feet of interior space. There are 2,850 parking spaces available for guests. Grand Casino Gulfport also offers a 500-seat theater adjacent to the casino.

    The casino area consists of approximately 110,000 square feet of gaming area and is decorated in a "carnival" Mardi Gras theme. Other amenities include four restaurants, a Grand Casino Kids Quest and a Grand Arcade. Grand Casino Gulfport has a seventeen-story, 1,007-room hotel adjacent to the casino.

    GRAND CASINO TUNICA

    Grand Casino Tunica opened in June 1996 as the largest dockside casino in Mississippi with one of the largest casino areas in the United States. It is located in Tunica County, Mississippi, approximately 15 miles south of the Memphis, Tennessee metropolitan area. It is currently the closest legal gaming site to Memphis and the only casino property in Tunica County with direct frontage on U.S. Highway 61, the most direct route from Memphis to the Tunica County gaming properties.

    Grand Casino Tunica is a 400,000 square foot, three-story, multi-themed casino complex containing approximately 140,000 square feet of gaming space. It features four unique themes of old Americana: the Gold Rush Era San Francisco, an 1890's Mississippi Riverboat Town, a New Orleans Mardi Gras, and the Great American West of the 1870's. Three hotels comprise an aggregate of 1,356 rooms, 600 of which were opened in March of 1999. The hotel casino is complemented by six restaurants, a recently constructed 18-hole professionally designed championship golf course and driving range, a recreational vehicle park and a sporting clay course.

    BALLY'S SALOON-GAMBLING HALL-HOTEL

    We own and manage Bally's Saloon-Gambling Hall-Hotel, a casino and hotel complex located in Robinsonville, Mississippi, near Memphis, Tennessee. The complex features a dockside casino, a 238-room hotel, and an adjacent 40,000 square foot land-based facility with entertainment facilities and a restaurant.

LOUISIANA CASINO

    We own a 49.9% interest in the Belle of Orleans, L.L.C. which owns Bally's Casino Lakeshore Resort, a riverboat casino facility that operates out of South Shore Harbor on Lake Pontchartrian in Orleans Parish, which is approximately eight miles from the French Quarter of New Orleans. Metro Riverboat Associates, Inc. owns the other 50.1% of the Belle. We manage the casino under a management agreement with Belle.

INTERNATIONAL CASINOS

    Through our subsidiaries, we have interests in and manage three international casino hotels which feature table games and slot machines similar to those offered at our casino hotels in Nevada, New Jersey and Mississippi.

    In January 1997, casino operations commenced at the 46.4% owned and managed Conrad International Punta del Este Resort and Casino in Uruguay. The hotel opened in stages over the latter half of 1997, and features convention facilities, restaurants and related amenities.

    We also manage and have a 19.9% ownership interest in each of the Conrad Jupiters, Gold Coast and the Conrad International Treasury Casino, Brisbane, both of which are located in Queensland, Australia. The Conrad International Treasury Casino, Brisbane has the exclusive right to conduct casino gaming in Brisbane until 2005.

EXPANSION PROGRAM

    NEVADA


    We continue to expand our domestic gaming operations through the recent opening of the 2,900-room Paris Casino Resort, a new casino resort adjacent to Bally's Las Vegas which features an approximately 85,000 square foot casino, eight restaurants, five lounges, 130,000 square feet of convention space and a retail shopping complex with a French influence. In addition to a 50-story replica of the Eiffel Tower, the resort also features replications of some of Paris' most recognized landmarks, including the Arc de Triomphe, the Paris Opera House, The Louvre and Rue de la Paix.



    In 1999, our Nevada casino hotels are scheduled to complete additional expansion and renovation programs. The Las Vegas Hilton has completed a pool and spa renovation and plans to renovate additional rooms and slot machines. The Flamingo Hilton Las Vegas intends to renovate guest rooms and casino areas, upgrade slot machines, and enhance the signage and information systems. Bally's Las Vegas expects to continue its participation in a joint venture to erect pedestrian bridges over the Strip and Flamingo Road connecting the property to other hotel casinos, and also intends to remodel the convention center and approximately 800 rooms. Bally's Las Vegas also plans to erect a new marquee sign on the strip and has completed a walkway between the property and the Paris Casino Resort which will feature retail space and restaurants. The Flamingo Hilton Laughlin will continue its slot machine replacement program. The

Reno Hilton is planning to renovate guest room suites, upgrade slot machines, add signage and enhance the cooling and information systems. The Flamingo Hilton Reno expects to continue to renovate guest rooms and upgrade slot machines.

    MISSISSIPPI

    The Gulfport Oasis Resort and Spa, a new 600-room resort, opened in June of 1999. We are also building an 18-hole championship golf course in the Gulf Coast area, together with a clubhouse. We expect this project to be completed in the fall of 1999.

    The 2,000 acre site for Grand Casino Tunica is conducive to significant long-term development of the site. Additional development will, however, depend upon Grand Casino Tunica's operating results and other future market conditions. The additions may, therefore, not be completed. Grand Casino Tunica's master plan contemplates additional entertainment amenities, including additional hotels, a second championship golf course, a village center containing additional hotel sites, restaurants, retail shopping and other attractions, and residential properties on the golf course. We expect to fund the future developments primarily from cash flow. We expect the future developments, if completed, to further enhance Grand Casino Tunica's status as a premier destination gaming resort and to encourage repeat visits.

CREDIT POLICY

    We have extended credit on a discretionary basis to qualified patrons especially at the Las Vegas Hilton and to a much lesser extent at our other properties. We maintain strong controls over the extension of credit and perform extensive credit checks to determine each individual patron's creditworthiness. The ultimate collectibility of customer receivables is impacted by many factors including changes in economic conditions in the patrons' home countries, changes in currency exchange rates and judicial action.

CASH CONTROLS

    It is impracticable for our casinos to record the total amount of wagers placed, although we regularly determine the amount of chips issued for cash and credit. The amount of gaming activity varies significantly from time to time primarily due to general economic conditions, popularity of entertainment in the hotels, and occupancy rates in the hotels and in our markets. The amount of revenue from gaming operations varies depending upon the amount of gaming activity as well as variations in the odds for different games and chance. Casino activities are conducted by experienced personnel who are well-trained and supervised. As is the case of any business that extensively involves the handling of cash, gaming operations at our casino hotels are subject to risk of substantial loss as a result of dishonesty. However, we believe that we have reduced the risk to the fullest extent practicable without impeding play and within reasonable cost limitations through supervision of employees and other internal controls.

EMPLOYEES

    At June 30, 1999, we had approximately 42,000 employees, of which approximately 12,000 were covered by various collective bargaining agreements providing, generally, for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. We believe that the aggregate compensation benefits and working conditions afforded our employees compare favorably with those received by employees in the gaming industry generally. Although strikes of short duration have from time to time occurred at our facilities, we believe our employee relations are satisfactory.

COMPETITION

    We seek to maintain the diversity of our gaming businesses while expanding both domestically and internationally. We intend to improve and expand our core business by:

    - leveraging our strong brand names;

    - maximizing operating efficiencies;

    - expanding and enhancing properties; and

    - acquiring, developing or disposing of properties as appropriate.

    Obsolescence arising from age and condition of facilities is a factor in the gaming industry. Accordingly, we now expend, and intend to continue to expend, substantial funds to maintain our facilities in first-class condition in order to remain competitive.

    To the extent that the casino hotel room capacity is expanded by others in a city where our casino hotels are located, competition will increase. New capacity additions or new gaming operations in our markets could adversely impact our future operating results. Our business might also be adversely affected if gaming operations are permitted or established in locations near our markets. Gaming related referenda have been voted upon or are being proposed in several states which could, if passed, materially affect us. For a more detailed description of our competition and competitive factors, see "Risk Factors."

ARRANGEMENTS BETWEEN HILTON, PARK PLACE, GRAND AND LAKES

    In connection with our spin-off from Hilton, we entered into agreements with Hilton governing, among other things:

    - tax matters;

    - indemnification;

    - employee benefits;

    - intellectual property; and

    - the provision of administrative and other services.

    For further information about these agreements, see "Arrangements Between Hilton and Park Place" in our Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus.

    In addition, in connection with Lakes' spin-off from Grand, Grand entered into agreements with Lakes governing:

    - tax matters;

    - indemnification;

    - intellectual property;

    - employee benefits; and

    - administrative cooperation.

    For further information about these agreements, see "Arrangements Between Grand and Lakes" in our Form 10-K for the year ended December 31, 1998, which is incorporated by reference in this prospectus.

LEGAL PROCEEDINGS

    You should read the following information together with Note 16 to our audited financial statements, included in this prospectus beginning on page F-2, for additional information concerning legal proceedings to which we and/or our subsidiaries are parties.

    GRAND DERIVATIVE ACTION

    Certain of Grand's current and former officers and directors are defendants in a legal action filed on February 6, 1997 in the Minnesota District Court, Hennepin County. The plaintiffs, who are current or former Grand shareholders, allege the defendants breached fiduciary duties to the shareholders of Grand as a result of transactions involving the Stratosphere project. Grand is providing the defense for the defendants pursuant to Grand's indemnification obligations to the defendants. Grand's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether Grand should pursue claims against the officers and directors. The committee recommended to the court that the plaintiffs' claims not be pursued. In May 1998, the Court granted Grand's motion for summary judgment, thereby dismissing the plaintiffs' claims. On March 9, 1999 the Minnesota Court of Appeals affirmed the summary judgment. Plaintiffs petitioned for appellate consideration by the Minnesota Supreme Court. On May 18, 1999, the Minnesota Supreme Court denied the plaintiffs' petition for appellate consideration.

    BELLE OF ORLEANS

    Our wholly-owned subsidiary, Bally's Louisiana, Inc., owns 49.9% of the Belle of Orleans, L.L.C., a limited liability company which owns and holds the riverboat gaming license to operate Bally's Casino Lakeshore Resort. Metro Riverboat Associates, Inc. owns the remaining 50.1% interest in Belle. The parties entered into various operating and management agreements defining their relationships and the operation and governance of the riverboat casino. The parties are currently involved in numerous lawsuits regarding their rights and obligations under those agreements, which lawsuits have been described in Note 16 to our audited financial statements. Current significant developments are as follows:

    On December 28, 1998, Metro filed an action in the Civil District Court for the Parish of Orleans, State of Louisiana, seeking injunctive relief to prevent the spin-off of Hilton's gaming operations to us. Both the Louisiana Fourth Circuit Court of Appeal (on December 31, 1998) and the Louisiana Supreme Court (on January 7 and 27, 1999) denied the issuance of a temporary restraining order against Bally's Louisiana. On March 3, 1999, the trial court additionally denied Metro's petition for a preliminary injunction. On May 5, 1999, Metro filed an appeal to the Louisiana Fourth Circuit Court of Appeal, appealing the March 3, 1999 denial for a preliminary injunction.

    From January 5, 1999 to date, Metro has filed several petitions in the Nineteenth Judicial District Court for the Parish of East Baton Rouge, State of Louisiana, against Bally's Louisiana and the Louisiana Gaming Control Board seeking to: (a) compel the Louisiana Gaming Control Board to conduct a public hearing prior to approval of the Hilton/Park Place spin-off transaction and prior to renewal of Belle's gaming license; (b) stay or reverse the Louisiana Gaming Control Board's December 29, 1998 conditional approval of the Hilton/Park Place spin-off; and (c) compel Bally's Louisiana and the Louisiana Gaming Control Board to escrow certain Belle operating funds.


    On August 13, 1999, Metro filed another suit against Bally's Louisiana in the Civil District Court for the Parish of Orleans seeking a writ of quo warranto to require Bally's Louisiana to show by what authority it manages the riverboat casino. Metro claims that the assignments from previous Bally's entities to Bally's Louisiana were invalid and that Bally's Louisiana has no management authority over the riverboat casino. On August 30, 1999, a hearing was held on the petition. On August 31, 1999, the court rendered judgment in Bally's Louisiana's favor, dismissing Metro's suit in its entirety.



    On August 30, 1999, Metro filed an action in the United States District Court for the Eastern District of Louisiana against Bally's Louisiana, Hilton Hotels Corporation and several officers of the Bally's and Hilton organizations, alleging numerous racketeering and conspiracy activities intended to deprive Metro of the benefit of its membership interest in the Belle. The charges further allege conspiracy with members of the Louisiana Gaming Control Board, the Louisiana state police and various state judges to obstruct enforcement of gaming laws and deprive Metro of its lawful rights. The case is pending.


    On January 27, 1999 the court ordered the Louisiana Gaming Control Board to conduct a public hearing to determine whether the Hilton/Park Place spin-off transaction should be approved. Upon application by the Louisiana Gaming Control Board, the court granted a suspensive appeal of its own order, staying its effect.

    On March 16, 1999, the Louisiana Gaming Control Board ordered that the gross gaming revenues of Belle be placed into escrow, subject to disbursement upon approvals by the Louisiana Gaming Control Board or the Louisiana State Police. Upon reconsideration at its meeting of June 15, 1999, the Board revised its order to require that only the net profits and 12.25% management fee paid to Bally's Louisiana, and not the gross revenues, be placed into escrow. Bally's Louisiana challenged in court that order of the Louisiana Gaming Control Board and on August 19, 1999, the Nineteenth Judicial District Court for the Parish of East Baton Rouge granted Bally's Louisiana's motion for a permanent injunction and judgment on the merits against Metro.



    On June 14, 1999 the Louisiana Gaming Control Board issued a Notice of Violation regarding whether the assignments from Bally's entities, which ultimately resulted in Bally's Louisiana, Inc. obtaining the management agreement for the casino, were accomplished in violation of gaming statutes or regulations. A hearing was held on September 15, 1999 and the court has taken the matter under advisement. We do not believe that any violation occurred and that if any is ultimately found to exist, it is technical in nature and will not result in material adverse impact to Bally's Louisiana, Inc., to the Belle, or to us.


    CITY OF NEW ORLEANS

    In two separate actions brought in the Civil District Court for the Parish of Orleans, Belle of Orleans, L.L.C. is contesting allegedly unpaid taxes to the City of New Orleans in the total amount of approximately $2.72 million dollars. The dispute arises out of a disagreement over how admission fees are to be collected. In the first action, brought on March 26, 1998, Belle sued the city to recover approximately $1.12 million in taxes paid under protest. Judgment was entered on January 8, 1999 by the Court in favor of Belle, and the City has appealed. In the second action, the City filed suit on December 29, 1998 against Belle to recover an additional approximate $1.6 million in allegedly owed subsequent taxes which Belle declines to pay in light of the Court's judgment in the earlier case.

    BALLY MERGER LITIGATION

    An action against Bally Entertainment Corporation, its directors, and Hilton, was commenced in September, 1996 in the Delaware Court of Chancery, in connection with the December 1996 merger of Bally and Hilton. The allegations include alleged breach of fiduciary duties to the plaintiff, who purports to bring the action on behalf of a class of all Bally shareholders. Both injunctive relief and damages were sought. The defendants filed a motion to dismiss the complaint in its entirety, which was granted by the Court. On January 25, 1999, the Delaware Supreme Court reversed the dismissal order and remanded the case to the Court of Chancery for further proceedings.

ENVIRONMENTAL MATTERS

    We, like others in our industry, are subject to various federal, state, local and, in some cases, foreign laws, ordinances and regulations that:

    - govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous or toxic wastes; or

    - may impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous or toxic substances or wastes.

    We endeavor to maintain compliance with environmental laws, but, from time to time, current or historical operations at our properties may have resulted or may result in noncompliance or liability for cleanup pursuant to environmental laws. As a result, we may incur costs for cleaning up contamination relating to historical uses of certain of our properties.

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
                             PROPERTIES OF CAESARS

    The following table sets forth information available to us at August, 1999 about the Caesars properties in which we will have interests upon consummation of the acquisition:

                                                                                      APPROXIMATE     APPROXIMATE
                                                                                       NUMBER OF         CASINO
                 NAME                                    LOCATION                    ROOMS/SUITES    SQUARE FOOTAGE
---------------------------------------  -----------------------------------------  ---------------  --------------
DOMESTIC CASINOS
Caesars Palace                           Las Vegas, Nevada                                 2,454          125,000
Caesars Atlantic City                    Atlantic City, New Jersey                         1,149          120,000
Caesars Indiana(1)                       Harrison County, Indiana                             --(2)        90,000
Caesars Tahoe(3)                         Stateline, Nevada                                   440           40,000
Sheraton Casino & Hotel                  Robinsonville, Mississippi                          134           33,000
Dover Downs(4)                           Dover, Delaware                                      --           25,000
INTERNATIONAL CASINOS
Windsor Casino(5)                        Windsor, Canada                                     389          100,000
Caesars Gauteng(6)                       Kempton Park, South Africa                           --           65,000
Sheraton Casino Sydney                   Cape Breton, Nova Scotia, Canada                     --           15,000
Sheraton Halifax Hotel & Casino          Halifax, Nova Scotia, Canada                        350           20,000(7)
Caesars Manila(8)                        Manila, Philippines                                  --            4,000
Caesars Palace at Sea                    S.S. Crystal Harmony                                 --            3,850(9)
                                         S.S. Crystal Symphony                                --            5,000(9)
                                                                                           -----          -------
    Total                                                                                  4,916          645,850
                                                                                           -----          -------
                                                                                           -----          -------

------------------------

(1) Caesars Indiana is managed by Caesars and owned by a joint venture in which Caesars owns in excess of 90% of the economic interests.

(2) A 500-room hotel tower is currently planned to be under construction in 2000.

(3) Caesars leases the building that houses the hotel and casino and leases the underlying land under a long-term ground and structure lease.

(4) Caesars provides management services to the casino at the Dover Downs racetrack in Delaware.

(5) Caesars has a 50% interest in Windsor Casino Limited, which operates this hotel/casino complex. The Province of Ontario owns the complex.

(6) Caesars has an approximately 25% interest in a joint venture that owns Caesars Gauteng and has an approximately 50% interest in a joint venture that manages Caesars Gauteng.

(7) A permanent casino featuring approximately 33,000 square feet is currently under construction.

(8) Caesars has a 50% interest in a joint venture which owns Caesars Manila and receives a marketing services fee.

(9) Caesars operates the Caesars Palace at Sea casinos only while the cruise ships on which they are located are in international waters.

CAESARS PALACE

    Caesars Palace, which opened in 1966, is one of the premier gaming properties in the world, attracting patrons from all over the world to its luxurious guest rooms and 125,000 square foot casino. Caesars Palace is located on the corner of Las Vegas Boulevard and Flamingo Road, the "4 Corners," in the heart of the Las Vegas Strip. Caesars Palace has approximately 2,454 rooms in service, a 125,000 square foot casino including 99 table games and 1,919 slot machines. It also has 14 restaurants and bars, 171,000 square feet of meeting and banquet space, a 1,100-seat showroom, a 23,000 square foot health spa, an "Omnimax" theater and the "Caesars Magical Empire," which combines a dining experience with a unique entertainment program and theme. The Caesars Palace property stands on approximately 80 acres, including 4.3 acres of undeveloped land behind Caesars Palace which could be used for a number of purposes including the expansion of the hotel, casino or meeting space.

    Caesars Palace also boasts one of the premier retail shopping experiences in all of Las Vegas, known as The Forum Shops, which is home to stores such as Gucci, Armani and FAO Schwartz. The Forum Shops also houses world class restaurants such as Spago and The Palm. Caesars Palace has made approximately $594 million in maintenance and improvement capital expenditures over the past three years to create a more exciting gaming environment, to add approximately 1,100 rooms and a new hotel tower, to add gaming space for slot machines and table games, to construct other facilities for conventions, meeting and banquets and to construct a new health club and spa. Caesars is currently in discussions with the Forum Shops' developer for the construction of a third phase of the Forum Shops, expected to add an additional 300,000 square feet of retail space. We anticipate that the developer will bear the costs of construction and maintenance of the new retail space.

CAESARS ATLANTIC CITY

    Caesars Atlantic City is a casino/hotel complex located at the center of the boardwalk in Atlantic City, New Jersey. Caesars Atlantic City has undergone extensive renovation since 1996, investing approximately $420 million in maintenance and improvement capital expenditures, to add approximately 620 additional rooms and approximately 38,000 square feet of casino space and to enhance its convention, meeting and banquet facilities, including expanded dining facilities, a multi-function grand ballroom and a four-story atrium. The design incorporates an elaborate Roman theme with Corinthian columns, large statues and extensive fountains. These improvements are expected to enhance the appeal of Caesars Atlantic City as a convention site, as well as attract more walk-in patrons from the boardwalk.

    Caesars Atlantic City has approximately 1,149 rooms in service and a 120,000 square foot casino, including 139 gaming tables and 3,589 slot machines. It also has 12 restaurants and bars, 34,000 square feet of meeting and banquet space, a 1,150-seat showroom, a shopping arcade, a Roman-themed transportation center which accommodates approximately 2,100 cars and 12 buses, a health club and tennis courts. The property on which Caesars Atlantic City stands consists of approximately ten acres.

    In August 1996, Caesars Atlantic City acquired the Ocean One retail mall for approximately $20 million. The Ocean One mall is constructed on a pier which extends 900 feet over the Atlantic Ocean and is located directly in front of the Boardwalk entrance to Caesars Atlantic City. Ocean One contains approximately 400,000 square feet of restaurant and retail space on three floors. Under current applicable local and state laws, Ocean One may not be used for gaming or lodging activities. Development of Ocean One with gaming and lodging requires approvals from local and state authorities and the New Jersey Casino Control Commission.

CAESARS INDIANA

    Caesars Indiana's "Glory of Rome" Riverboat is the largest riverboat casino in the U.S. with approximately 90,000 square feet of gaming space, including 141 gaming tables and 2,791 slot machines. The riverboat commenced operations in November of 1998 and is located near the Louisville, Kentucky border. Caesars Indiana is currently constructing a 170,000 square foot pavilion that will house retail space and restaurants and bars. Caesars Indiana is also planning to construct a 500-room hotel in 2000.

CAESARS TAHOE

    Caesars Tahoe casino/hotel complex opened in 1979 and is located in Stateline, Nevada, adjacent to Lake Tahoe. At that time, Caesars Tahoe entered into a long-term ground and structure lease for the building that houses the casino/hotel and the 24-acre property on which the casino/hotel stands. This lease expires in 2004, but contains two 25-year options to renew. Caesars Tahoe has 440 hotel rooms and suites, a 40,000 square foot casino, nine restaurants, a 1,500-seat showroom, 15,000 square feet of convention space, a Roman-themed nightclub, bars, shops, outdoor tennis courts and an indoor health spa containing a swimming pool and a racquetball court.

SHERATON CASINO & HOTEL

    The Sheraton Casino & Hotel is located in Robinsonville, Mississippi. The casino consists of 33,000 square feet of gaming space, including 48 gaming tables and 1,300 slot machines. The attached hotel has approximately 134 rooms and eight restaurants and bars.

OTHER DOMESTIC FACILITIES

    Caesars is a party to a management agreement with respect to a video lottery operation at the Dover Downs racetrack in Delaware.

INTERNATIONAL PROPERTIES

    Caesars owns a 50% interest in Windsor Casino Limited, which operates the Windsor Casino hotel/casino complex, owned by the Province of Ontario, comprising a 100,000 square foot casino and 389 rooms, in Windsor, Ontario, directly across the river from Detroit, Michigan. Caesars also owns a 95% interest in Metropolitan Entertainment Group, which operates a casino at the Sheraton Halifax Hotel & Casino in Halifax, Nova Scotia, and which also operates the Sheraton Casino Sydney, which is a stand-alone casino, in Sydney, Cape Breton, Nova Scotia. Metropolitan Entertainment Group funded the construction of the Nova Scotia properties and is being repaid, with interest out of the operating revenues generated by the properties. In addition, Caesars operates the Caesars Gauteng in Kempton Park, Johannesburg, South Africa, Caesars Manila in Manila, Philippines, and Caesars Palace at Sea, which it operates on two cruise ships while they are in international waters.

                            REGULATION AND LICENSING

    Each of our casinos is subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdiction where located or docked. Some jurisdictions, however, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to and periodic reports respecting the gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.


    In connection with the acquisition, we and certain of our subsidiaries must be found suitable as holding companies of subsidiaries that hold gaming licenses. To the extent required, we are preparing and filing applications for findings of suitability in each jurisdiction in which our subsidiaries will conduct gaming activities. In addition, in certain jurisdictions the gaming regulatory authorities must pre-approve the acquisition, and we have filed the applications for these approvals. We cannot assure you that we will obtain any of these approvals or that we will obtain any approval on a timely basis. For a discussion of our obligations and Starwood's obligations in the event regulatory approval is not received, see "The Acquisition--Conditions" and "Risk Factors--Our ability to consummate the acquisition depends on, among other things, receipt of regulatory approvals, including gaming approvals in various jurisdictions."


    Under provisions of gaming laws in which we have operations and under our Amended and Restated Certificate of Incorporation, certain of our securities are subject to restrictions on ownership which may be imposed by specified governmental authorities. The restrictions may require a holder of our securities to dispose of the securities or, if the holder refuses to dispose of the securities, we may be obligated to repurchase the securities.

NEVADA GAMING LAWS

    The ownership and operation of casino gaming facilities in the State of Nevada, such as those at the Las Vegas Hilton, the Flamingo Hilton Las Vegas, Bally's Las Vegas, the Flamingo Hilton Laughlin, the Reno Hilton and the Flamingo Hilton Reno, are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder and various local regulations. Our Nevada gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and, depending on the facility's location, the Clark County Liquor and Gaming Licensing Board and the City of Reno, which we refer to collectively as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:

    - the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

    - the establishment and maintenance of responsible accounting practices and procedures;

    - the maintenance of effective controls over the financial practices of licensees, including the establishment and maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

    - the prevention of cheating and fraudulent practices; and

    - providing a source of state and local revenues through taxation and licensing fees.

    Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.

    Each of our subsidiaries that currently operates a casino in Nevada is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. We are required to be registered by the Nevada Gaming Commission as a publicly-traded corporation and as such, are required periodically to submit detailed financial and operating reports to the Nevada Gaming Commission and furnish any other information that the Nevada Gaming Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a licensed casino without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and our licensed subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or any of our licensed subsidiaries in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Our and the licensed subsidiaries' officers, directors and key employees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or any licensed subsidiary, we and the licensed subsidiary would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us or a licensed subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

    We and all licensed subsidiaries are required to submit detailed financial and operating reports to the Nevada Gaming Commission. Substantially all of our or a licensed subsidiaries' material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

    If the Nevada Gaming Commission determined that we or a licensed subsidiary violated the Nevada Gaming Control Act, it could limit, condition, suspend or revoke our gaming licenses. In addition, we, the licensed subsidiary, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act at the discretion of the Nevada Gaming Commission. Further, a supervisor could be appointed by the Nevada Gaming Commission to operate a licensed subsidiary's gaming establishment and, under specified circumstances, earnings generated during the supervisor's appointment, except for the reasonable rental value of the premises, could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license of a licensed subsidiary and the appointment of a supervisor could, or revocation of any gaming license would, have a material adverse effect on our gaming operations.

    Any beneficial holder of our common stock, or any of our other voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have that person's suitability as a beneficial holder of our voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Gaming Control Act requires any person who acquires a beneficial ownership of more than 5% of our voting securities to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires that beneficial owners of more than 10% of our voting securities apply to the

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Nevada Gaming Commission for a finding of suitability within thirty days after the Chairman of the Nevada Gaming Control Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10%, but not more than 15%, of our voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds our voting securities for investment purposes only. An institutional investor will be deemed to hold our voting securities for investment purposes if it acquired and holds our voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly:

    - the election of a majority of the members of the our board of directors;

    - any change in our corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates; or

    - any other action which the Nevada Gaming Commission finds to be inconsistent with holding our voting securities for investment purposes only.

    Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

    - voting on all matters voted on by stockholders;

    - making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

    - other activities as that the Nevada Gaming Commission may determine to be consistent with investment intent. If the beneficial holder of our voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada Gaming Control Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our voting securities beyond such period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a licensed subsidiary, we:

    - pay that person any dividend or interest upon any of our voting securities;

    - allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

    - pay remuneration in any form to that person for services rendered or otherwise; or

    - fail to pursue all lawful efforts to require such unsuitable person to relinquish the voting securities including, if necessary, the immediate purchase of such voting securities for cash at fair market value. Additionally, the Clark County Liquor and Gaming Licensing Board has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

    The Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a registered publicly-traded corporation, such as the notes, to file applications, be investigated and be found suitable to own the debt security of the registered corporation. If the Nevada Gaming Commission

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determines that a person is unsuitable to own the security, then pursuant to the
Nevada Gaming Control Act, the registered publicly-traded corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Gaming Commission, it:

    - pays to the unsuitable person any dividend, interest or any distribution whatsoever;

    - recognizes any voting right by such unsuitable person in connection with such securities;

    - pays the unsuitable person remuneration in any form; or

    - makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

    We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Gaming Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act. To date, the Nevada Gaming Commission has not imposed that requirement on us.

    We may not make a public offering of our securities without the prior approval of the Nevada Gaming Commission if we intend to use the securities or the proceeds therefrom to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes. On December 17, 1998, the Nevada Gaming Commission granted us prior approval to make public offerings for a period of two years, subject to specified conditions, which we refer to as the "shelf approval." The shelf approval also applies to any company we wholly own which is a publicly-traded corporation or would become a publicly-traded corporation pursuant to a public offering. The shelf approval also includes approval for the licensed subsidiaries to guarantee any security issued by, and to hypothecate their assets to secure the payment or performance of any obligations issued by, us or an affiliate in a public offering under the shelf registration. The shelf approval also includes approval to place restrictions upon the transfer of and enter into agreements not to encumber the equity securities of the licensed subsidiaries, which we refer to as, the "stock restrictions." The shelf approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Gaming Control Board. The shelf approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering memorandum or the investment merits of the securities offered by the offering memorandum. Any representation to the contrary is unlawful. The exchange offer will qualify as a public offering and will be made pursuant to the shelf approval. The stock restrictions in respect of the exchange notes also will be covered by the shelf approval. The stock restrictions in respect of the old notes are not covered by the shelf approval and require the prior approval of the Nevada Gaming Commission, upon the recommendation of the Nevada Gaming Control Board, in order to be effective. We have filed an application requesting such approval.

    We must obtain prior approval of the Nevada Gaming Commission with respect to a change in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby the person obtains control of us. Entities seeking to acquire control of a registered publicly-traded corporation must satisfy the Nevada Gaming Control Board and Nevada Gaming Commission in a variety of stringent standards before assuming control of the registered corporation. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction. The acquisition of Caesars World Inc. and its registered and licensed Nevada subsidiaries requires the prior approval of the Nevada Gaming Commission upon the recommendation of the Nevada Gaming Control

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Board. We have filed an application for such approval. However, we cannot assure you that such approval will be obtained, or that if such approval is obtained, it will be obtained on a timely basis.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses, and registered publicly-traded corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

    - assure the financial stability of corporate gaming operators and their affiliates;

    - preserve the beneficial aspects of conducting business in the corporate form; and

    - promote a neutral environment for the orderly governance of corporate affairs.

    Approvals may be required from the Nevada Gaming Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control of us.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:

    - a percentage of the gross revenues received;

    - the number of gaming devices operated; or

    - the number of table games operated.

    A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise. Nevada corporate licensees that hold a license as an operator of a slot machine route, or a manufacturer's or distributor's license, also pay fees and taxes to the State of Nevada. The licensed subsidiaries currently pay monthly fees to the Nevada Gaming Commission equal to a maximum of 6.25% of gross revenues.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Gaming Control Board of the licensee's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Thereafter, licensees are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee is also subject to disciplinary action by the Nevada Gaming Commission if it:

    - knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

    - fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

    - engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

    - employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

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    The sale of alcoholic beverages at establishments operated by a licensed subsidiary is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could, and revocation would, have a material adverse effect upon the operations of the licensed subsidiary.

NEW JERSEY GAMING LAWS

    The ownership and operation of casino gaming facilities in Atlantic City are subject to the New Jersey Casino Control Act, regulations of the New Jersey Casino Control Commission and other applicable laws. No casino may operate unless it obtains the required permits or licenses and approvals from the New Jersey Commission. The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming related activities and to prescribe the methods and forms of applications from all classes of licensees. These laws and regulations concern primarily:

    - the financial stability, integrity, responsibility, good character, honesty and business ability of casino service suppliers and casino operators, their directors, officers and employees, their security holders and others financially interested in casino operations;

    - the nature of casino hotel facilities; and

    - the operating methods and financial and accounting practices used in connection with the casino operations.

    The State of New Jersey imposes taxes on gaming operations at the rate of 8% of gross gaming revenues. In addition, the New Jersey Act provides for an investment alternative tax of 2.5% of gross gaming revenues. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenues, which are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority.

    The New Jersey Commission has broad discretion with regard to the issuance, renewal and revocation or suspension of casino licenses. A casino license is not transferable, is issued for a term of up to one year for the first two renewals and thereafter for a term of up to four years, subject to discretionary reopening of the licensing hearing by the New Jersey Commission at any time. A casino license must be renewed by filing an application which must be acted on by the New Jersey Commission before the license in force expires. At any time, upon a finding of disqualification or noncompliance, the New Jersey Commission may revoke or suspend a license or impose fines or other penalties.

    The New Jersey Act imposes certain restrictions on the ownership and transfer of securities issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier of a casino licensee. "Security" is defined by the New Jersey Act to include instruments that evidence either a beneficial ownership in an entity, such as common stock or preferred stock, or a creditor interest in an entity, such as a bond, note or mortgage. The New Jersey Act requires that the corporate charter of a publicly-traded affiliate of a casino licensee must require that a holder of the company's securities who is disqualified by the New Jersey Commission dispose of the securities. The corporate charter of a casino licensee or any privately-held affiliate of the licensee must:

    - establish the right of prior approval by the New Jersey Commission with regard to a transfer of any security in the company; and

    - create the absolute right of the company to repurchase at the market price or purchase price, whichever is less, any security in the company if the New Jersey Commission disapproves a transfer of the security under the New Jersey Act.

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    The New Jersey Commission has approved our corporate charter. The corporate charters of our subsidiaries that operate Bally's Park Place and The Atlantic City Hilton and their privately-held affiliates likewise conform to the New Jersey Act's requirements described above for privately-held companies.

    If the New Jersey Commission finds that an individual owner or holder of securities of a corporate licensee or an affiliate of the corporate licensee is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action, including divestiture of the securities held. If disqualified persons fail to divest themselves of the securities, the New Jersey Commission may revoke or suspend the license. However, if an affiliate of a casino licensee is a publicly-traded company, and the New Jersey Commission makes a finding of disqualification with respect to any owner or holder of any security thereof, and the New Jersey Commission also finds that:

    - the company has adopted the charter provisions;

    - the company has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission requiring the divestiture of the security interest held by the disqualified owner or holder; and

    - the disqualified owner or holder does not have the ability to control the corporate licensee or the affiliate, or to elect one or more members of the board of directors of the affiliate, the New Jersey Commission will not take action against the casino licensee or its affiliate with respect to the continued ownership of the security interest by the disqualified owner or holder.

    For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly-traded corporation, or to elect one or more members of its board of directors, and thus require qualification, if the holder owns or beneficially holds 5% or more of any class of the equity securities of the corporation, unless the security holder rebuts the presumption of control or ability to elect by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of any class of the equity securities of a publicly-traded holding or intermediary company of a casino licensee and:

    - the holdings were purchased for investment purposes only;

    - there is no cause to believe the institutional investor may be found unqualified; and

    - upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The New Jersey Commission may grant a waiver of qualification to an institutional investor holding 10% or more of the securities upon a showing of good cause and if the conditions specified above are met.

    With respect to debt securities, the New Jersey Commission generally requires a person holding 15% or more of a debt issue of a publicly-traded affiliate of a casino licensee to qualify under the New Jersey Act. We cannot assure you that the New Jersey Commission will continue to apply the 15% threshold, and the New Jersey Commission could at any time establish a lower threshold for qualification. The New Jersey Commission may make an exception to the qualification requirement for institutional investors, in which case the institutional holder is entitled to a waiver of qualification if the holder's position in the aggregate is less than 20% of the total outstanding debt of the affiliate and less than 50% of any outstanding publicly-traded issue of the debt, and if the institutional investor meets the conditions specified in the above paragraph. As with equity securities, the New Jersey Commission may grant a waiver of qualification to institutional investors holding larger positions upon a showing of good cause and if the institutional investor meets all of the conditions specified in the above paragraph.

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    Generally, the New Jersey Commission would require each institutional holder seeking a waiver of qualification to execute a certificate stating that:

    - the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor;

    - the holder purchased the securities for investment purposes only and holds them in the ordinary course of business;

    - the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the issuer, the casino licensee or any affiliate; and

    - if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it will provide not less than 30 days' notice of its intent and will file with the New Jersey Commission an application for qualification before taking the action.

    Beginning on the date the New Jersey Commission serves notice on a corporate licensee or an affiliate of the corporate licensee that a security holder of the corporation has been disqualified, it will be unlawful for the security holder to:

    - receive any dividends or interest upon the securities;

    - exercise, directly or through any trustee or nominee, any right conferred by the securities; or

    - receive any remuneration in any form from the corporate licensee for services rendered or otherwise.

    Persons who are required to qualify under the New Jersey Act because they hold debt or equity securities, and are not already qualified, are required to place the securities into an interim casino authorization trust pending qualification. Unless and until the New Jersey Commission has reason to believe that the investor may not qualify, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If at any time the New Jersey Commission finds reasonable cause to believe that the investor may be found unqualified, it can order the trust to become "operative," in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the New Jersey Commission to order the trustee to dispose of the securities.

    Once an interim casino authorization trust is created and funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not exceeding the actual cost of the trust property. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor's qualification hearing.

    If the New Jersey Commission determines that a licensee has violated the New Jersey Act or its regulations, then under certain circumstances, the licensee could be subject to fines or have its license suspended or revoked. In addition, if a person who is required to qualify under the New Jersey Act fails to qualify, including a security holder who fails to qualify and does not dispose of securities as may be required by the New Jersey Act, with the exception discussed above for publicly-traded affiliates, the licensee could have its license suspended or revoked.

    If a casino license is not renewed, is suspended for more than 120 days or is revoked, the New Jersey Commission can appoint a conservator. The conservator would be charged with the duty of conserving and preserving the assets so acquired and continuing the operation of the casino hotel of a suspended licensee or with operating and disposing of the casino hotel of a former licensee. The suspended licensee or former licensee would be entitled only to a fair return on its investment, to be determined under New Jersey law,

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with any excess to go to the State of New Jersey, if so directed by the New
Jersey Commission. Suspension or revocation of any licenses or the appointment of a conservator by the New Jersey Commission would have a material adverse effect on the businesses of our Atlantic City casino hotels.

MISSISSIPPI GAMING LAWS

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission.

    The Mississippi Gaming Control Act, which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The Mississippi Gaming Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to:

    - prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

    - establish and maintain responsible accounting practices and procedures;

    - maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission;

    - prevent cheating and fraudulent practices;

    - provide a source of state and local revenues through taxation and licensing fees; and

    - ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

    The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Gaming Commission will not affect the marketability of our securities. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on us and our Mississippi gaming operations.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of June 1, 1999, dockside gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

    We and each of our Mississippi licensee affiliates are subject to the licensing and regulatory control of the Mississippi Gaming Commission. We are registered under the Mississippi Act as a publicly-traded holding company of our Mississippi licensee affiliates and will be required periodically to submit detailed financial and operating reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. If we are unable to satisfy the registration requirements of the Mississippi Act, we and our affiliates cannot own or operate gaming facilities in Mississippi. Each of our Mississippi licensee affiliates must maintain a gaming license from the Mississippi

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Gaming Commission to operate a casino in Mississippi. The Mississippi Gaming
Commission issues the licenses.

    Gaming licenses are not transferable, are issued for a two-year period and must be renewed periodically thereafter. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Gaming Commission.

    Certain of our officers and employees and the officers, directors and key employees of our licensed Mississippi subsidiaries must be found suitable or be licensed by the Mississippi Gaming Commission. We believe we have applied for all necessary findings of suitability with respect to these persons, although the Mississippi Gaming Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with the investigation. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us and our registered or licensed subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in their capacities.

    Employees associated with gaming must obtain work permits that are subject to immediate suspension. The Mississippi Gaming Commission will refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed various misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.

    At any time, the Mississippi Gaming Commission has the power to investigate and require a finding of suitability of any of our record or beneficial stockholders. Mississippi law requires any person who acquires more than 5% of the common stock of a publicly-traded corporation registered with the Mississippi Gaming Commission to report the acquisition to the Mississippi Gaming Commission, and that person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the common stock of such a company, as reported to the SEC, must apply for a finding of suitability by the Mississippi Gaming Commission and must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation. The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered public company's common stock. However, the Mississippi Gaming Commission has adopted a policy that may permit institutional investors to own beneficially up to 10% of a registered public company's common stock without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond the time that the Mississippi Gaming Commission prescribes, may be guilty of a misdemeanor. We are subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our licensed subsidiaries, we:

    - pay the unsuitable person any dividend or other distribution upon our voting securities;

    - recognize the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

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
    - pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in limited and specific circumstances; or

    - fail to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

    We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any debt or other securities. In addition, under the Mississippi Act the Mississippi Gaming Commission may, in its discretion:

    - require holders of debt securities of registered corporations to file applications;

    - investigate the holders; and

    - require the holders to be found suitable to own the debt securities.

    Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt or equity securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with the investigation.

    Each of our Mississippi licensed subsidiaries must maintain in Mississippi a current ledger with respect to the ownership of its equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any equity security issued by us. The ledger and stockholder lists must be available for inspection by the Mississippi Gaming Commission at any time. If any of our securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make that disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.

    The Mississippi Act requires that the certificates representing securities of a registered publicly-traded corporation bear a legend to the general effect that the securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has granted us an exemption from this legend requirement. The Mississippi Gaming Commission has the power to impose additional restrictions on the holders of our securities at any time.

    Substantially all loans, leases, sales of securities and similar financing transactions by a licensed gaming subsidiary must be reported to or approved by the Mississippi Gaming Commission. A licensed gaming subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities if it obtains the prior approval of the Mississippi Gaming Commission. We may not make a public offering of our securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. The approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.

    Under the regulations of the Mississippi Gaming Commission, none of our gaming licensees may guarantee a security issued by us pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by us, without the prior approval of the Mississippi Gaming Commission. Similarly, we may not pledge the stock or other ownership interests of any of our gaming licensees, nor may the pledgee of such ownership interests foreclose on such a pledge, without the prior approval of the Mississippi Gaming Commission. Moreover, restrictions on the transfer of an equity security issued by our Mississippi licensees and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Gaming Commission. We have received all such approvals from the Mississippi Gaming Commission.

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
    We cannot change our control through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction. The acquisition of Sheraton Tunica Corporation as part of the Caesars acquisition requires the prior approval of the Mississippi Gaming Commission upon the recommendation of the Executive Director of the Commission. We have filed an application for this approval. However, we cannot assure you that this approval will be obtained, or that if this approval is obtained, it will be obtained on a timely basis.

    The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly-traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to:

    - assure the financial stability of corporate gaming operators and their affiliates;

    - preserve the beneficial aspects of conducting business in the corporate form; and

    - promote a neutral environment for the orderly governance of corporate affairs.

    We may be required to obtain approval from the Mississippi Gaming Commission before we may make exceptional repurchases of voting securities in excess of the current market price of our common stock (commonly called "greenmail") or before we may consummate a corporate acquisition opposed by management. Mississippi's gaming regulations will also require prior approval by the Mississippi Gaming Commission if we adopt a plan of recapitalization proposed by our board of directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of us.

    Neither we nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may require determinations that there are means for the Mississippi Gaming Commission to have access to information concerning our and our affiliates out-of-state gaming operations. We received a waiver of foreign gaming approval from the Mississippi Gaming Commission for operations in other states, but may be required to obtain the approval or a waiver of such approval from the Mississippi Gaming Commission before engaging in any additional future gaming operations outside of Mississippi.

    If the Mississippi Gaming Commission decides that a licensed gaming subsidiary violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license of the subsidiary. In addition, we, the licensed subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of a violation, the Mississippi Gaming Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could, and revocation of any gaming license would, materially adversely affect our Mississippi gaming operations.

    A licensed gaming subsidiary must pay license fees and taxes, computed in various ways depending on the type of gaming involved, to the State of Mississippi and to the county or city in which the licensed gaming subsidiary conducts operations. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

    - a percentage of the gross gaming revenues received by the casino operation;

    - the number of slot machines operated by the casino; or

    - the number of table games operated by the casino.

    The license fee payable to the State of Mississippi is based upon "gaming receipts", generally defined as gross receipts less payouts to customers as winnings, and equals:

    - 4% of gaming receipts of $50,000 or less per month;

    - 6% of gaming receipts over $50,000 and less than $134,000 per month; and

    - 8% of gaming receipts over $134,000.

    These license fees are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenue fee imposed by the Mississippi cities and counties in which our casino operations are located, equals approximately 4% of the gaming receipts.

    The Mississippi Gaming Commission has adopted a regulation requiring as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. We believe we are in compliance with this requirement. Recently, the Mississippi Gaming Commission adopted a regulation which increased the infrastructure requirement to 100% from the existing 25%; however, the regulation grandfathers existing licensees and applies only to new casino projects and casinos that are not operating at the time of acquisition or purchase.

    Both the local jurisdiction and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate the sale of alcoholic beverages by our subsidiaries. All of our Mississippi casinos are in areas designated as special resort areas, which allows the casinos to serve alcoholic beverages on a 24-hour basis. The Alcohol Beverage Control Division has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place a licensee on probation with or without conditions. Any disciplinary action could, and revocation would, have a material adverse effect upon the casino's operations. Our and our Mississippi casinos' key officers and managers must be investigated by the Alcohol Beverage Control Division in connection with its liquor permits and changes in key positions must be approved by the Alcohol Beverage Control Division.

LOUISIANA GAMING LAWS

    The ownership and operation of a riverboat gaming vessel in the State of Louisiana is subject to the Louisiana Riverboat Economic Development and Gaming Control Act. The Louisiana Gaming Control Board regulates gaming activities. The Louisiana Board is responsible for investigating the background of all applicants seeking a riverboat gaming license, issuing the license and enforcing the laws, rules and regulations relating to riverboat gaming activities.

    The Louisiana Board must find suitable the applicant, its officers, directors, key personnel, partners and persons holding a 5% or greater interest in the holder of a gaming license. The Louisiana Board may, in its discretion, also review the suitability of other security holders of, or persons affiliated with, a licensee. This finding of suitability requires the filing of an extensive application to the Louisiana Board disclosing personal, financial, criminal, business and other information. Our Louisiana affiliate, Bally's Louisiana, Inc., has filed the required forms with the Louisiana regulatory authorities with respect to a finding of suitability.

    On March 24, 1994, the Louisiana Board's predecessor issued a riverboat gaming license to Belle of Orleans, L.L.C., a limited liability company in which we have a 49.9% interest. Belle of Orleans, L.L.C. commenced riverboat gaming operations in New Orleans on July 9, 1995. We are engaged in litigation with our 50.1% partner in the Belle of Orleans, L.L.C. See "Business and Properties of Park Place--Legal Proceedings" and Note 16 to our audited financial statements for a description of this litigation.

    The Louisiana Act prohibits the transfer of a Louisiana gaming license. The Louisiana Board must approve the sale, assignment, transfer, pledge or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license and the Louisiana Board must find the transferee suitable. In addition, the Louisiana Board must approve certain contracts and leases entered into by a licensee and enterprises which transact business with the licensee must be licensed.

    If a security holder of a licensee is found unsuitable, it will be unlawful for the security holder to:

    - receive any dividend or interest with regard to the securities;

    - exercise, directly or indirectly, any rights conferred by the securities;
      or

    - receive any remuneration from the licensee for services rendered or otherwise.

    The Louisiana Board may impose similar approval requirements on holders of securities of any intermediary or holding company of the licensee. The State of Louisiana taxes gaming operations at the rate of 18.5% of net gaming proceeds.

    On April 19, 1996, the Louisiana legislature approved legislation mandating statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit three individual types of gaming. On November 5, 1996, Louisiana voters determined whether each of the following types of gaming would be prohibited or permitted in the following described Louisiana parishes:

    - the operation of video draw poker devices in each parish;

    - the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or waterway; or

    - the conduct of land-based casino gaming operations in Orleans Parish.

    In Orleans Parish, where our riverboat casino currently operates, a majority of the voters elected to continue to permit the three types of gaming described above. The current legislation does not provide for any moratorium on future local elections on gaming. Further, the current legislation does not provide for any moratorium that must expire before future local elections on gaming could be mandated or allowed. In addition, a change of berth by a licensee would require voter approval in the parish in which the new berth is located.

QUEENSLAND GAMING LAWS

    Queensland, Australia, like the jurisdictions discussed above, has comprehensive laws and regulations governing the conduct of casino gaming. All persons connected with the ownership and operation of a casino, including us, our subsidiary that manages the Conrad Jupiters, Gold Coast and the Conrad International Treasury Casino, Brisbane and their principal stockholders, directors and officers, must be found suitable and/or licensed. A casino license once issued remains in force until surrendered or canceled. Queensland law defines the grounds for cancellation and, in that event, an administrator may be appointed to assume control of the casino hotel complex. The Queensland authorities have also conducted an investigation of, and have found suitable, us and our subsidiary BI Gaming Corporation, which holds our Australian gaming assets.

    Queensland imposes taxes on gaming operations at the rate of 20% of gross gaming revenues, except that gaming revenues arising from persons or groups participating in special flight programs or "junkets" are taxed at a 10% rate. A casino community benefit levy of 1% of gross gaming revenues is also imposed.

URUGUAY GAMING LAWS

    Uruguay also has laws and regulations governing the establishment and operation of casino gaming. The Internal Auditors Bureau of Uruguay, under the authority of the Executive Power of the Oriental

Republic of Uruguay, is responsible for establishing the terms under which casino operations are conducted, including suitability requirements of persons associated with gaming operations, authorized games, specifications for gaming equipment, security, surveillance and compliance. The Executive Power of the Oriental Republic of Uruguay has authorized Baluma S.A., a corporation duly organized and existing under the laws of the Oriental Republic of Uruguay, as owner of the Conrad International Punta del Este Resort & Casino to conduct casino operations. The authorization was granted based on the expertise and financial suitability of Hilton and its subsidiary Conrad International Hotels Corporation, which acted as manager of the Punta del Este Resort & Casino. By resolution dated December 29, 1998, the Executive Power of the Oriental Republic of Uruguay authorized the replacement of Conrad International Hotels Corporation by B I Gaming Corporation, a subsidiary of ours, as manager of the Punta del Este Resort & Casino, subject to the fulfillment of formal requirements set forth in the resolution. Documents to comply with the referred formal requirements were submitted in due time. The Internal Auditors Bureau has reviewed the documents and recommended to the Executive Power of the Oriental Republic of Uruguay to declare that requirements made by resolution dated December 29, 1998 have been complied with.

    Uruguay imposes a casino concession fee on gaming operations conducted by the Punta del Este Resort & Casino at a fixed amount per fiscal year. For the years ending December 31, 1997, 1998 and 1999, the casino concession fee imposed is $3.2 million, $3.3 million and $3.3 million, respectively.

CAESARS PROPERTIES

    In addition to the foregoing jurisdictions, following our acquisition of Caesars we will also own and/ or operate properties, and be subject to the gaming regulations, in the following jurisdictions.

    DELAWARE GAMING LAWS

    Video lottery operations in the State of Delaware are regulated by the Delaware State Lottery Office through the powers delegated to the Director of the lottery pursuant to Title 29 of the Delaware code. Under Delaware's video lottery program, video lottery machines are permitted at Delaware's licensed horse racing tracks.

    Any person seeking to contract with the Delaware State Lottery Office for the provision of goods or services related to video lottery operations, including management services such as those provided by Caesars with respect to video lottery operation at the Dover Downs race track in Delaware, must be licensed by the Delaware State Lottery Office as a "technology provider." It is the ongoing duty of each technology provider licensee to notify the Director of the lottery of any change in officers, partners, directors, key employees, video lottery operations employees or owners, collectively the "key individuals." An owner is a person who owns, directly or indirectly, ten percent or more of an applicant or licensee. Key individuals are subject to a background investigation, and the failure of a key individual to satisfy a background investigation may constitute "cause" for the suspension or revocation of the technology provider's license.

    INDIANA GAMING LAWS

    Caesars' Indiana casino riverboat operations are subject to the Indiana Riverboat Gambling Act and the licensing and regulatory control of the Indiana Gaming Commission, as well as various local, county and state regulatory agencies. The Indiana gaming regulations are similar to the gaming regulations in Nevada and New Jersey.

    Indiana's casino gaming laws, regulations and supervisory procedures are extensive and reflect certain public policy considerations as to:

    - the integrity of casino gaming operations and their participants;

    - the need for strict governmental and regulatory control of casino gaming operations;

    - the creation of economic development, tourism, taxes and employment; and

    - the maintenance and development of public confidence and trust in casino gaming regulation and control.

    In addition, the riverboat must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety and must hold a certificate of seaworthiness or must be approved by the American Bureau of Shipping for stabilization and flotation. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessel and require individual licensing of all personnel involved with the operation of the vessel. Loss of the vessel's certificate of seaworthiness or the American Bureau of Shipping approval would preclude its use as a floating casino. The land-based facilities developed and used in connection with the riverboat are subject to local zoning and building codes.

    Changes to these laws, regulations and supervisory procedures could have an adverse effect on Caesars' casino gaming operations.

    ONTARIO, CANADA, GAMING LAWS

    Caesars' Ontario casino gaming operations are subject to the regulatory control of the Ontario Alcohol and Gaming Commission pursuant to the Ontario Gaming Control Act and certain contractual obligations to the Ontario Casino Corporation, a provincial crown corporation owned by the Province of Ontario.

    Caesars owns 50% of Windsor Casino Limited, which operates the casino in Windsor, Ontario, Canada, on behalf of the Ontario Casino Corporation, pursuant to an operating agreement with the Ontario Casino Corporation. The operating agreement imposes certain obligations on Windsor Casino Limited relating to the operation of the Windsor Casino. Pursuant to a support agreement between the shareholders of Windsor Casino Limited and the Ontario Casino Corporation, the shareholders, including Caesars, have certain obligations relating to the operation of Windsor Casino Limited.

    Windsor Casino Limited is required under the Ontario Gaming Control Act to be registered as a casino operator with the Ontario Alcohol and Gaming Commission and must operate in accordance with the terms and conditions of its registration.

    Pursuant to the Ontario Gaming Control Act and the terms of Windsor Casino Limited's registration, the Registrar of the Ontario Commission must approve any change in the directors or officers of Windsor Casino Limited. The Ontario Gaming Control Act also provides that the Ontario Commission may require the submission of disclosures and informational material from any person who has an interest in Windsor Casino Limited. This includes parent companies and their directors and officers.

    The Registrar of the Ontario Commission has the power, subject to the Ontario Gaming Control Act, to grant, renew, suspend or revoke registrations. The Registrar is entitled to make such inquiries and conduct such investigations as are necessary to determine that applicants for registration meet the requirements of the Ontario Gaming Control Act and to require information or material from any person who has an interest in an applicant for registration. The criteria to be considered in connection with registration under the Ontario Gaming Control Act include the financial responsibility, integrity and honesty of the applicant and the public interest. The Registrar may, at any time, revoke, suspend or refuse to renew Windsor Casino Limited's registration for any reason that would have disentitled it to registration.

    Changes to these laws and regulations could have an adverse effect on Caesars' casino gaming operations.

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
    NOVA SCOTIA, CANADA, GAMING LAWS

    Caesars' Nova Scotia casino gaming operations are subject to the regulatory control of the Nova Scotia Gaming Control Commission pursuant to the Nova Scotia Gaming Control Act and certain contractual obligations to the Nova Scotia Gaming Corporation, a provincial crown corporation owned by the Province of Nova Scotia.

    Caesars owns a 95% partnership interest in Metropolitan Entertainment Group, which operates the Sheraton Casino Nova Scotia in Sydney and Halifax on behalf of the Nova Scotia Gaming Corporation pursuant to an operating contract with the Nova Scotia Gaming Corporation. The operating contract imposes certain obligations on Metropolitan relating to the operation of the Sydney and Halifax casinos. Caesars is also a party to the operating contract as a guarantor of Metropolitan's obligations.

    Metropolitan is required under the Nova Scotia Act to be registered as a casino operator with the Nova Scotia Commission.

    Under the Nova Scotia Act, the director of registration of the Nova Scotia Commission must be notified, within 15 days, of any change in the officers or directors of Sheraton Casino Nova Scotia. Sheraton Casino Nova Scotia is also required to file a disclosure form with the director of registration within 15 days of:

    - a person acquiring a beneficial interest in the business of the casino;

    - a person exercising control, either directly or indirectly, over the business of the casino; or

    - a person providing financing, either directly or indirectly, to the business of the casino.

    The Nova Scotia Act also provides that the Director of Registration may require information or material from Metropolitan or any person who has an interest in the casino. This includes parent companies and their directors and officers.

    The Nova Scotia Commission has the power to suspend or to revoke Metropolitan's registration, at any time, for any reason that would have disentitled Metropolitan to obtain the registration. Grounds for suspension or revocation include the financial responsibility, integrity and honesty of the casino operator and its officers and directors and the public interest.

    Changes to these laws and regulations could have an adverse effect on Caesars' casino gaming operations.

    PHILIPPINES GAMING LAWS

    Gaming at the Caesars Club of Manila is conducted by the Philippine Amusement and Gaming Corporation in accordance with its established rules and regulations and pursuant to an agreement granting Caesars the exclusive right to operate a casino out of one of the VIP rooms on the entry level of the Heritage Hotel in Manila, referred to herein as the "exclusive agreement." The Philippine Amusement and Gaming Corporation restricts the use of said gaming proceeds to players provided by Caesars. In turn, Caesars agrees not to solicit the business of any other entities to which the Philippine Amusement and Gaming Corporation has granted the right to bring patrons to play in the Philippine Amusement and Gaming Corporation's other casinos. For its services at the Caesars Club of Manila, the Philippine Amusement and Gaming Corporation is paid 12.50% of gross gaming revenues up to $10 million, 11.00% of gross gaming revenues between $10 million and $15 million, and 10.00% of gross gaming revenues in excess of $15 million. Caesars is subject to background checks and must provide the Philippine Amusement and Gaming Corporation with documents necessary for this purpose.

    Under the exclusive agreement, the Philippine Amusement and Gaming Corporation is required to provide, at its own expense, security and surveillance personnel and facilities for the premises, including the installation of two fixed cameras on each gaming table. If the Philippine Amusement and Gaming

Corporation is unable to comply with this obligation, and if Caesars thereafter is unable or declines to continue providing players to play at the premises, then the Philippine Amusement and Gaming Corporation shall immediately cease all gaming at the premises.

    Under the exclusive agreement, Caesars is obliged to pay necessary expenses incurred by players to enable them to play at the premises, including airfare, hotel accommodations, food and beverages, transportation services and other hotel expenses, whereas the Philippine Amusement and Gaming Corporation is obliged to extend to players the same assistance given to other persons playing under the Philippine Amusement and Gaming Corporation's Foreign High Roller Marketing Program, including airport facilitation/visa issuance and negotiating agreements with the hotel to provide satisfactory accommodations services on a "best efforts" basis.

    Caesars has agreed to hold the Philippine Amusement and Gaming Corporation absolutely free and harmless from any damage, claim or liability that may arise in connection with any agreement, dealing or transaction which Caesars may have with the players. Caesars warrants to save the Philippine Amusement and Gaming Corporation free and harmless from any claim and/or liability from any tax obligations imposed upon Caesars by any taxing authority, including income derived from performance under the agreement with the Philippine Amusement and Gaming Corporation.

    The Philippine Amusement and Gaming Corporation in turn has agreed to hold Caesars absolutely free and harmless from any damage, claim or liability in connection with any agreement, dealing or transaction that the Philippine Amusement and Gaming Corporation may have with third parties for the provision of goods and services as required under the agreement with Caesars.

    The Philippine Amusement and Gaming Corporation has the right to terminate the arrangement with Caesars at any time subject to fifteen days prior written notice to Caesars in the event Caesars violates any term or condition of the arrangement, including Caesars' failure to bring in qualified players. Caesars has the right to terminate the arrangement by giving a 90-day notice to the Philippine Amusement and Gaming Corporation at any time. Caesars shall terminate the arrangement upon written notice to the Philippine Amusement and Gaming Corporation at any time, effective upon receipt, if required to do so by any government gaming authority with jurisdiction over any privileged license held by Caesars or its affiliates.

    SOUTH AFRICA GAMING LAWS

    Caesars South African operations are subject to the Gauteng Gambling and Betting Act No. 4 of 1995 and the regulations issued thereunder. Under Section 38(1) of the Gauteng Gambling and Betting Act and regulation 20 of the regulations issued thereunder, if an entity has directly or indirectly procured a controlling or financial interest of 1% or more in a casino license holder in Gauteng, then the provisions of Section 38(1) apply and the acquiring entity will have to apply for the consent of the Gauteng Gambling Board for the holding of such an interest.

    Under Regulation 88(2) of the Gauteng Gambling and Betting Act, the acquiring entity must apply to the Gauteng Gambling Board for consent to hold such an interest within 14 days after the transaction closes and the interest is procured.

    The application for the consent of the Gauteng Gambling Board must be made within a period and in a manner prescribed by the Gauteng Gambling Board. To this end, the Gauteng Gambling Board has issued a standard application form.

    In making such an application, all the relevant provisions of the Gauteng Gambling and Betting Act relating to an application for a casino license apply. These include:

    - the application itself;

    - representations by interested persons;

    - response by the applicant to such representations;

    - further information and oral representations;

    - public inspection of the application and representations;

    - obtaining of a police report;

    - the holding of a hearing in respect of the application which is open to members of the public and where witnesses are called; and

    - a decision being given on the application and conditions being applied in the event of the application being granted.

    A non-refundable license fee of R5,700.00 (approximately $913) is payable with the application. Under Section 23 of the Gauteng Gambling and Betting Act, the Gauteng Gambling Board may recover from the applicant all reasonable expenses incurred by the Gauteng Gambling Board in conducting the necessary investigation in respect of the application.

    Section 38(3) of the Gauteng Gambling and Betting Act provides that where consent is not granted, the acquiring entity shall, within the prescribed period and in the manner prescribed or determined by the Gauteng Gambling Board, dispose of the interest in question.

    In addition, Regulation 88(1) provides that the casino license holder must notify the Gauteng Gambling Board of the acquiring entity's identity and address as soon as practicable after it becomes aware of the procurement of an interest in it.

IRS REGULATIONS

    The Internal Revenue Service requires operators of casinos located in the United States to file information returns for U.S. citizens, including names and addresses of winners, for keno and slot machine winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on some keno, bingo and slot machine winnings of nonresident aliens. We are unable to predict the extent, to which these requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, the other games.

    Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in some of the domestic jurisdictions in which we operate casinos, or in which we have applied for licensing to operate a casino, require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation began in May 1985 and may have resulted in the loss of gaming revenues to jurisdictions outside the United States which are exempt from the ambit of these regulations.

OTHER LAWS AND REGULATIONS

    Each of the casino hotels and riverboat casinos described in this prospectus is subject to extensive state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages. We believe that we have obtained all required licenses and permits and our businesses are conducted in substantial compliance with applicable laws except for regulatory approvals in connection with the acquisition described above, which is currently in progress.

HEADQUARTERS

    Our principal executive offices are located at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109. Our telephone number is (702) 699-5000.

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
                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth our executive officers and directors. Our board is divided into three classes. All directors hold their positions until their terms expire and until their respective successors are elected and qualified. Executive Officers are elected by and serve at the discretion of our board of directors until their successors are duly chosen and qualified.


NAME                                      AGE      POSITION
------------------------------------      ---      -----------------------------------------------------------
Stephen F. Bollenbach...............          57   Chairman of the Board of Directors
Arthur M. Goldberg..................          57   President and Chief Executive Officer and Director
Wallace R. Barr.....................          53   Executive Vice President
Clive S. Cummis.....................          70   Executive Vice President--Law & Corporate Affairs,
                                                   Secretary and Director
Mark R. Dodson......................          37   Executive Vice President
Scott A. LaPorta....................          37   Executive Vice President and Chief Financial Officer
Lyle Berman.........................          58   Director
Barbara Bell Coleman................          49   Director
A. Steven Crown.....................          47   Director
Barron Hilton.......................          71   Director
Eric M. Hilton......................          66   Director
J. Kenneth Looloian.................          77   Director
Rocco J. Marano.....................          71   Director
Gilbert L. Shelton..................          63   Director


    STEPHEN F. BOLLENBACH, CHAIRMAN OF THE BOARD OF DIRECTORS. Mr. Bollenbach has served as Chairman of our board of directors since 1998. Mr. Bollenbach served as Chief Financial Officer, Marriott Corporation until October 1993, President and Chief Executive Officer, Host Marriott Corporation, until April 1995, Senior Executive Vice President and Chief Financial Officer, The Walt Disney Co. until February 1996 and, thereafter, President and Chief Executive Officer, Hilton Hotels Corporation. Mr. Bollenbach is a director of Hilton Hotels Corporation, Kmart Corporation, Ladbroke Group PLC, Spring Group PLC and Time Warner, Inc.

    ARTHUR M. GOLDBERG, PRESIDENT AND CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Goldberg has served as our President and Chief Executive Officer and as a Director since 1998. Mr. Goldberg served as Chairman and Chief Executive Officer of Bally Entertainment Corporation until December 1996 and, thereafter, Executive Vice President and President--Gaming Operations of Hilton Hotels Corporation. Mr. Goldberg is a director of Hilton Hotels Corporation, Bally Total Fitness Holding Corporation and First Union Corporation.

    WALLACE R. BARR, EXECUTIVE VICE PRESIDENT. Mr. Barr has served as our Executive Vice President since 1998. Prior to joining us, Mr. Barr had served as Executive Vice President--Eastern Region, Hilton Gaming Corporation since December 1996, and President, Chief Operating Officer and a director of Bally's Park Place and The Atlantic City Hilton since February 1993, and President and Chief Operating Officer of Bally's Saloon-Gambling Hall-Hotel and Bally's Casino Lakeshore Resort from April 1993 and June 1993, respectively, and Executive Vice President and Chief Operating Officer of Bally's Casino Holdings, Inc. from June 1993 until December 1996.

    CLIVE S. CUMMIS, EXECUTIVE VICE PRESIDENT--LAW & CORPORATE AFFAIRS, SECRETARY AND DIRECTOR. Mr. Cummis has served as our Executive Vice President--Law & Corporate Affairs, Secretary and as a

Director since 1998. Prior to joining us, Mr. Cummis served as the Chairman of the law firm of Sills Cummis Radin Tischman Epstein & Gross, which provided legal services to Hilton and continues to provide legal services to us.

    MARK R. DODSON, EXECUTIVE VICE PRESIDENT. Mr. Dodson has served as our Executive Vice President since 1998. Prior to joining us, Mr. Dodson had served as Executive Vice President and Treasurer, Hilton Gaming Corporation since January 1998, Senior Vice President--Gaming Operations and Treasurer, Hilton Gaming Corporation from December 1996 until January 1998, Senior Vice President, Bally's Park Place from January 1996 until December 1996, Vice President--Development, Bally's Casino Holdings, Inc. from December 1994 until January 1996, and Director of Corporate Development, Bally Entertainment Corporation from February 1993 until December 1994.

    SCOTT A. LAPORTA, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER. Mr. LaPorta has served as our Executive Vice President and Chief Financial Officer since 1998. Prior to joining us, Mr. LaPorta had served as Senior Vice President and Treasurer, Hilton Hotels Corporation since May 1996, and prior thereto, Senior Vice President and Treasurer, Host Marriott Corporation.

    LYLE BERMAN, DIRECTOR. Mr. Berman has served as a director since 1998. Mr. Berman is currently the Chairman of the board of directors and CEO of Lakes Gaming, Inc. Mr. Berman previously served as the Chairman of the board of directors of Grand Casinos, Inc. from October 1991 until December 1998. Mr. Berman is also a director of G-III Apparel Group Ltd., Innovative Gaming Corporation of America, New Horizon Kids Quest, Inc. and Wilsons The Leather Experts Inc. and Chairman of the Board and Chief Executive Officer of Rainforest Cafe, Inc.

    BARBARA BELL COLEMAN, DIRECTOR. Ms. Bell Coleman has served as a director since 1999. Ms. Bell Coleman is the President of BBC Associates LLC, an executive consulting firm serving businesses and non-profit organizations.

    A. STEVEN CROWN, DIRECTOR. Mr. Crown has served as a director since 1998. Mr. Crown is the General Partner of Henry Crown and Company, a holding company which includes diversified manufacturing operations, marine operations and real estate ventures. Mr. Crown is a director of Hilton Hotels Corporation.

    BARRON HILTON, DIRECTOR. Mr. Barron Hilton has served as a director since 1998. Mr. Barron Hilton served as the Chairman of the Board and Chief Executive Officer, Hilton Hotels Corporation until February 1996 and, thereafter, Chairman of the Board, Hilton Hotels Corporation.

    ERIC M. HILTON, DIRECTOR. Mr. Eric Hilton has served as a director since 1998. Mr. Eric Hilton served as a director of Hilton Hotels Corporation, and Vice Chairman of the Board, Hilton Hotels Corporation until March 1997. Messrs. Barron Hilton and Eric Hilton are brothers.

    J. KENNETH LOOLOIAN, DIRECTOR. Mr. Looloian has served as a director since 1998. Mr. Looloian is the Executive Vice President of DiGiorgio Corporation and a consultant. Mr. Looloian is also a director of Bally Total Fitness Holdings and ContinuCare.

    ROCCO J. MARANO, DIRECTOR. Mr. Marano has served as a director since 1998. Mr. Marano is a retired executive. Mr. Marano is a director of Computer Horizons Corporation.

    GILBERT L. SHELTON, DIRECTOR. Mr. Shelton has served as a director since 1998. Mr. Shelton is a private investor.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth, as of August 31, 1999, the ownership of our common stock by each of our individual directors and executive officers, our directors and executive officers as a group, and each person known to be the beneficial owner of more than 5% of our outstanding common stock. As of August 31, 1999 we had 302,308,453 shares of common stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.



NAME AND ADDRESS OF BENEFICIAL OWNER                                              COMMON STOCK     PERCENT OF CLASS
-----------------------------------------------------------------------------  ------------------  -----------------
Barron Hilton................................................................    22,935,330(1)(2)            7.6%
  9336 Civic Center Drive
  Beverly Hills, California 90210
Southeastern Asset Management, Inc...........................................    16,853,600(3)               5.6%
  6075 Poplar Avenue, Suite 900
  Memphis, Tennessee 39119

Conrad N. Hilton Fund........................................................    16,498,736(1)               5.5%
  100 West Liberty Street
  Reno, Nevada 89501

Highfields Capital Management LP.............................................    16,086,020(4)               5.3%
  200 Clarendon Street
  Boston, Massachusetts 02117

Stephen F. Bollenbach........................................................     4,540,000(2)               1.5%

A. Steven Crown..............................................................     3,675,500(2)(5)            1.2%

Arthur M. Goldberg...........................................................     7,254,738(2)               2.4%

Eric M. Hilton...............................................................        11,400(1)(2)          *

Lyle M. Berman...............................................................     5,297,844(2)(6)            1.7%

J. Kenneth Looloian..........................................................        12,500(2)             *

Clive S. Cummis..............................................................        12,600                *

Gilbert L. Shelton...........................................................        22,000(2)(7)          *

Rocco J. Marano..............................................................        17,000(2)             *

Barbara Bell Coleman.........................................................         2,000(2)             *

Wallace R. Barr..............................................................        60,202(2)             *

Mark R. Dodson...............................................................        34,974(2)             *

Scott A. LaPorta.............................................................        98,500(2)             *

All Directors and Executive Officers as a Group (14 persons).................    43,974,588(8)              14.5%


------------------------

*   The securities owned do not exceed 1% of the applicable class.

(1) Barron and Eric Hilton are two of the 11 directors of the Conrad N. Hilton Fund (the "Fund"). They disclaim beneficial ownership of the 16,498,736 shares owned by the Fund.

(2) Includes options to acquire 4,500,000, 6,000, 4,950,000, 2,000, 2,000,
    1,000,000, 2,000, 2,000, 2,000, 26,000, 18,750, 97,500 and 2,000 shares of our common stock, exercisable within the next 60 days, held by Messrs. Bollenbach, Crown, Goldberg, B. Hilton, E. Hilton, Berman, Looloian, Shelton, Marano, Barr, Dodson, LaPorta and Ms. Coleman, respectively. See "Arrangements Between Hilton and Park Place--Stock Option Plans" in our Form 10-K for the year ended December 31, 1998.

(3) The amount of common stock owned by Southeastern Asset Management, Inc. is based upon its filing of a Schedule 13F with the Securities and Exchange Commission on August 6, 1999 for the period ended June 30, 1999.



(4) The amount of common stock owned by Highfields Capital Management LP is based upon its filing of a Schedule 13F with the Securities and Exchange Commission on August 16, 1999 for the period ended June 30, 1999.


(5) Mr. Crown is a partner of the Crown Fund, which owns 239,888 shares of our common stock. He is a director of the Arie and Ida Crown Memorial, a not-for-profit corporation which owns 894,272 shares of our common stock. Pines Trailer Limited Partnership owns 600,000 shares of Park Place Common Stock; Mr. Crown is a director, officer and shareholder of a corporation which is a partner in Pines Trailer Limited Partnership, and Mr. Crown is a partner in a partnership which is a partner in Pines Trailer Limited Partnership. Areljay, L.P. owns 1,935,340 shares of Park Place Common Stock; Mr. Crown is a director, officer, and shareholder of a corporation which is a partner in Areljay, L.P., and Mr. Crown is a beneficiary under a trust which is a partner in Areljay, L.P. Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, The Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P., except to the extent of his beneficial interest therein.

(6) Includes 82,500 shares of our common stock beneficially owned by Mr. Berman's spouse. Includes 45,615 shares of our common stock held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman. Also includes 15,000 shares of our common stock beneficially owned by a general partnership whose general partners include trusts for the benefit of the reporting person's children. The reporting person is not a trustee of the trusts. Mr. Berman disclaims beneficial ownership of the shares held by his spouse and by the general partnership.

(7) Includes 20,000 shares owned jointly by Mr. Shelton and his spouse, Dr. Judy Shelton, a director of Hilton Hotels Corporation, over which shares Mr. Shelton shares voting and investment powers.

(8) Includes 10,610,250 shares issuable upon exercise of employee stock options granted to executive officers and directors, exercisable within 60 days, but excludes the shares owned by the Fund (see note (1) above).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LEGAL SERVICE


    Clive Cummis, Executive Vice President, Secretary and Director, is Chairman of the law firm Sills Cummis Radin Tischman Epstein & Gross, which law firm has and continues to provide legal services to us. Mr. Cummis does not participate in the profits of the law firm. We believe that the rates paid to the law firm are comparable to those which we would have paid to unaffiliated parties providing similar services.


CHANGE IN CONTROL AND EMPLOYMENT ARRANGEMENTS

    Lyle Berman, a director of Park Place and the former Chairman of the Board of Grand, was a party to an employment agreement with Grand which contained "change of control" provisions which were triggered as a result of the Grand merger. Under Mr. Berman's agreement, if he is terminated not for "cause" or if he resigns following a "change of control," Grand was required:

    - to pay him up to three years of his then current base salary

    - to pay him any outstanding incentive compensation to which he would otherwise be entitled in the absence of the termination or resignation; and

    - to continue to provide various employee benefits to which he would otherwise be entitled for an additional year.

    The "change of control" provisions also provided for a two year period in which Mr. Berman could exercise any outstanding options to purchase common stock. For purposes of Mr. Berman's agreement, a "change of control" occurred by reason of the merger and we paid Mr. Berman $1,895,833 on January 4, 1999.

OTHER INTERESTS

    Our casinos in Las Vegas and Reno, Nevada, regularly send and pay for their guests to visit conference facilities in Yerington, Nevada, which are owned by Barron Hilton. In this regard, Mr. Hilton received payments in excess of $100,000 in 1998. We believe that the rates paid are comparable to those which we would have paid to unaffiliated parties providing similar services.

                       DESCRIPTION OF OTHER INDEBTEDNESS

    The following is a brief summary of important terms of our material indebtedness:


    REVOLVING CREDIT FACILITIES. In December 1998, we entered into two revolving credit facilities with a syndicate of financial institutions, providing for borrowings of up to $2.15 billion, consisting of:


    - a 364-day senior unsecured revolving credit facility of up to $650 million; and

    - a five-year senior unsecured revolving credit facility of up to $1.5 billion.


    At June 30, 1999, approximately $1.4 billion of the aggregate commitment was outstanding, leaving approximately $700 million available to us at that date.



    In connection with the acquisition, on August 31, 1999 we entered into a new $2.0 billion revolving credit facility which replaced the $650 million 364-day facility. In addition to the new $2.0 billion 364-day facility, we also entered into a $1.0 billion 364-day facility which may be used only to provide funding for the Caesars acquisition. Availability under this facility will be reduced by the proceeds of any public notes issued.



    The 364-day revolving credit facilities mature August 2000 and the five-year revolving credit facility matures December 2003. Both the 364-day revolving credit facilities and the five-year revolving credit facility may be extended in one year increments at our request with the prior written consent of the lenders. For additional details on the terms of our revolving credit facility, including the terms of various covenants to which we are currently subject, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



    SUBSEQUENT NOTES OFFERINGS. In connection with the acquisition, we may issue approximately $1.5 billion in notes, inclusive of the old notes. We cannot assure you that any such notes will be issued. The terms of these subsequent notes have not been determined.


    HILTON DEBT. Concurrently with our spin-off from Hilton, we assumed primary liability for $625 million of Hilton's fixed rate debt. The payment terms of this debt assumption mirror the terms of Hilton's existing $300 million 7 3/8% notes due 2002 and its $325 million 7% notes due 2004. We entered into supplemental indentures with the trustee under these notes providing for our assumption of the payment obligations under the existing indentures.

    7 7/8% SENIOR SUBORDINATED NOTES DUE 2005. In December 1998, we issued $400 million of 7 7/8% senior subordinated notes due December 2005 through a private placement offering. The 7 7/8% notes are redeemable at any time prior to their maturity at the redemption prices described in the indenture governing the 7 7/8% notes. The 7 7/8% notes are unsecured senior subordinated obligations and are subordinated to all of our senior debt.

    COMMERCIAL PAPER PROGRAM. We established a $1 billion commercial paper program as of December 31, 1998. To the extent that we incur debt under this program, we must maintain an equivalent amount of credit available under our revolving credit facility. We have borrowed under the program for various periods during 1999. At June 30, 1999, we had outstanding borrowings of $24 million under the commercial paper program bearing an average interest rate of 5.5%.

                               THE EXCHANGE OFFER

GENERAL


    As of the date of this prospectus, $300 million in principal amount of the old notes is outstanding. This prospectus, together with the letter of
transmittal, is first being sent to holders on September   , 1999.


PURPOSE OF THE EXCHANGE OFFER

    We issued the old notes on August 2, 1999 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    In connection with the sale of the old notes, we entered into the registration rights agreement, which requires us to:

    - file a registration statement with the Commission relating to the exchange offer not later than 30 days after the date of issuance of the old notes;

    - use our best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act within 90 days after the date of issuance of the old notes; and

    - use our best efforts to complete the exchange offer within 150 days from the original issuance of the old notes or, if obligated to file a shelf registration statement, to use our best efforts to cause the shelf registration statement to be declared effective by the 150th day after the original issuance of the old notes. We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

    We are making the exchange offer to satisfy our obligations under the registration rights agreement. Other than pursuant to the registration rights agreement, we are not required to file any registration statement to register any outstanding old notes. Holders of old notes who do not tender their old notes or whose old notes are tendered but not accepted in the exchange offer must rely on an exemption from the registration requirements under the securities laws, including the Securities Act, if they wish to sell their old notes.

    We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued in the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

    - the exchange notes are acquired in the ordinary course of the holder's business;

    - the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

    For additional information, see "--Resale of exchange notes." Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

TERMS OF THE EXCHANGE

    We are offering to exchange, subject to the conditions described in this prospectus and in the letter of transmittal accompanying this prospectus, $1,000 in principal amount of exchange notes for each $1,000 in principal amount of the old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes will generally be freely transferable by holders of the exchange notes and will not be subject to the terms of the registration rights agreement. The exchange notes will evidence the same indebtedness as the old notes and will be entitled to the benefits of the indenture. For additional information, see "Description of the Exchange Notes."

    The exchange offer is not conditioned upon the tender of any minimum principal amount of old notes.

    We have not requested, and do not intend to request, an interpretation by the staff of the Commission as to whether the exchange notes issued in exchange for the old notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the Commission set forth in a series of no-action letters issued to third parties, we believe that exchange notes issued in the exchange offer in exchange for old notes may be offered for sale, resold and otherwise transferred by any holder of exchange notes, other than any holder that is a broker-dealer or is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - the exchange notes are acquired in the ordinary course of the holder's business;

    - the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

    - the holder is not engaged in, and does not intend to engage in a distribution of the exchange notes.

    Since the Commission has not considered the exchange offer in the context of a no-action letter, we can provide no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of ours or who tenders old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on the interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

    The exchange notes will accrue interest from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was on August 2, 1999. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the old notes.

    Tendering holders of the old notes will not be required to pay brokerage commissions or fees or, transfer taxes, except as specified in the instructions in the letter of transmittal, with respect to the exchange of the old notes in the exchange offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


    The exchange offer will expire at 5:00 p.m., New York City time, on October , 1999, unless we, in our sole discretion, have extended the period of time for which the exchange offer is open. The time and date, as it may be extended, is referred to herein as the "expiration date". The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes. We will extend the expiration date by giving oral or written notice of the extension to the exchange agent and by timely public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During the extension, all old notes previously tendered will remain subject to the exchange offer unless properly withdrawn.


    We expressly reserve the right to:

    - terminate or amend the exchange offer and not to accept for exchange any old notes not previously accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the exchange offer" which have not been waived by us; and

    - amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the old notes, whether before or after any tender of the old notes.

    If any termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the old notes as promptly as practicable.

    For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for the old notes promptly following the expiration date.

PROCEDURES FOR TENDERING OLD NOTES

    Our acceptance of old notes tendered by a holder will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal. All references in this prospectus to the letter of transmittal are deemed to include a facsimile of the letter of transmittal.

    A holder of old notes may tender the old notes by:

    - properly completing and signing the letter of transmittal;

    - properly completing any required signature guarantees;

    - properly completing any other documents required by the letter of transmittal; and

    - delivering all of the above, together with the certificate or certificates representing the old notes being tendered, to the exchange agent at its address set forth below on or prior to the expiration date; or

    - complying with the procedure for book-entry transfer described below; or

    - complying with the guaranteed delivery procedures described below.

    The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the holders. If the delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to ensure timely delivery. Holders should not send old notes or letters of transmittal to us.

    The signature on the letter of transmittal need not be guaranteed if:

    - tendered old notes are registered in the name of the signer of the letter of transmittal; and

    - the exchange notes to be issued in exchange for the old notes are to be issued in the name of the holder; and

    - any untendered old notes are to be reissued in the name of the holder.

In any other case, the tendered old notes must be:

    - endorsed or accompanied by written instruments of transfer in form satisfactory to us;

    - duly executed by the holder; and

    - the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution, each an "eligible institution" that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act.

If the exchange notes and/or old notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the old notes, the signature in the letter of transmittal must be guaranteed by an eligible institution.

    The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the old notes at The Depository Trust Company, the "book-entry transfer facility," for the purpose of facilitating the exchange offer. We refer to the Depository Trust Company in this prospectus as "DTC." Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal with any required signature guarantee and all other required documents, or an agent's message, must in each case be properly transmitted to and received or confirmed by the exchange agent at its address set forth below prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

    The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender Offer Program. We refer to the Automated Tender Offer Program in this prospectus as "ATOP". Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTCs ATOP procedures for transfer. DTC will then send an agent's message.

    The term "agent's message" means a message which:

    - is transmitted by DTC;

    - received by the exchange agent and forming part of the book-entry transfer;

    - states that DTC has received an express acknowledgment from a participant in DTC that is tendering old notes which are the subject of the book-entry transfer;

    - states that the participant has received and agrees to be bound by all of the terms of the letter of transmittal; and

    - states that we may enforce the agreement against the participant.

    If a holder desires to accept the exchange offer and time will not permit a letter of transmittal or old notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, the holder may effect a tender if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission, and an original delivered by guaranteed overnight courier, from an eligible institution setting forth:

    - the name and address of the tendering holder;

    - the names in which the old notes are registered and, if possible, the certificate numbers of the old notes to be tendered; and

    - a statement that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the old notes in proper form for transfer, or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility and an agent's message, will be delivered by the eligible institution together with a properly completed and duly executed letter of transmittal and any other required documents.

    Unless old notes being tendered by the above-described method are deposited with the exchange agent, a tender will be deemed to have been received as of the date when:

    - the tendering holder's properly completed and duly signed letter of transmittal, or a properly transmitted agent's message, accompanied by the old notes or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility is received by the exchange agent; or

    - a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

    Issuances of exchange notes in exchange for old notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and any other required documents and the tendered old notes or a confirmation of book-entry and an agent's message.

    All questions as to the validity, form, eligibility, including time of receipt, and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders of any old notes not properly tendered or not to accept any old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer including the letter of transmittal and the instructions contained in the letter of transmittal, by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of us incur any liability for failure to give such notification.

    If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the old notes.

    If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, such persons must submit proper evidence satisfactory to us of their authority to so act.

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    By tendering, each holder represents to us that, among other things:

    - the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder;

    - the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

    - the holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

    Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. For additional information, see "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

    The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

    The party tendering old notes for exchange exchanges, assigns and transfers the old notes to us and irrevocably constitutes and appoints the exchange agent as his agent and attorney-in-fact to cause the old notes to be assigned, transferred and exchanged. We refer to the party tendering notes herein as the "transferor." The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the old notes and to acquire exchange notes issuable upon the exchange of the tendered old notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered old notes or transfer ownership of such old notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered old notes by us and the issuance of exchange notes in exchange for old notes will constitute performance in full by us of various of our obligations under the registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

    The transferor certifies that it is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes offered hereby in the ordinary course of the transferor's business and that the transferor has no arrangement with any person to participate in the distribution of the exchange notes.

    Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each transferor which is a broker-dealer receiving exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

WITHDRAWAL RIGHTS

    Tenders of old notes may be withdrawn at any time prior to the expiration date.

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
    For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission, with receipt confirmed by telephone, or letter must be received by the exchange agent at the address set forth in this prospectus prior to the expiration date. Any notice of withdrawal must:

    - specify the name of the person having tendered the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

    - specify the principal amount of old notes to be withdrawn;

    - include a statement that the holder is withdrawing his election to have the old notes exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or as otherwise described above, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the old notes into the name of the person withdrawing the tender; and

    - specify the name in which any such old notes are to be registered, if different from that of the person who tendered the old notes.

    The exchange agent will return the properly withdrawn old notes promptly following receipt of the notice of withdrawal. If old notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes or otherwise comply with the book-entry transfer facility procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and our determination will be final and binding on all parties.

    Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the old notes will be credited to an account with the book-entry transfer facility specified by the holder. In either case, the old notes will be returned as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "Procedures for Tendering old notes" above at any time prior to the expiration date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, on the expiration date, all old notes properly tendered and will issue the exchange notes promptly after such acceptance. See "--Conditions to the Exchange Offer" below for more detailed information. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, and if, we have given oral or written notice of our acceptance to the exchange agent.

    For each old note accepted for exchange, the holder of the old note will receive an exchange note having a principal amount equal to that of the surrendered old note.

    In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after:

    - timely receipt by the exchange agent of certificates for the old notes or a timely book-entry confirmation of the old notes into the exchange agent's account at the book-entry transfer facility;

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
    - a properly completed and duly executed letter of transmittal, or a properly transmitted agent's message; and

    - timely receipt by the exchange agent of all other required documents.

    If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or nonexchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, the non-exchanged old notes will be credited to an account maintained with the book-entry transfer facility. In either case, the old notes will be returned as promptly as practicable after the expiration of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, by oral or written notice to the exchange agent or by a timely press release, if at any time before the acceptance of the old notes for exchange or the exchange of the exchange notes for such old notes, any of the following conditions exist:

    - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment would reasonably be expected to impair our ability to proceed with the exchange offer; or

    - the exchange offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission.

    Regardless of whether any of the conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the old notes.

    The conditions described above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to the condition or we may waive any condition in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the rights described above will not be deemed a waiver of the right and each right will be deemed an ongoing right which we may assert at any time and from time to time.

    If we waive or amend the conditions above, we will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of the waiver or amendment, if the exchange offer would otherwise expire within the five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

    The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

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EXCHANGE AGENT

    Norwest Bank Minnesota, N.A., has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below:

                                BY REGISTERED OR
                                CERTIFIED MAIL:
            Norwest Bank Minnesota, N.A. Corporate Trust Operations
                                 P.O. Box 1517
                           Minneapolis, MN 55479-1517

                                 BY FACSIMILE:
                                 (612) 667-4297

                                   CONFIRM BY
                                   TELEPHONE:

                                 (612) 667-9764
                           Bondholder Communications

                              BY HAND OR OVERNIGHT
                                    COURIER:

                          Norwest Bank Minnesota, N.A.
                           Corporate Trust Operations
                                 Norwest Center
                               Sixth & Marquette
                                 MAC N9303-121
                             Minneapolis, MN 55479

    You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and telephone number set forth in the letter of transmittal.

    DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the old notes and in handling or forwarding tenders for their customers.

    We will pay the estimated cash expenses to be incurred in connection with the exchange offer. We estimate the expenses to be approximately $250,000, which includes fees and expenses of the exchange agent, trustee, registration fees, accounting, legal, printing and related fees and expenses.

    No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given in this prospectus. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of old notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of old notes in the jurisdiction. In any jurisdiction in which the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

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
TRANSFER TAXES

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

    - certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered; or

    - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

    We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

ACCOUNTING TREATMENT

    For accounting purposes, we will not recognize gain or loss upon the exchange of the exchange notes for old notes. We will amortize expenses incurred in connection with the issuance of the exchange notes over the term of the exchange notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of old notes who do not exchange their old notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the old notes as described in the legend on the old notes. Old notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the old notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act.

    Participation in the exchange offer is voluntary, and holders of old notes should carefully consider whether to participate. Holders of old notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

    As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of old notes who do not tender their old notes in the exchange offer will continue to hold the old notes and will be entitled to all the rights and limitations applicable to the old notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered old notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered old notes could be adversely affected.

    We may in the future seek to acquire, subject to the terms of the indenture, untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes which are not tendered in the exchange offer.

RESALE OF EXCHANGE NOTES

    We are making the exchange offer in reliance on the position of the staff of the Commission as set forth in interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and we can provide no assurance that the staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by a holder, other than any holder who is a broker-dealer or an "affiliate" of ours within the meaning of Rule 405 of the Securities Act, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

    - the exchange notes are acquired in the ordinary course of the holder's business; and

    - the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the exchange notes.

    However, any holder who is:

    - an "affiliate" of ours;

    - who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer; or

    - any broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act,

could not rely on the applicable interpretations of the staff and must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds old notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for old notes, where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge, as provided in the letter of transmittal, that it will deliver a prospectus in connection with any resale of such exchange notes. For more detailed information, see "Plan of Distribution."

    In addition, to comply with the securities laws of various jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of the jurisdictions as any holder of the exchange notes reasonably requests. The registration or qualification may require the imposition of restrictions or conditions, including suitability requirements for offerees or purchasers, in connection with the offer or sale of any exchange notes.

SHELF REGISTRATION STATEMENT

    If:

    - any changes in law or the applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer; or

    - for any reason the exchange offer is not consummated within 150 days following the date of original issuance of the old notes; or

    - any holder of the old notes, other than the initial purchasers, is not eligible to participate in the exchange offer; or

    - upon the request of any initial purchaser under specified circumstances,

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
we will, at, our cost:

    - as promptly as practicable, file the shelf registration statement covering resales of the old notes,

    - use our best efforts to cause the shelf registration statement to be declared effective under the Securities Act by the 90th day after the original issuance of the old notes; and

    - use our best efforts to keep the shelf registration statement effective until two years after its effective date or until one year after the effective date if the shelf registration statement is filed at the request of any initial purchaser.

    We will, in the event of the filing of a shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement for the old notes has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder of old notes that sells the old notes pursuant to the shelf registration statement generally:

    - will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers;

    - will be subject to some of the civil liability provisions under the Securities Act in connection with the sales; and

    - will be bound by the provisions of the registration rights agreement which are applicable to the holder, including specified indemnification obligations.

In addition, each holder of the old notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods specified in the registration rights agreement in order to have their old notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages described below.

LIQUIDATED DAMAGES

    If:

    (a) the exchange offer registration statement is not filed with the Commission on or prior to the 30th calendar day following the date of original issue of the old notes;

    (b) the exchange offer registration statement is not declared effective on or prior to the 120th calendar day following the date of original issue of the old notes; or

    (c) the exchange offer is not consummated or a shelf registration statement is not declared effective, in either case, on or prior to the 150th calendar day following the date of original issue of the old notes, the interest rate borne by the old notes will increase by .25% per year upon the occurrence of any of the events described in (a) through (c) above, each of which will constitute a registration default. The interest rate will increase by
 .25% each 90-day period that a registration default continues, provided that the maximum aggregate increase in the interest rate will in no event exceed one percent (1%) per year. Following the cure of all registration defaults the accrual of this additional interest will cease and the interest rate will revert to the original rate.

                       DESCRIPTION OF THE EXCHANGE NOTES

    You can find the definitions of some of the terms used in this description under the subheading "Definitions." In this description, the words "Park Place" refer only to Park Place Entertainment Corporation and not to any of its subsidiaries.

    Park Place will issue the exchange notes under an indenture between itself and Norwest Bank Minnesota, N.A., as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

    The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as holders of the exchange notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

RANKING

    The exchange notes:

    - are unsecured general obligations of Park Place;

    - are equal in right of payment with all existing and future unsecured senior Debt of Park Place; and

    - are senior in right of payment to all existing and future subordinated Debt of Park Place.


    The exchange notes will effectively rank junior to secured indebtedness of Park Place, if any, and to all liabilities of Park Place's subsidiaries, including trade payables. Assuming completion of the offering of the old notes as of June 30, 1999, Park Place's subsidiaries would have had approximately $16 million of indebtedness outstanding. The indenture will permit Park Place and its subsidiaries to incur additional Debt.


PRINCIPAL, MATURITY AND INTEREST

    Park Place will issue exchange notes in a maximum aggregate principal amount of $300 million. Park Place will issue the exchange notes in denominations of $1,000 and integral multiples of $1,000. The exchange notes will mature on August 1, 2003.

    Interest on the exchange notes will accrue at the rate of 7.95% per annum. Interest will be payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 2000. Park Place will make each interest payment to the holders of record of the exchange notes on the immediately preceding January 15 and July 15.

    Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the old notes or, if no interest was paid on the old notes, from the date of issuance of the old notes, which was August 2, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

    Upon not less than 30 nor more than 60 days' notice, Park Place may redeem the exchange notes in whole but not in part at any time at a redemption price equal to 100% of the principal amount plus the Make-Whole Premium, together with accrued and unpaid interest, if any, to the applicable redemption date.

SELECTION AND NOTICE

    Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of exchange notes to be redeemed at its registered address.

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
    Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes called for redemption.

MANDATORY REDEMPTION

    Park Place will not be required to make any mandatory sinking fund payments in respect of the exchange notes.

MANDATORY DISPOSITION PURSUANT TO GAMING LAWS

    Each holder, by accepting an exchange note, will be deemed to have agreed that if the gaming authority of any jurisdiction in which Park Place or any of its subsidiaries conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of exchange notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, will apply for a license, qualification or a finding of suitability within the required time period. If the person fails to apply or become licensed or qualified or is found unsuitable, Park Place has the right, at its option:

    (a) to require the person to dispose of its exchange notes or beneficial interest therein within 30 days of receipt of notice of Park Place's election or such earlier date as may be requested or prescribed by the gaming authority; or


    (b) to redeem such exchange notes at a redemption price equal to the lesser of (1) the person's cost or (2) 100% of the principal amount of such exchange notes, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which redemption date may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority.


    Park Place will notify the trustee in writing of any redemption as soon as practicable. Park Place will not be responsible for any costs or expenses any holder may incur in connection with its application for a license, qualification or a finding of suitability.

ADDITIONAL COVENANTS OF PARK PLACE

    LIMITATION ON LIENS

    Other than as provided below under "--Exempted Liens and Sale and Lease-Back Transactions," neither Park Place nor any Restricted Subsidiary will create, assume or suffer to exist any Lien:

    - upon any Principal Property;

    - upon any shares of capital stock of any Restricted Subsidiary owned by Park Place or any Restricted Subsidiary; or


    - securing Debt of any Restricted Subsidiary, without equally and ratably securing the exchange notes with, or prior to, the Debt secured by such Lien, for so long as such Debt is so secured, provided, however, that this limitation will not apply to:


        (a) Liens existing on the date of issuance of the old notes;

        (b) Liens existing (1) on property at the time of acquisition by Park Place or a Restricted Subsidiary, whether the property is acquired through a merger, a consolidation or otherwise, or (2) on property or securing Debt of, or Capital Stock of, any corporation, partnership or other entity at the time such corporation, partnership or other entity becomes a Restricted Subsidiary;

        (c) Liens to secure Debt with respect to all or any part of the acquisition cost or the cost of construction or improvement of property, provided, such Debt is incurred and related Liens are created within 24 months of the acquisition, completion of construction or improvement or commencement of full operation, whichever is later, and such Debt does not exceed the aggregate amount of the acquisition cost and/or the construction cost thereof;

        (d) Liens on shares of capital stock or property of a Restricted Subsidiary to secure Debt with respect to all or part of the acquisition cost of such Restricted Subsidiary, provided that such Debt is incurred and related Liens are created within 24 months of the acquisition of such Restricted Subsidiary and such Debt does not exceed the acquisition cost of such Restricted Subsidiary;


        (e) Liens to secure Debt incurred to construct additions to, or to make Capital Improvements to, properties of Park Place or any Restricted Subsidiary, provided such Debt is incurred and related Liens are created within 24 months of completion of construction or Capital Improvements and such indebtedness does not exceed the cost of such construction or Capital Improvements;


        (f) Liens in favor of Park Place or another Restricted Subsidiary;

        (g) Liens to secure Debt on which interest payments are exempt from Federal income tax under Section 103 of the Internal Revenue Code of 1986, as amended;


        (h) Liens on the equity interest of Park Place or any Restricted Subsidiary in any Joint Venture or any Restricted Subsidiary which owns an equity interest in such Joint Venture to secure Debt, provided the amount of such Debt is contributed and/or advanced solely to such Joint Venture;


        (i) any extension, renewal or replacement, in whole or in part, of any Liens referred to in the foregoing clauses (a) through (h) or of any Debt secured thereby, including premium, if any, provided that the aggregate principal amount secured does not exceed:

           (x) the greater of (1) the principal amount secured thereby at the time of such extension, renewal or replacement, or, as the case may be, repayment or extinguishment and (2) 80% of the fair market value, in the opinion of Park Place's board of directors, of the properties subject to such extension, renewal or replacement, plus

           (y) any reasonable fees and expenses associated with the extension, renewal or replacement, and provided, further, that in the case of a replacement thereof, such Debt is incurred and related Liens are created within 24 months of the repayment or extinguishment of the Debt or Liens referred to in the foregoing clauses (a) through (h);

        (j) purchase money liens on personal property;

        (k) Liens to secure payment of workers' compensation or insurance premiums, or relating to tenders, bids or contracts, except contracts for the payment of money;

        (l) Liens in connection with tax assessments or other governmental charges, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;

        (m) mechanic's, materialman's, carrier's or other like Liens, arising in the ordinary course of business; and

        (n) Liens in favor of any domestic or foreign government or governmental body in connection with contractual or statutory obligations.

    LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

    Other than as provided below under "--Exempted Liens and Sale and Lease-Back Transactions," neither Park Place nor any Restricted Subsidiary will enter into any arrangement with any lessor, other than Park Place or a Restricted Subsidiary, providing for the lease to Park Place or a Restricted Subsidiary for a period of more than three years, including renewals at the option of the lessee, of any Principal Property that has been or is to be sold or transferred by Park Place or any Restricted Subsidiary to such

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lessor or to any other Person, and for which funds have been or are to be advanced by such lessor or other Person on the security of the leased property (a "Sale and Lease-Back Transaction"), unless either:


        (a) Park Place or such Restricted Subsidiary would be entitled, pursuant to the provisions described in clauses (a) through (n) under "-- Limitation on Liens" above, to create, assume or suffer to exist a Lien on the property to be leased without equally and ratably securing the exchange notes, or

        (b) an amount equal to:

           (1) the greater of the net cash proceeds of such sale or the fair market value of such property, in the opinion of Park Place's board of directors, less

           (2) the fair market value, in the opinion of Park Place's board of directors, of any noncash proceeds of the sale of such property, provided such noncash proceeds constitute "Principal Property," acquired on the date the property sold in the Sale and Lease-Back Transaction was acquired by Park Place or any of its Restricted Subsidiaries,

    is applied within 180 days to the retirement or other discharge of the exchange notes or debt ranking on a parity with the exchange notes.

    EXEMPTED LIENS AND SALE AND LEASE-BACK TRANSACTIONS


    Notwithstanding the restrictions set forth in "--Limitation on Liens" and "--Limitation on Sale and Lease-Back Transactions" above, Park Place or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into Sale and Lease-Back Transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding Debt secured by such Liens (not including Liens permitted under "--Limitation on Liens" above), plus all Attributable Debt in respect of such Sale and Lease-Back Transactions entered into (not including Sale and Lease-Back Transactions permitted under "--Limitation on Sale and Lease-Back Transactions" above), measured, in each case, at the time any such Lien is incurred or any such Sale and Lease-Back Transaction is entered into, by Park Place and its Restricted Subsidiaries does not exceed 15% of Consolidated Net Tangible Assets.


    MERGER, CONSOLIDATION, OR SALE OF ASSETS

    Park Place may not: (1) consolidate or merge with or into another Person; or
(2) sell, assign, transfer or convey its properties and assets substantially in their entirety, computed on a consolidated basis, to any Person, unless:

    - either: (a) Park Place is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger, if other than Park Place, or to which such sale, assignment, transfer or conveyance has been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

    - the Person formed by or surviving any such consolidation or merger, if other than Park Place, or the Person to which such sale, assignment, transfer or conveyance has been made assumes all the obligations of Park Place under the exchange notes and the indenture; and

    - immediately after such transaction no Default or Event of Default exists.

    This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of properties or assets solely between or among Park Place and any of its wholly-owned Subsidiaries.

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GAMING APPROVALS

    Restrictions on the transfer of the equity securities of Park Place's licensed Nevada subsidiaries, and agreements not to encumber such equity securities, in each case in respect of the old notes, will require the prior approval of the Nevada Gaming Commission in order to become effective. This approval is required only in respect of such restrictions and agreements contained in indentures for notes that have not been registered under the Securities Act. We have filed an application requesting such approval. Similar approvals must be obtained from the Mississippi Gaming Commission with respect to these restrictions, whether securities are issued in a private placement or a public offering, and we have received such approvals. For more information, see "Regulation and Licensing--Nevada Gaming Laws"; "--Mississippi Gaming Laws."

EVENTS OF DEFAULT AND REMEDIES

    Each of the following is an Event of Default:

        (a) default in the payment of any interest upon the notes when it becomes due and payable, and continuance of such default for a period of 30 days;

        (b) default in the payment of principal of or premium, if any, on the notes when due;

        (c) default in the performance, or breach, of any covenant or warranty of Park Place in the indenture which default continues uncured for a period of 60 days after written notice to Park Place by the trustee or to Park Place and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

        (d) the acceleration of the maturity of indebtedness of Park Place, other than Non-recourse Indebtedness, at any one time, in an aggregate amount in excess of the greater of (1) $25 million and (2) 5% of Consolidated Net Tangible Assets, if such acceleration is not annulled within 30 days after written notice to Park Place by the trustee and the holders of at least 25% in principal amount of the outstanding notes;

        (e) specified events of bankruptcy, insolvency or reorganization in respect of Park Place or any of its Significant Subsidiaries.

    In the case of an Event of Default arising from specified events of bankruptcy or insolvency of Park Place, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

    Holders of the exchange notes may not enforce the indenture or the exchange notes except as provided in the indenture. Subject to various limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

    The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

    Park Place is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Park Place is required to deliver to the trustee a statement specifying such Default or Event of Default.

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AMENDMENT, SUPPLEMENT AND WAIVER

    Park Place and the trustee may amend any provisions of the indenture or the exchange notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. The holders of a majority in principal amount of the notes may waive compliance by Park Place with any such provision; provided, however that without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

    (1) reduce the principal amount of the notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes in a manner adverse to the holders;

    (3) reduce the rate of or extend the time for payment of interest on any note;

    (4) make any note payable in money other than that stated in the notes;

    (5) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes; or

    (6) make any change in the preceding amendment and waiver provisions.

    Notwithstanding the preceding, without the consent of any holder of notes, Park Place and the trustee may amend or supplement the indenture or the notes:

    (1) to cure any ambiguity, defect or inconsistency;

    (2) to provide for uncertificated notes in addition to or in place of certificated notes;

    (3) to provide for the assumption of Park Place's obligations to holders of notes in the case of a merger or consolidation or sale of assets in accordance with the covenant "Merger, Consolidation, or Sale of Assets";

    (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

    (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

    (6) to provide for a successor trustee.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No past, present or future director, officer, employee, incorporator or stockholder of Park Place, as such, will have any liability for any obligations of Park Place or any successor entity or any of Park Place's Affiliates under the exchange notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of exchange notes by accepting an exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. The waiver may not be effective to waive liabilities under the federal securities laws.

REPORTS

    Whether or not required by the Commission, so long as any notes are outstanding, Park Place will file with the trustee such of the supplementary and periodic information, documents and reports which may be required pursuant to
Section 13 or Section 15(d) of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    Park Place may elect to have all of its obligations discharged with respect to the outstanding notes, which is referred to as "Legal Defeasance," except for:

    (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;


    (2) Park Place's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;


    (3) the rights, powers, trusts, duties and immunities of the trustee, and Park Place's obligations in connection therewith; and

    (4) the Legal Defeasance provisions of the indenture.


    In addition, Park Place may, at its option, elect to have the obligations of Park Place released with respect to some of the covenants that are described in the indenture, which is referred to as "Covenant Defeasance," and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.


    In order to exercise either Legal Defeasance or Covenant Defeasance:

    (1) Park Place must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Park Place must specify whether the notes are being defeased to maturity or to a particular redemption date;


    (2) in the case of Legal Defeasance, Park Place will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (a) Park Place has received from, or there has been published by the Internal Revenue Service, a ruling or (b) since the date of the indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;


    (3) in the case of Covenant Defeasance, Park Place will have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

    (4) no Default or Event of Default will have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, and with respect to Legal Defeasance only, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

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
    (5) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Park Place or any of its Restricted Subsidiaries is a party or by which Park Place or any of its Restricted Subsidiaries is bound; and


    (6) Park Place must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Park Place with the intent of preferring the holders of notes over the other creditors of Park Place with the intent of defeating, hindering, delaying or defrauding creditors of Park Place or others.


BOOK-ENTRY; DELIVERY AND FORM

    The exchange notes will be issued in the form of one or more global notes. The global notes will be deposited with, or on behalf of, the Depository Trust Company and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or participants in such system or indirectly through organizations that are participants in such system.

DEPOSITORY PROCEDURES


    DTC has advised Park Place that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks and trust companies, clearing corporations and various other organizations. Access to DTC's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.


    Park Place expects that pursuant to procedures established by DTC:

    - upon deposit of the global notes, DTC will credit the accounts of participants designated by the exchange agent with portions of the principal amount of the global notes; and

    - ownership of the exchange notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC with respect to the interests of the participants, the participants and the indirect participants. Prospective purchasers are advised that the laws of some states require that specified persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer exchange notes evidenced by the global notes will be limited to such extent.

    So long as the global notes holder is the registered owner of any exchange notes, the global notes holder will be considered the sole holder under the indenture of any exchange notes evidenced by the global notes. Beneficial owners of exchange notes evidenced by the global notes will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Park Place nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the exchange notes.

    Payments in respect of the principal, premium, if any, and interest, on any exchange notes registered in the name of the global notes holder on the applicable record date will be payable by the trustee to or at the direction of the global notes holder in its capacity as the registered holder under the indenture. Under the terms of the indenture, Park Place and the trustee may treat the persons in whose names exchange notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither Park Place nor the trustee has or will have any responsibility or liability

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for the payment of such amounts to beneficial owners of exchange notes. Park
Place believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practice and will be the responsibility of the participants or the indirect participants.

CERTIFICATED SECURITIES

    Subject to specified conditions, any person having a beneficial interest in a global note may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated securities. Upon any such issuance, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons or their nominee. In addition, if:

    (1) Park Place notifies the trustee in writing that DTC is not longer willing or able to act as a depositary and Park Place is unable to locate a qualified successor within 90 days; or

    (2) Park Place, at its option, notifies the trustee in writing that it elects to cause the issuance of exchange notes in the form of certificated securities under the indenture,

then, upon surrender by the global notes holder of its global notes, exchange notes in such form will be issued to each person that the global notes holder and DTC identify as being the beneficial owner of the related exchange notes.

    Neither Park Place nor the trustee will be liable for any delay by the global notes holder or DTC in identifying the beneficial owners of exchange notes and Park Place and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global notes holder or DTC for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT


    The indenture will require that payments in respect of the exchange notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by the global notes holder. With respect to certificated securities, Park Place will make all payments of principal premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.


METHODS OF RECEIVING PAYMENTS ON THE EXCHANGE NOTES

    If a holder has given wire transfer instructions to Park Place, Park Place will make all principal, premium and interest payments on those exchange notes in accordance with those instructions. All other payments on the exchange notes will be made at the office or agency of the payment agent and registrar within the City and State of New York unless Park Place elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE EXCHANGE NOTES

    The trustee will initially act as paying agent and registrar for the exchange notes. Park Place may change the paying agent or registrar without prior notice to the holders of the exchange notes, and Park Place or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange its exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Park Place may require a holder to pay any taxes and fees required by law or permitted by the indenture. Park Place is not required to transfer or exchange any exchange note selected

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for redemption. Also, Park Place is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

    The registered holder of an exchange note will be treated as the owner of it for all purposes.

CONCERNING THE TRUSTEE

    If the trustee becomes a creditor of Park Place, the indenture limits its right to obtain payment of claims in specified cases, or to realize on some property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to specified exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of exchange notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

    Set forth below are some of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the term "controlling," "controlled by" and "under common control with") as used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by agreement or otherwise.

    "ATTRIBUTABLE DEBT" with respect to any Sale and Lease-Back Transaction that is subject to the restrictions described under "Additional Covenants of Park Place--Limitation on Sale and Lease-Back Transactions" means the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with generally accepted accounting principles, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

    "CAPITAL IMPROVEMENTS" means additions to properties or renovations or refurbishing of properties which are designed to substantially upgrade such properties or significantly modernize the operation thereof.

    "CAPITAL STOCK" means with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

    "CONSOLIDATED NET TANGIBLE ASSETS" means the total amount of assets (including investments in Joint Ventures) of Park Place and its Subsidiaries (less applicable depreciation, amortization and other valuation reserves) after deducting therefrom (a) all current liabilities of Park Place and its Subsidiaries (excluding (i) the current portion of long-term indebtedness, (ii) intercompany liabilities and (iii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a time more than 12 months from the time as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and any other like intangibles, all as set forth on the most recent consolidated balance sheet of Park Place and computed in accordance with generally accepted accounting principles.

    "CREDIT FACILITIES" means, with respect to Park Place, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

    "DEBT" means notes, bonds, debentures, letters of credit or other similar evidences of Debt for borrowed money or any guarantee of any of the foregoing.

    "DEFAULT" means any event that after notice or lapse of time, or both, would become an Event of Default.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

    (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

    (2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "JOINT VENTURE" means any partnership, corporation or other entity, in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interest is owned, directly or indirectly, by Park Place and/or one or more Subsidiaries.

    "LIEN" means, with respect to any asset, any mortgage, pledge, lien, encumbrance or other security interest to secure payment of Debt.

    "MAKE-WHOLE PREMIUM" means, with respect to any exchange note at any redemption date, the excess, if any, of (a) the present value of the sum of the principal amount and premium, if any, that would be payable on such exchange note on its maturity date and all remaining interest payments (not including any portion of such payments of interest accrued as of the redemption date) to and including such maturity date, discounted on a semi-annual bond equivalent basis from such maturity date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 50 basis points, over
(b) the principal amount of the exchange note being redeemed.

    "NON-RECOURSE INDEBTEDNESS" means indebtedness the terms of which provide that the lender's claim for repayment of such indebtedness is limited solely to a claim against the property which secures such indebtedness.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

    "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

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    "PRINCIPAL PROPERTY" means any real estate or other physical facility or depreciable asset, the net book value of which on the date of determination exceeds the greater of $25 million or 2% of Consolidated Net Tangible Assets of Park Place.

    "REDEEMABLE CAPITAL STOCK" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the stated maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the notes, or is convertible into or exchangeable for debt securities at any time prior to the stated maturity of the notes.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of Park Place organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America (x) which owns, or is a lessee pursuant to a capital lease of, any Principal Property or
(y) in which the investment of Park Place and all its Subsidiaries exceeds 5% of Consolidated Net Tangible Assets as of the date of such determination other than, in the case of either clause (x) or (y), (i) each Subsidiary whose business primarily consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof, and
(ii) each Subsidiary formed or acquired after the date hereof for the purpose of developing new assets or acquiring the business or assets of another Person and which does not acquire any part of the business or assets of Park Place or any Restricted Subsidiary.

    "SIGNIFICANT SUBSIDIARY" of Park Place means any Restricted Subsidiary of Park Place that is a "significant subsidiary" as defined in Rule 1.02(v) of Regulation S-X under the Securities Act.

    "SUBSIDIARY" means any corporation of which at least a majority of the outstanding Capital Stock having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is, at the time directly or indirectly, owned by Park Place or by one or more Subsidiaries thereof, or by Park Place and one or more Subsidiaries.

    "TREASURY SECURITIES" mean any investment in obligations issued or guaranteed by the United States government or any agency thereof.


    "TREASURY YIELD" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the notes, provided that if the average life of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.


    "WHOLLY OWNED" with respect to any Subsidiary, means any Subsidiary of any Person of which at least 99% of the outstanding Capital Stock is owned by such Person or another wholly-owned Subsidiary of such Person. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

            MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE

    The following discussion is the opinion of Latham & Watkins, our counsel, as to the material federal income tax consequences expected to result to you if you exchange your old notes for exchange notes in the exchange offer. This opinion is based on:

    - the facts described in the registration statement of which this prospectus is a part;

    - Internal Revenue Code of 1986, as amended;

    - current, temporary and proposed treasury regulations promulgated under the Internal Revenue Code;

    - the legislative history of the Internal Revenue Code;

    - Current administrative interpretations and practices of the Internal Revenue Service; and

    - court decisions,

all as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received those rulings. Future legislation, treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. The tax considerations contained in this discussion may be challenged by the Internal Revenue Service and may not be sustained by a court if challenged by the Internal Revenue Service, and we have not requested, and don not plan to request, any rulings form the Internal Revenue Service concerning the tax treatment of the exchange of old notes for the exchange notes.

    Some holders may be subject to special rules not discussed below, including, without limitation:

    - insurance companies;

    - financial institutions or broker-dealers;

    - tax-exempt organizations;

    - stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes;

    - foreign corporations or partnerships; and

    - persons who are not citizens or residents of the United States.

    YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

    The exchange of old notes for exchange notes will be treated as a "non-event" for federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Therefore, no material federal income tax consequences will result to you from exchanging old notes for exchange notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of exchange notes received in exchange for old notes where the broker-dealer acquired the old notes as a result of market-making activities or other trading activities. To the extent a broker-dealer participates in the exchange offer and so notifies us, we have agreed to make this prospectus, as amended or supplemented, available to the broker-dealer for use in connection with any such resale. We will promptly send additional copies of this prospectus and any amendment or supplement to any broker-dealer that requests the documents in the letter of transmittal.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions:

    - in the over-the-counter market;

    - in negotiated transactions;

    - through the writing of options on the exchange notes; or

    - through a combination of the above methods of resale,

at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Broker-dealers may resell exchange notes directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We have agreed to pay all expenses incident to the exchange offer, other than commissions and concessions of any broker-dealer. We also will provide indemnification against specified liabilities, including liabilities that may arise under the Securities Act, to broker-dealers that make a market in the old notes and exchange old notes in the exchange offer for exchange notes.

    By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using the prospectus in connection with the sale or transfer of exchange notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

    - makes any statement in the prospectus untrue in any material respect;

    - requires the making of any changes in the prospectus to make the statements in the prospectus not misleading; or

    - may impose upon us disclosure obligations that my have a material adverse effect on us,

which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

                                 LEGAL MATTERS

    Latham & Watkins, Los Angeles, California, will pass upon various legal matters for us in connection with the exchange notes offered hereby.

                                    EXPERTS

    The audited consolidated financial statements and schedules of Park Place included in and/or incorporated by reference in this prospectus, and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The audited consolidated financial statements of Grand included in this prospectus, and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The audited combined consolidated financial statements of Starwood Hotels and Resorts Worldwide, Inc. Gaming Operations To Be Sold To Park Place Entertainment Corporation included in this prospectus, and elsewhere in the registration statement of which this prospectus is a part, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. In that report, that firm states that, with respect to Sheraton Halifax and Sheraton Sydney, their opinion is based on the report of Ernst & Young LLP.

                             AVAILABLE INFORMATION

    This prospectus is part of a registration statement on Form S-4 that we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. We have filed these documents as exhibits to our registration statement.

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, and file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, as well as the following regional offices: 7 World Trade Center, 14th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0300 for further information. In addition, the Commission maintains a website (http:/www.sec.gov) that contains such reports, proxy statements and other information filed by us. In addition, you may inspect reports and other information we file at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in the documents filed with the Commission prior to the date of this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that we file later with the Commission will automatically update the information incorporated by reference and the information in this prospectus. We incorporate by reference the following documents we filed with the Commission:

    1.  Annual Report on Form 10-K for the year ended December 31, 1998;

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

    3. Current Reports on Form 8-K filed with the Commission on May 10, 1999, July 20, 1999 and July 29, 1999; and

    4. All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the exchange offer.

    You may request a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference, by writing or telephoning us at the following address:

                               Investor Relations
                      Park Place Entertainment Corporation
                           3930 Howard Hughes Parkway
                            Las Vegas, Nevada 89109
                                 (702) 699-5000


    TO OBTAIN TIMELY DELIVERY OF DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS
PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER. THE EXPIRATION IS OCTOBER   ,
1999, UNLESS EXTENDED.


    You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the dates on the front of these documents.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                            -----------
PARK PLACE ENTERTAINMENT CORPORATION
  Report of Independent Public Accountants................................................................         F-2
  Consolidated Balance Sheets at December 31, 1998 and 1997 and June 30, 1999 (unaudited).................         F-3
  Consolidated Statements of Operations for the years ended December 31, 1998, 1997 and 1996 and for the
    six months ended June 30, 1999 and 1998 (unaudited)...................................................         F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1997 and 1998 and
    for the six months ended June 30, 1999 (unaudited)....................................................         F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996 and for the
    six months ended June 30, 1999 and 1998 (unaudited)...................................................         F-6
  Notes to Consolidated Financial Statements..............................................................         F-7

STARWOOD HOTELS & RESORTS WORLDWIDE, INC. GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT
  CORPORATION
  Report of Independent Public Accountants................................................................        F-25
  Auditors' Report........................................................................................        F-26
  Combined Consolidated Balance Sheets at June 30, 1999 (unaudited) and December 31, 1998 and 1997........        F-27
  Combined Consolidated Statements of Income for the six months ended June 30, 1999 and 1998 (unaudited)
    and the years ended December 31, 1998 and 1997........................................................        F-28
  Combined Consolidated Statement of Comprehensive Income for the six months ended June 30, 1999 and 1998
    (unaudited) and the years ended December 31, 1998 and 1997............................................        F-29
  Combined Consolidated Statements of Cash Flows for the six months ended June 30, 1999 and 1998
    (unaudited) and the years ended December 31, 1998 and 1997............................................        F-30
  Notes to Combined Consolidated Financial Statements.....................................................        F-31

GRAND CASINOS, INC.
  Report of Independent Public Accountants................................................................        F-44
  Consolidated Balance Sheets as of December 31, 1998 and December 28, 1997 and June 30, 1999
    (unaudited)...........................................................................................        F-45
  Consolidated Statements of Operations for the years ended December 31, 1998, December 28, 1997 and
    December 29, 1996 and for the six months ended June 30, 1999 and June 28, 1998 (unaudited)............        F-46
  Consolidated Statements of Comprehensive Income for the years ended December 31, 1998, December 28, 1997
    and December 29, 1996 and for the six months ended June 30, 1999 and June 28, 1998 (unaudited)........        F-47
  Consolidated Statements of Shareholders' Equity for the years ended December 31, 1998, December 28, 1997
    and December 29, 1996.................................................................................        F-48
  Consolidated Statements of Cash Flows for the years ended December 31, 1998, December 28, 1997 and
    December 29, 1996 and for the six months ended June 30, 1999 and June 28, 1998 (unaudited)............        F-49
  Notes to Consolidated Financial Statements..............................................................        F-50

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Park Place Entertainment
Corporation:

    We have audited the accompanying consolidated balance sheets of Park Place Entertainment Corporation (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Park Place Entertainment Corporation and subsidiaries as of December 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 5, 1999

             PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                 (IN MILLIONS)

                                                                          DECEMBER 31,   DECEMBER 31,
                                                                              1998           1997
                                                                          -------------  -------------   JUNE 30,
                                                                                                           1999
                                                                                                        -----------
                                                                                                        (UNAUDITED)
Assets
  Cash and equivalents..................................................    $     247      $     199     $     152
  Restricted cash.......................................................          135         --                 6
  Temporary investments.................................................       --                 35        --
  Accounts receivable, net..............................................          119            143           132
  Inventory, prepaids and other.........................................          133             73           142
                                                                               ------         ------    -----------
    Total current assets................................................          634            450           432

  Investments...........................................................          169            176           181
  Property and equipment, net...........................................        4,991          3,621         5,250
  Goodwill..............................................................        1,295          1,303         1,278
  Other assets..........................................................           85             80            82
                                                                               ------         ------    -----------
  Total assets..........................................................    $   7,174      $   5,630     $   7,223
                                                                               ------         ------    -----------
                                                                               ------         ------    -----------
Liabilities and stockholders' equity
  Accounts payable and accrued expenses.................................    $     434      $     298     $     345
  Current maturities of long-term debt..................................            6             34             7
  Income taxes payable..................................................       --                  2             4
                                                                               ------         ------    -----------
    Total current liabilities...........................................          440            334           356

  Long-term debt, net of current maturities.............................        2,466          1,272         2,486
  Deferred income taxes, net............................................          609            567           644
  Other liabilities.....................................................           51             76            51
                                                                               ------         ------    -----------
    Total liabilities...................................................        3,566          2,249         3,537

Commitments and contingencies

Stockholders' equity
  Common stock, $0.01 par value, 400.0 million shares authorized, 304.0 and 303.1 million shares issued and 302.3 and 303.1 million shares
    outstanding at June 30, 1999 and December 31, 1998, respectively....            3         --                 3
  Additional paid-in capital............................................        3,613         --             3,618
  Other.................................................................           (8)        --                (8)
  Retained earnings.....................................................       --             --                85
  Common stock in treasury at cost, 1.7 million shares at June 30,
    1999................................................................       --             --               (12)
  Hilton investment.....................................................       --              3,381        --
                                                                               ------         ------    -----------
    Total stockholders' equity..........................................        3,608          3,381         3,686
                                                                               ------         ------    -----------
  Total liabilities and stockholders' equity............................    $   7,174      $   5,630     $   7,223
                                                                               ------         ------    -----------
                                                                               ------         ------    -----------

                 See notes to consolidated financial statements

             PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        SIX MONTHS ENDED
                                                                        YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                     -------------------------------  --------------------
                                                                       1998       1997       1996       1999       1998
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                                                          (UNAUDITED)
Revenues
  Casino...........................................................  $   1,587  $   1,450  $     486  $   1,070  $     777
  Rooms............................................................        306        312        232        181        156
  Food and beverage................................................        230        216        138        132        115
  Other revenue....................................................        182        175        114        104        101
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                         2,305      2,153        970      1,487      1,149
                                                                     ---------  ---------  ---------  ---------  ---------
Expenses
  Casino...........................................................        845        770        259        558        413
  Rooms............................................................        112        110         81         65         54
  Food and beverage................................................        230        191        123        122        103
  Other............................................................        555        549        273        353        271
  Depreciation and amortization....................................        225        215        123        142        112
  Impairment losses and other......................................         29        108         10     --         --
  Pre-opening expense..............................................     --         --         --             10     --
  Corporate expense................................................          7          9          9         17          9
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                         2,003      1,952        878      1,267        962
                                                                     ---------  ---------  ---------  ---------  ---------
Operating income...................................................        302        201         92        220        187
  Interest and dividend income.....................................         21         25         12          6         14
  Interest expense.................................................        (87)       (82)       (36)       (58)       (43)
  Interest expense, net from unconsolidated affiliates.............        (13)       (10)        (5)        (6)        (6)
                                                                     ---------  ---------  ---------  ---------  ---------
Income before income taxes, minority interest, extraordinary item
  and cumulative effect of accounting change.......................        223        134         63        162        152
  Provision for income taxes.......................................        111         63         27         73         70
  Minority interest, net...........................................          3          4     --              2          2
                                                                     ---------  ---------  ---------  ---------  ---------
Income before extraordinary item and cumulative effect of
  accounting change................................................        109         67         36         87         80
Extraordinary item--loss on extinguishment of debt, net of tax
  benefit of $52...................................................     --         --            (74)    --         --
Cumulative effect of accounting change, net of tax.................     --         --         --             (2)    --
                                                                     ---------  ---------  ---------  ---------  ---------
Net income (loss)..................................................  $     109  $      67  $     (38) $      85  $      80
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Basic earnings (loss) per share--pro forma
  Income before extraordinary item and cumulative effect of
    accounting change..............................................  $     .42  $     .25  $     .18  $     .29  $     .31
  Extraordinary loss...............................................     --         --           (.37)    --         --
  Cumulative effect of accounting change...........................     --         --         --           (.01)    --
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share......................................  $     .42  $     .25  $    (.19) $     .28  $     .31
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------
Diluted earnings (loss) per share--pro forma
  Income before extraordinary item and cumulative effect of
    accounting change..............................................  $     .42  $     .25  $     .18  $     .28  $     .30
  Extraordinary loss...............................................     --         --           (.37)    --         --
  Cumulative effect of accounting change...........................     --         --         --           (.01)    --
                                                                     ---------  ---------  ---------  ---------  ---------
  Net income (loss) per share......................................  $     .42  $     .25  $    (.19) $     .28  $     .30
                                                                     ---------  ---------  ---------  ---------  ---------
                                                                     ---------  ---------  ---------  ---------  ---------

                 See notes to consolidated financial statements

             PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                      ADDITIONAL
                                                  HILTON     COMMON    PAID-IN      RETAINED             TREASURY
                                                INVESTMENT   STOCK     CAPITAL      EARNINGS    OTHER     STOCK      TOTAL
                                                ----------   ------   ----------   ----------   -----   ----------   ------
Balance, December 31, 1995....................   $   592      $--       $--          $--        $--       $--        $  592
Net loss......................................       (38)     --         --           --         --        --           (38)
Intercompany activity with Hilton.............     2,603      --         --           --         --        --         2,603
                                                ----------   ------   ----------   ----------   -----   ----------   ------

Balance, December 31, 1996....................     3,157      --         --           --         --        --         3,157
Net income....................................        67      --         --           --         --        --            67
Intercompany activity with Hilton.............       157      --         --           --         --        --           157
                                                ----------   ------   ----------   ----------   -----   ----------   ------

Balance, December 31, 1997....................     3,381      --         --           --         --        --         3,381
Net income....................................       109      --         --           --         --        --           109
Intercompany activity with Hilton.............      (152)     --         --           --         --        --          (152)
Spin-off of the Company.......................    (3,338)        3       3,343        --          (8)      --          --
Acquisition of Grand Casinos, Inc. ...........     --         --           270        --         --        --           270
                                                ----------   ------   ----------   ----------   -----   ----------   ------
Balance, December 31, 1998....................     --            3       3,613        --          (8)      --         3,608
Net income (unaudited)........................     --         --         --              85      --        --            85
Options exercised (unaudited).................     --         --             5        --         --        --             5
Treasury Stock acquired (unaudited)...........     --         --         --           --         --          (12)       (12)
                                                ----------   ------   ----------   ----------   -----   ----------   ------
Balance, June 30, 1999 (unaudited)............   $ --         $  3      $3,618       $   85     $ (8)     $  (12)    $3,686
                                                ----------   ------   ----------   ----------   -----   ----------   ------
                                                ----------   ------   ----------   ----------   -----   ----------   ------

                 See notes to consolidated financial statements

             PARK PLACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)

                                                                                                               SIX MONTHS
                                                                                   YEARS ENDED                   ENDED
                                                                                  DECEMBER 31,                  JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1998       1997       1996       1999       1998
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
Operating activities
  Net income (loss)....................................................  $     109  $      67  $     (38) $      85  $      80
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Extraordinary loss on extinguishment...............................     --         --             74     --         --
    Depreciation and amortization......................................        225        215        123        142        112
    Non-cash items.....................................................         16         96          1     --         --
    Amortization of loan costs.........................................          2          2     --              1          1
    Change in working capital components:
      Inventories......................................................     --             (3)         2         (2)    --
      Accounts receivable..............................................         36        (21)        15        (13)        29
      Other current assets.............................................        (30)        48        (15)        (1)       (27)
      Accounts payable and accrued expenses............................        (18)        12        (87)       (16)       (19)
      Income taxes payable.............................................         (1)         1         51          4          2
    Change in deferred income taxes....................................         35         39        (11)        29         (9)
    Change in other liabilities........................................        (24)       (36)        30     --            (23)
    Distributions from equity investments less than earnings...........        (12)        (1)       (16)         2         (4)
    Other..............................................................        (20)       (44)        10          8         14
                                                                         ---------  ---------  ---------  ---------  ---------
  Net cash provided by operating activities............................        318        375        139        239        156
                                                                         ---------  ---------  ---------  ---------  ---------
Investing activities
  Capital expenditures.................................................       (608)      (438)      (193)      (385)      (311)
  Change in other investments..........................................     --            (57)       (51)       (14)        (2)
  Change in temporary investments......................................         36        (25)        25     --              6
  Payments on notes and other..........................................          3          7         20     --              1
  Acquisitions, net of cash acquired...................................        (15)       (70)       144     --            (58)
  Other................................................................     --         --         --             (4)    --
                                                                         ---------  ---------  ---------  ---------  ---------
  Net cash used in investing activities................................       (584)      (583)       (55)      (403)      (364)
                                                                         ---------  ---------  ---------  ---------  ---------
Financing activities
  Net borrowings on Senior Credit Facility.............................        810     --         --            620     --
  Net borrowings on commercial paper program...........................     --         --         --             24     --
  Payments on debt.....................................................         (9)       (16)    --           (623)        (6)
  Advances (to) from Hilton............................................       (352)       191        110        (73)       147
  Purchases of Treasury Stock..........................................     --         --         --            (12)    --
  Other................................................................     --         --         --              4     --
                                                                         ---------  ---------  ---------  ---------  ---------
  Net cash (used in) provided by financing activities..................        449        175        110        (60)       141
                                                                         ---------  ---------  ---------  ---------  ---------
Increase (decrease) in cash and equivalents............................        183        (33)       194       (224)       (67)
Cash and equivalents at beginning of period............................        199        232         38        382        199
                                                                         ---------  ---------  ---------  ---------  ---------
Cash and equivalents at end of period..................................  $     382  $     199  $     232  $     158  $     132
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financials statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE 1. BASIS OF PRESENTATION AND ORGANIZATION

    On December 31, 1998, Hilton Hotels Corporation ("Hilton") completed the distribution of the operations, assets and liabilities of its gaming business to a new publicly traded corporation, Park Place Entertainment Corporation ("Park Place" or "the Company"), a Delaware corporation. The stock of Park Place was distributed to Hilton's shareholders tax free on a one-for-one basis. Also on December 31, 1998, immediately following the Hilton distribution, Park Place acquired, by means of a merger, the Mississippi gaming business of Grand Casinos, Inc. ("Grand") which includes the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica properties, in exchange for the assumption of debt and the issuance of Park Place common stock on a one-for-one basis.

NATURE OF OPERATIONS

    Park Place is primarily engaged in the ownership, operation and development of gaming facilities. The operations of Park Place currently include twelve U.S. land-based casinos, an interest in one U.S. riverboat casino, two land-based casinos in Australia and one land-based casino in Uruguay.

    Park Place's new development efforts are currently concentrated on the construction of the 2,900-room Paris Casino Resort on the Las Vegas Strip, which is expected to open in the fall of 1999. Park Place intends to seek additional expansion and new development opportunities, both domestically and internationally, where superior returns can be demonstrated.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the assets, liabilities, stockholders' equity, revenues, expenses and cash flows of Hilton's gaming business on a stand-alone basis including an allocation of corporate expenses relating to the Park Place entities as of December 31, 1997 and for each of the three years ending December 31, 1998. The balance sheet as of December 31, 1998 reflects the distribution by Hilton and the merger with Grand.

    The consolidated financial statements include the accounts of Park Place and its majority owned and controlled subsidiaries. Park Place adopted EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements" in the fourth quarter of 1998, and, as a result, no longer consolidates the operating results and working capital of affiliates operated under long-term management agreements. Application of EITF 97-2 reduced each of revenues and operating expenses by $427 million and $457 million for the years ended December 31, 1997 and 1996, respectively. Application of the standard reduced each of current assets and current liabilities by $59 million at December 31, 1997. Application of EITF 97-2 had no impact on reported operating income, net income, earnings per share or stockholders' equity. Investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method.

    All material intercompany transactions are eliminated and net earnings are reduced by the portion of the earnings of affiliates applicable to other ownership interests. There are no significant restrictions on the transfer of funds from the Company's wholly owned subsidiaries to Park Place Entertainment Corporation.

    The condensed consolidated financial statements for the six months ended June 30, 1999 and 1998 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair statement of results for the interim periods have been made. The results for the six-month periods are not necessarily indicative of results to be expected for the full fiscal year.

CASH AND EQUIVALENTS

    Cash and equivalents include investments with initial maturities of three months or less.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES

    Casino revenue is the aggregate of gaming wins and losses. The revenue components presented in the consolidated financial statements and the notes thereto exclude the retail value of rooms, food and beverage provided to the customer on a complimentary basis. The estimated cost of providing these promotional allowances, primarily classified as casino expenses through interdepartmental allocations, is as follows:

                                                            1998       1997       1996
                                                          ---------  ---------  ---------
                                                                   (IN MILLIONS)
Rooms...................................................  $      32  $      30  $      11
Food and beverage.......................................        108        106         32
                                                          ---------  ---------  ---------
Total cost of promotional allowances....................  $     140  $     136  $      43
                                                          ---------  ---------  ---------
                                                          ---------  ---------  ---------

CURRENCY TRANSLATION

    Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at year-end exchange rates and related gains and losses, net of applicable deferred income taxes, are reflected in stockholders' equity. Gains and losses from foreign currency transactions and translation of balance sheets in highly inflationary economies are included in earnings.

INVENTORIES

    Included in other current assets at December 31, 1998 and 1997, are inventories of $25 million and $17 million, respectively. Inventories are stated at the lower of cost or market. Cost is determined by the first-in first-out method.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Interest incurred during construction of facilities is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

    Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and riverboats and eight years for building improvements and furniture and equipment.

    The carrying value of the Company's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss is recognized in the income statement using a fair-value based model.

GOODWILL

    The excess of purchase price over the fair value of net assets of businesses acquired (goodwill) is amortized using the straight-line method over 40 years. The Company periodically evaluates the carrying value of goodwill and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors.

PRE-OPENING COSTS

    Costs associated with the opening of new properties or major additions to properties are deferred and amortized over the shorter of the period benefited or one year. In April 1998, the AICPA issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that all nongovernmental entities expense costs of start-up activities (pre-opening, pre-operating and organizational costs) as those costs are incurred and requires the write-off of any unamortized balances upon implementation. SOP 98-5 is effective for financial statements issued for periods beginning after December 15, 1998. The Company adopted SOP 98-5 in the first quarter of 1999. The adoption of the SOP resulted in an expense of approximately $2 million, net of tax, accounted for as a cumulative effect of a change in accounting principle.

UNAMORTIZED LOAN COSTS

    Debt discount and issuance costs incurred in connection with the placement of long-term debt are capitalized and amortized to interest expense based on the related debt agreements using the effective interest method or a method which approximates the effective interest method.

SELF-INSURANCE

    The Company is self-insured for various levels of general liability, workers' compensation and employee medical and life insurance coverage. Insurance reserves include the present values of projected settlements for claims.

EARNINGS PER SHARE ("EPS")

    Pro forma earning per share (EPS) is calculated for all periods presented based on the Hilton distribution date. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding for the period. The pro forma weighted average number of shares outstanding for 1998, 1997 and 1996 were 261 million, 263 million and 198 million, respectively. Diluted EPS reflects the effect of assumed stock option exercises. The dilutive effect of the assumed exercise of stock options increased the weighted average number of common shares by 2 million, 3 million and 1 million for 1998, 1997 and 1996, respectively.

    The weighted average number of common shares outstanding for the six months ended June 30, 1999 was 303 million. The dilutive effect of the assumed exercise of stock options increased the weighted average number of common shares by 3 million for the six months ended June 30, 1999. For the six months ended June 30, 1998, pro forma earnings per share is calculated using weighted average number of common shares outstanding of 261 million. The dilutive effect of the assumed exercise of stock options increased the weighted average number of common shares by 3 million for the six months ended June 30, 1998.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

    The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1998. These classifications have no effect on net income.

NOTE 3. ACQUISITIONS

BALLY ACQUISITION

    Effective December 18, 1996, Hilton completed a merger of Bally Entertainment Corporation (Bally) with and into Hilton pursuant to an agreement dated June 6, 1996. Aggregate consideration consisted of approximately 53 million shares of Hilton's common stock and approximately 15 million shares of Hilton's newly authorized Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock (PRIDES) for a combined equity value of $1.9 billion and assumption of Bally and Bally subsidiary debt totaling $1.2 billion.

    The acquisition was accounted for using the purchase method of accounting, and accordingly, the acquisition cost of $3.1 billion was allocated to the assets acquired and liabilities assumed based on estimates of their fair value. A total of $1.3 billion, representing the excess of acquisition cost over the fair value of Bally's tangible net assets, was allocated to goodwill and is being amortized over 40 years. Accumulated amortization as of December 31, 1998 is $68 million.

GRAND ACQUISITION

    Effective December 31, 1998, the Company completed the acquisition of Grand pursuant to an agreement dated June 30, 1998. Aggregate consideration consisted of approximately 42 million shares of the Company's common stock with an equity value of $270 million and assumption of Grand's debt at fair market value totaling $625 million at December 31, 1998.

    The acquisition has been accounted for using the purchase method of accounting. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. A total of $244 million, representing the excess of the fair value of Grand's tangible net assets over the acquisition cost, has reduced, by a proportionate share, the book value of non-current assets acquired.

    The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. This pro forma information does not purport to be indicative of future results or what would have occurred had this acquisition been made as of those dates.

                                                                               1998       1997
                                                                             ---------  ---------
                                                                                 (UNAUDITED)
                                                                             (IN MILLIONS, EXCEPT
                                                                              PER SHARE AMOUNTS)
Revenue....................................................................  $   2,900  $   2,682
Operating income...........................................................        383        262
Net income.................................................................        139         82
Basic EPS..................................................................        .46        .27
Diluted EPS................................................................        .45        .26

CAESARS WORLD, INC. ACQUISITION (UNAUDITED)

    On April 27, 1999, the Company entered into a definitive agreement with Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") and several of its subsidiaries to acquire all of the outstanding stock of Caesars World, Inc. ("Caesars"), a wholly owned subsidiary of Starwood, and all of Starwood's interests in several other gaming entities for $3.0 billion in cash. The acquisition will be accounted for as a purchase and accordingly, the purchase price will be allocated to the assets and liabilities based on their estimated fair market values at the date of acquisition. The acquisition is subject to regulatory approvals and is expected to be completed in the fourth quarter of 1999.

NOTE 4. IMPAIRMENT LOSSES AND OTHER

    In 1998, impairment losses and other expenses include an impairment loss related to certain riverboat assets as well as transaction costs associated with the distribution from Hilton and the merger with Grand. The 1997 charges included an impairment loss relating to the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans. The 1996 charges included the write-off of pre-opening expenses for the Flamingo Casino-Kansas City and losses associated with the planned relocation of the Flamingo Casino-New Orleans.

NOTE 5. EXTRAORDINARY ITEM

    In December 1996, the Company completed cash tender offers and consent solicitations for substantially all of the outstanding notes of certain wholly owned subsidiaries including the 9 1/4% Bally's Park Place Funding, Inc. First Mortgage Notes due 2004; 10 5/8% GNF, Corp. First Mortgage Notes due 2003 and Bally Casino Holdings, Inc. Senior Discount Notes. The remaining untendered notes were defeased. The Company also purchased 99.1% of the outstanding 10 3/8% First Mortgage Notes due 2003 of Bally's Grand, Inc. Cash consideration for the repurchase and defeasance, including premiums, totaled $1.2 billion, which resulted in an after tax extraordinary loss of $74 million, net of a tax benefit of $52 million.

NOTE 6. ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1998 and 1997 are as follows:

                                                                   1998       1997
                                                                 ---------  ---------
                                                                    (IN MILLIONS)
Casino accounts receivable.....................................  $     127  $     117
Less allowance for doubtful accounts...........................        (34)       (21)
                                                                 ---------  ---------
                                                                        93         96
Other accounts receivable......................................         26         47
                                                                 ---------  ---------
Total..........................................................  $     119  $     143
                                                                 ---------  ---------
                                                                 ---------  ---------

    The allowance provided for estimated uncollectible receivables, net of recoveries, is included in casino expenses in the amount of $37 million, $26 million and $20 million in 1998, 1997 and 1996, respectively.

NOTE 7. INVESTMENTS

    Investments in and notes from affiliates at December 31, 1998 and 1997 are as follows:

                                                                   1998       1997
                                                                 ---------  ---------
                                                                    (IN MILLIONS)
Equity investments
  Casino hotels (three in 1998 and 1997).......................  $      63  $      76
  Notes receivable.............................................         97         94
Other..........................................................          9          6
                                                                 ---------  ---------
Total..........................................................  $     169  $     176
                                                                 ---------  ---------
                                                                 ---------  ---------

NOTE 8. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1998 and 1997 are as follows:

                                                                1998       1997
                                                              ---------  ---------
                                                                 (IN MILLIONS)
Land........................................................  $     756  $     597
Buildings, riverboats and leasehold improvements............      3,232      2,669
Furniture and equipment.....................................        697        558
Property held for sale or development.......................          6     --
Construction in progress....................................        767        178
                                                              ---------  ---------
                                                                  5,458      4,002
  Less accumulated depreciation.............................       (467)      (381)
                                                              ---------  ---------
Total.......................................................  $   4,991  $   3,621
                                                              ---------  ---------
                                                              ---------  ---------

NOTE 9. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses at December 31, 1998 and 1997 are as follows:

                                                                   1998       1997
                                                                 ---------  ---------
                                                                    (IN MILLIONS)
Accounts and notes payable.....................................  $      34  $      60
Payable to Hilton..............................................         73     --
Compensation and benefits......................................         95         65
Accrued expenses...............................................        232        173
                                                                 ---------  ---------
Total..........................................................  $     434  $     298
                                                                 ---------  ---------
                                                                 ---------  ---------

NOTE 10. LONG-TERM DEBT

    Long-term debt is as follows:

                                                       DECEMBER 31,
                                                   --------------------
                                                     1998       1997
                                                   ---------  ---------
                                                                          JUNE 30,
                                                                            1999
                                                                         -----------
                                                                         (UNAUDITED)
                                                             (IN MILLIONS)
Senior notes, with an average rate of 7.5%, due
  2002 to 2005...................................  $   1,023  $  --       $   1,023
10 1/8% First Mortgage Notes due 2003............        490     --               6
9% Senior Unsecured Notes due 2004...............        135     --          --
Senior Credit Facility...........................        810     --           1,430
Commercial paper program.........................     --         --              24
Capital leases and other.........................         14     --              10
Debt allocated by Hilton.........................     --          1,306      --
                                                   ---------  ---------  -----------
                                                       2,472      1,306       2,493
  Less current maturities........................         (6)       (34)         (7)
                                                   ---------  ---------  -----------
Net long-term debt...............................  $   2,466  $   1,272   $   2,486
                                                   ---------  ---------  -----------
                                                   ---------  ---------  -----------

    Interest paid, net of amounts capitalized, was $81 million, $74 million and $33 million in 1998, 1997 and 1996, respectively. Capitalized interest amounted to $25 million, $16 million and $6 million, respectively.

    Debt maturities during the next five years are as follows:

                                                                                   (IN MILLIONS)
1999.............................................................................    $       6
2000.............................................................................            4
2001.............................................................................       --
2002.............................................................................          300
2003.............................................................................          810
Thereafter.......................................................................        1,352
                                                                                        ------
                                                                                     $   2,472
                                                                                        ------
                                                                                        ------

    In order to equalize the indebtedness between Park Place and Hilton at the time of the distribution, Park Place and Hilton agreed to an allocation of pre-distribution debt balances and entered into a debt assumption agreement. Pursuant to the debt assumption agreement, Park Place assumed and agreed to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing Hilton's $300 million aggregate principal amount of 7.375% Notes due 2002 and its $325 million aggregate principal amount of 7% Notes due 2004. In the event of an increase in the interest rate on these Notes pursuant to their terms as a result of certain actions taken by Hilton, and certain other limited circumstances, Hilton will be required to reimburse Park Place for any such increase. Hilton is obligated to make any payment Park Place fails to make and in such event Park Place shall pay to Hilton the amount of such payment together with interest, at the rate per annum borne by the applicable notes plus 2% per annum, to the date of such reimbursement.

    In order to facilitate the transfer of debt balances in connection with the distribution, in December 1998 Park Place entered into a $2.15 billion long-term credit facility and completed a $400 million senior subordinated note offering. Park Place used the proceeds from the new facility and the offering to repay $1,066 million of Hilton's commercial paper borrowings representing an estimate of Park Place's share of the obligation. The distribution agreement entered into between Park Place and Hilton calls for a final reconciliation and allocation of certain debt and cash balances, as defined. The reconciliation resulted in an additional amount due Hilton from Park Place of $73 million. This balance is reflected in current liabilities in the accompanying consolidated balance sheets.

    The long-term credit facility has an aggregate commitment of $2.15 billion consisting of a 364-day $650 million facility and a five year $1.5 billion facility. At December 31, 1998, $810 million was outstanding, leaving approximately $1.3 billion of the revolving bank debt facility available to the Company at such date. In January 1999, the Company borrowed approximately $490 million under this facility in connection with the tender offer of the debt assumed from the Grand merger (see below). The $400 million 7 7/8% Senior Subordinated Notes due 2005 may be redeemed in whole but not in part, by the Company at any time at a make whole premium.

    As part of the acquisition of Grand, the Company assumed certain Grand indebtedness as of December 31, 1998. This indebtedness included 10 1/8% First Mortgage Notes due 2003 and 9% Senior Unsecured Notes due 2004, both of which were marked to fair market value as of the date of acquisition. In January 1999, the Company settled a cash tender offer and consent solicitation for substantially all of the Grand 10 1/8% First Mortgage Notes due 2003. The remaining untendered notes of $5.5 million were defeased. The defeasance was completed by depositing $6.1 million in an irrevocable trust. The $6.1 million has been invested in United States Treasury Securities in a sufficient amount to pay and discharge all principal and interest on the outstanding 10 1/8% Notes. Cash consideration for the repurchase and defeasance, including premiums, totaled approximately $490 million.

    On December 31, 1998, the Company completed a covenant defeasance of the Grand 9% Senior Unsecured Notes. This defeasance was completed by depositing $135 million in an irrevocable trust. The $135 million was invested in United States Treasury Securities in a sufficient amount to pay and discharge all principal and interest on the outstanding 9% Notes. In accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" the obligation as well as the amount deposited in trust have been reflected in the accompanying consolidated balance sheet in restricted cash and long-term debt, respectively. On February 1, 1999 the Company exercised its rights to redeem the Grand 9% Notes and all amounts were retired as of that date.

    The Company has established a $1 billion commercial paper program as of December 31, 1998. No amounts were outstanding at year end. Interest under the program will be at a market rate for varying periods.

    Provisions under various loan agreements require the Company to comply with certain financial covenants which include limiting the amount of outstanding indebtedness.

ADDITIONAL FINANCINGS (UNAUDITED)


    On August 31, 1999, the Company entered into a new $2.0 billion revolving credit facility which replaces the prior $650 million 364-day credit facility. Borrowings under the proposed $2.0 billion facility are limited to $650 million until the closing of the Caesars acquisition (See Note 3).



    In addition to the $2.0 billion 364-day facility, the Company entered into a $1.0 billion 364-day facility which may be used only to provide funding for the Caesars acquisition.


    On August 2, 1999, the Company issued $300 million of Senior Notes due 2003 (the "Notes") in a private placement offering to institutional investors. The Notes were issued with a coupon rate of 7.95%. The Notes are unsecured and will rank senior to the Company's subordinated indebtedness and equally with the Company's other senior indebtedness. Proceeds from this offering were used to reduce the Company's borrowings under the existing credit facility.

NOTE 11. FINANCIAL INSTRUMENTS

CASH AND EQUIVALENTS AND TEMPORARY INVESTMENTS

    The fair value of cash and equivalents and temporary investments is estimated based on the quoted market price of the investments.

LONG-TERM DEBT

    The estimated fair value of long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

    The estimated fair values of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                      1998                    1997
                                             ----------------------  ----------------------
                                              CARRYING      FAIR      CARRYING      FAIR
                                               AMOUNT       VALUE      AMOUNT       VALUE
                                             -----------  ---------  -----------  ---------
                                                             (IN MILLIONS)
Cash and equivalents and temporary
  investments..............................   $     247   $     247   $     234   $     234
Long-term debt (including current
  maturities)..............................       2,472       2,466       1,306       1,353

NOTE 12. INCOME TAXES

    The provision (benefit) for income taxes for the three years ended December 31 are as follows:

                                                              1998        1997        1996
                                                            ---------     -----     ---------
                                                                      (IN MILLIONS)
Current
  Federal.................................................  $      74   $      23   $      42
  State, foreign and local................................         20           1           4
                                                            ---------         ---         ---
                                                                   94          24          46
Deferred..................................................         17          39         (19)
                                                            ---------         ---         ---
Total.....................................................  $     111   $      63   $      27
                                                            ---------         ---         ---
                                                            ---------         ---         ---

    No income taxes were paid by the Company as these payments were the responsibility of Hilton.

    The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities at December 31, 1998 and 1997 are as follows:

                                                                 1998       1997
                                                               ---------  ---------
                                                                  (IN MILLIONS)
Deferred tax assets
  Accrued expenses...........................................  $      37  $      15
  Insurance and other reserves...............................          7         11
  Benefit plans..............................................          6         14
  Pre-opening costs..........................................         13          8
  Foreign tax credit carryovers (expire beginning in 2000)...          5         11
  Equity investments.........................................          3         46
  Capital loss carryover (expires in 2002)...................         23     --
  Other......................................................         64         25
                                                               ---------  ---------
                                                                     158        130
Valuation allowance..........................................        (31)        (7)
                                                               ---------  ---------
                                                                     127        123
                                                               ---------  ---------
Deferred tax liabilities
  Fixed assets, primarily depreciation.......................       (633)      (621)
  Other......................................................        (69)       (42)
                                                               ---------  ---------
                                                                    (702)      (663)
                                                               ---------  ---------
Net deferred tax liability...................................  $    (575) $    (540)
                                                               ---------  ---------
                                                               ---------  ---------

    Reconciliation of the Federal income tax rate to the Company's effective tax rate is as follows:

                                                              1998  1997  1996
                                                              ----  ----  ----
Federal income tax rate.....................................  35.0% 35.0% 35.0%
Increase in taxes:
  State and local income taxes, net of Federal tax
    benefits................................................   3.4   1.0    .5
  Foreign taxes, net........................................    .4    .6   3.0
  Goodwill amortization.....................................   5.2   8.6   --
  Distribution costs........................................   1.2   --    --
  Other.....................................................   4.6   1.8   4.4
                                                              ----  ----  ----
Effective tax rate..........................................  49.8% 47.0% 42.9%
                                                              ----  ----  ----
                                                              ----  ----  ----

NOTE 13. STOCKHOLDERS' EQUITY

    Four hundred million shares of common stock with a par value of $0.01 per share are authorized, of which 303 million were issued at December 31, 1998. One hundred million shares of preferred stock with a par value of $0.01 per share are authorized, of which no amounts have been issued.

    The Company has a Share Purchase Rights Plan under which a right is attached to each share of the Company's common stock. The rights may only become exercisable under certain circumstances involving actual or potential acquisitions of the Company's common stock by a specified person or affiliated group. Depending on the circumstances, if the rights become exercisable, the holder may be entitled to purchase units of the Company's junior participating preferred stock, shares of the Company's common stock or shares of common stock of the acquiror. The rights remain in existence until 2008 unless they are terminated, exercised or redeemed.

    The Company applies APB Opinion 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, compensation expense recognized was different than what would have otherwise been recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                             1998       1997       1996
                                                           ---------  ---------  ---------
                                                           (IN MILLIONS, EXCEPT PER SHARE
                                                                      AMOUNTS)
Net income (loss)
  As reported............................................  $     109  $      67  $     (38)
  Pro forma..............................................         92         61        (41)

Pro forma basic EPS
  As reported............................................  $     .42  $     .25  $    (.19)
  Pro forma..............................................        .35        .23       (.21)

Pro forma diluted EPS
  As reported............................................  $     .42  $     .25  $    (.19)
  Pro forma..............................................        .35        .23       (.21)

    At December 31, 1998, 45 million shares of common stock were reserved for the exercise of options under the Company's Stock Incentive Plans. Options may be granted to salaried officers, directors and other key employees of the Company to purchase common stock at not less than the fair market value at the date of grant. Generally, options may be exercised in installments commencing one year after the date of grant. The Stock Incentive Plans also permit the granting of Stock Appreciation Rights (SARs). No SARs have been granted as of December 31, 1998.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of one percent for each of the three years; expected volatility of 34, 32 and 27 percent; risk-free interest rates of 5.51, 6.49 and 6.33 percent and expected lives of six years for each of the three years. As a result of the distribution, the fair values of the Hilton options were adjusted and prior periods were restated based on the relative values of Hilton and Park Place common stock at December 31, 1998.

    As a result of the Hilton distribution, effective December 31, 1998, a total of 14.6 million Park Place stock options were issued, representing the adjustment of existing Hilton stock options to represent options in both Park Place and Hilton. The exercise price for options to purchase Park Place common stock were adjusted based on the relative values of Park Place and Hilton common stock on the date the Company's stock began trading on a "when issued" basis. Also on December 31, 1998, 18.2 million options were granted representing the conversion of existing options to purchase Grand common stock in connection with the Grand merger and the grant of additional Park Place stock options.

    The following table summarizes information about stock options outstanding at December 31, 1998:

                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
             -------------------------------------------  ------------------------
 RANGE OF                 WEIGHTED-AVE     WEIGHTED-AVE              WEIGHTED-AVE
 EXERCISE     NUMBER        REMAINING        EXERCISE      NUMBER      EXERCISE
   PRICE     OUTSTANDING CONTRACTUAL LIFE      PRICE      EXERCISABLE     PRICE
-----------  ---------  -----------------  -------------  ---------  -------------
 $2.25-6.62  8,759,470           8.28        $    6.13    2,627,620    $    5.59
 6.79-8.37   12,372,792          4.36             7.28    8,623,692         7.36
9.11-23.85   11,698,477          7.42            10.82    4,478,687         9.79
             ---------                                    ---------
2.25-23.85   32,830,739          6.50             8.24    15,729,999        7.76
             ---------                                    ---------
             ---------                                    ---------

    The Company adopted an Employee Stock Purchase Plan by which the Company is authorized to issue up to five million shares of common stock to its full-time employees. Under the terms of the Plan, employees can elect to have a percentage of their earnings withheld to purchase the Company's common stock.

NOTE 14. EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT BENEFITS

    A significant number of the Company's employees are covered by union sponsored, collectively bargained multi-employer pension plans. The Company contributed and charged to expense $12 million, $12 million and $7 million in 1998, 1997 and 1996, respectively, for such plans. Information from the plans' administrators is not sufficient to permit the Company to determine its share, if any, of unfunded vested benefits.

    The Company also has other employee investment plans including a 401K plan and a deferred compensation plan whereby the Company contributes certain percentages of employee contributions. The cost of these plans is not significant.

    The Company provides life insurance benefits to certain retired employees. Under terms of the plan covering such life insurance benefits, the Company reserves the right to change, modify or discontinue these benefits. The cost of these benefits is not significant.

NOTE 15. LEASES

    The Company has entered into various operating leases for land adjacent to its dockside casinos in Mississippi. The lease for land adjacent to the Company's Gulfport Casino is for the period from July 1, 1997, through June 30, 2002, and contains renewal options totaling 40 years. The Company is required to make annual rental payments of $1,200,000, subject to adjustment as defined, plus 5% of gross annual gaming revenues in excess of $25 million and 3% of all non-gaming revenues. The lessor of the Gulfport Casino site has the right to cancel the lease at any time for reason of port expansion, in which case the lessor will be liable to the Company for the depreciated value of improvements and other structures placed on the leased premises, as defined.

    The lease for land adjacent to the Company's Biloxi Casino has an initial term of 99 years, and the Company is required to make annual rental payments of $2.5 million, subject to adjustment as defined. The Company also entered into a 15-year lease for submerged land adjacent to the Biloxi Casino with an option to extend the lease for five years after the expiration of the initial 15-year term. The lease provides for annual rental payments of $900,000 for the next five years, and subsequent increases as defined in the agreement.

    The land lease in connection with the operation of Grand Casino Tunica provides for annual rental payments of $2.5 million, subject to adjustment as defined. The term of the lease is, initially, for six years with nine six-year renewal options, for a total of 60 years.

    Minimum lease commitments under noncancelable operating leases approximate $10 million annually through 2003 with an aggregate commitment of $453 million through 2042.

NOTE 16. COMMITMENTS AND CONTINGENCIES

    At December 31, 1998 the Company had contractual commitments at its wholly owned or leased properties for major expansion and rehabilitation projects of approximately $146 million.

LITIGATION

    Park Place and its subsidiaries are parties to legal proceedings relating to the Hilton gaming business that were assumed pursuant to the Hilton distribution agreement. In the opinion of management, the resolution of these matters will not have a material effect on Park Place's financial position or results of operation. In addition, Grand and its subsidiaries are parties to various lawsuits and any liability with respect thereto is an obligation of the Park Place consolidated group. Pursuant to the Grand distribution agreement and the merger agreement, Grand will be indemnified by Lakes for certain liabilities. If Lakes is unable to satisfy its indemnification obligations, Grand will be responsible for such liabilities which could have a material adverse effect on Park Place. See below for a discussion of certain litigation to which Grand is a party.

BELLE OF ORLEANS

    The subsidiary which holds the Belle of Orleans, L.L.C. (the "Belle") (the "Louisiana Subsidiary") and Metro Riverboat Associates, Inc. ("Metro"), which owns the remaining 50.1% interest in the Belle, are engaged in certain litigation. The Louisiana Subsidiary and Metro entered into an operating agreement defining the rights and obligations of the members of Belle, along with a management agreement providing for the Louisiana Subsidiary to manage the riverboat casino. On March 27, 1997, Metro filed suit in the Civil District Court for the Parish of Orleans, State of Louisiana seeking contractual and injunctive relief under the terms of the operating and management agreements based on non-competition and change of control provisions which were allegedly triggered as a result of Hilton's merger with Bally in 1996. Preliminary injunctive relief was granted to Metro by the trial court. After various hearings and appeals by the Louisiana Subsidiary, the injunctive relief granted by the trial court has been suspended while on appeal. On June 16, 1998, Metro filed a second, related suit for damages in an unspecified amount against the Louisiana Subsidiary and certain of its affiliates. The two suits filed by Metro were consolidated by the trial court. The Louisiana Subsidiary filed certain exceptions which were denied, but, pursuant to a writ application subsequently filed, the Court of Appeals reversed and remanded for determination of which disputes are arbitrable. On November 23, 1998, Metro filed a third suit in the Civil District Court for the Parish of Orleans, State of Louisiana against the Louisiana Subsidiary, seeking a temporary restraining order and preliminary injunction to prevent the Louisiana Subsidiary from continuing as manager of the riverboat casino. On December 23, 1998, judgment was rendered in favor of the Louisiana Subsidiary dismissing the suit in its entirety. Metro has appealed. An affiliate of the Louisiana Subsidiary, Bally's Intermediate Holdings, Inc., which due to a merger subsequently became Bally's Midwest Casinos, Inc., filed an action on September 23, 1998, in the Circuit Court of Cook County, Illinois, which action has since been removed to the U.S. District Court for the Northern District of Illinois, Eastern Division, seeking judgment against Metro based upon Metro's default under certain agreements between the parties relating to a $4 million loan to a shareholder of Metro. Plaintiff filed a motion for summary judgment which is currently under advisement by the court. Metro filed a fourth suit on December 28, 1998 in the Civil District Court for the Parish of Orleans, State of Louisiana seeking a temporary restraining order and permanent injunctive relief to prevent the spinoff of Hilton's gaming operations to Park Place. A temporary restraining order was issued by the trial court, dissolved by the Court of Appeals and affirmed by the Supreme Court. The motion for preliminary injunction was denied.

(UNAUDITED)


    On August 13, 1999, Metro filed another suit against Bally's Louisiana in the Civil District Court for the Parish of Orleans seeking a writ of quo warranto to require Bally's Louisiana to show by what authority it manages the riverboat casino. Metro claims that the assignments from previous Bally's entities to Bally's Louisiana were invalid and that Bally's Louisiana has no management authority over the riverboat casino. On August 30, 1999, a hearing was held on the petition. On August 31, 1999, the court rendered judgment in Bally's Louisiana's favor, dismissing Metro's suit in its entirety.



    On August 30, 1999, Metro filed an action in the United States District Court for the Eastern District of Louisiana against Bally's Louisiana, Hilton Hotels Corporation and several officers of the Bally's and Hilton organizations, alleging numerous racketeering and conspiracy activities intended to deprive Metro of the benefit of its membership interest in the Belle. The charges further allege conspiracy with members of the Louisiana Gaming Control Board, the Louisiana state police and various state judges to obstruct enforcement of gaming laws and deprive Metro of its lawful rights. The case is pending.


    Park Place will vigorously defend all claims under such suits and vigorously pursue its claim against Metro.

BALLY MERGER LITIGATION

    A purported class action against Bally Entertainment Corporation ("Bally"), its directors and Hilton was commenced on September 4, 1996, under the caption PARNES V. BALLY ENTERTAINMENT CORPORATION, ET AL. in the Court of Chancery of the State of Delaware, New Castle County. The plaintiff alleges breaches of fiduciary duty in connection with the merger of Bally with and into Hilton in December 1996 (the "Bally Merger"), including allegedly illegal payments to Arthur M. Goldberg that purportedly denied Bally shareholders other than Mr. Goldberg an opportunity to sell their shares to Hilton or any other bidder at the best possible price. In the complaint, the plaintiff seeks, among other things:

        (i) an order enjoining the Bally Merger;

        (ii) an award of damages in an unspecified amount;

       (iii) an order requiring Mr. Goldberg to disgorge his profits; and

        (iv) an award of attorneys' fees and expenses.

    In orders dated May 13, 1997 and February 3, 1998, the Court dismissed this litigation. Plaintiff appealed this dismissal and, on January 25, 1999, the Delaware Supreme Court reversed the dismissal order and remanded the case to the Court of Chancery.

ATLANTIC CITY LITIGATION

    On September 9, 1997, an action was commenced in the United States District Court for the Southern District of New York by Mirage Resorts, Inc. ("Mirage"). Named as defendants are the Company, Trump Hotel & Casino Resorts ("THCR"), and the allegedly controlling shareholder of THCR. The complaint alleges, among other things, that the defendants violated the Sherman Antitrust Act, committed tortious interference with prospective economic advantage, and induced a breach of fiduciary duty, in connection with Mirage's efforts to develop a casino resort in Atlantic City, New Jersey. Injunctive relief and compensatory and punitive damages in unspecified amounts are sought.

    The Company has denied all allegations of wrongdoing asserted against it in this litigation and believes that it has substantial defenses to these claims.

SLOT MACHINE LITIGATION

    On April 26, 1994, William H. Poulos brought an action in the U.S. District Court for the Middle District of Florida, Orlando Division--WILLIAM H. POULOS, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 39-478-CIV-ORL-22--in which various parties (including Park Place and Grand) alleged to operate casinos or be slot machine manufacturers were named as defendants. The plaintiff sought to have the action certified as a class action.

    An action subsequently filed on May 10, 1994 in the United States District Court for the Middle District of Florida--WILLIAM AHEARN, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 94-532-CIV-ORL-22-- made similar allegations and was consolidated with the Poulos action.

    Both actions included claims under the federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and sought compensatory and punitive damages. The plaintiffs claimed that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

    In December 1994, the consolidated actions were transferred to the U.S. District Court for the District of Nevada.

    On September 26, 1995, Larry Schreier brought an action in the U.S. District Court for the District of Nevada--LARRY SCHREIER, ET AL V. CAESARS WORLD, INC. ET AL--Case No. CV-95-00923-DWH (RJJ).

    The plaintiffs' allegations in the Schreier action were similar to those made by the plaintiffs in the Poulos and Ahearn actions, except that Schreier claimed to represent a more precisely defined class of plaintiffs than Poulos or Ahearn.

    In December 1996, the court ordered the Poulos, Ahearn and Schreier actions consolidated under the title WILLIAM H. POULOS, ET AL. V. CAESARS WORLD, INC., ET AL--Case No. CV-S-94-11236-DAE (RJJ)--(Base File), and required the plaintiffs to file a consolidated and amended complaint. On February 14, 1997, the plaintiffs filed a consolidated and amended complaint.

    In March 1997, various defendants filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs.

    On or about December 19, 1997, the court denied all of the motions submitted by the defendants, and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint was filed on or about February 13, 1998.

    The plaintiffs have filed a motion seeking an order certifying the action as a class action. Certain of the defendants have opposed the motion. The Court has not ruled on the motion.

LEGAL PROCEEDINGS--GRAND

    STRATOSPHERE CORPORATION

    Grand previously owned approximately 41% of the common stock issued by Stratosphere Corporation ("Stratosphere"). Stratosphere and its wholly owned operating subsidiary developed and operated the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. On January 27, 1997, in the United States Bankruptcy Court in and for the District of Nevada, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

    On November 7, 1997, Stratosphere filed its Second Amended Plan, which was approved by the Bankruptcy Court and declared effective on October 14, 1998. Pursuant to the Second Amended Plan, Stratosphere common stock that was outstanding prior to the effective date of the Second Amended Plan was cancelled.

    In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, Grand entered into a Standby Equity Commitment Agreement (the "Standby Equity Commitment") between Stratosphere and Grand. Grand agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years does not exceed $50 million.

    The enforceability of the Standby Equity Commitment is the subject of litigation to which Grand is a party in (i) the Stratosphere Bankruptcy case (as a result of a motion brought by the Official Committee), and (ii) the U.S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the Bankruptcy Court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the Bankruptcy Court's decision.

    The Second Amended Plan contemplates the formation of a new limited liability company which will own and pursue certain alleged claims and causes of action that Stratosphere and other persons may have against numerous third parties, including Grand and/or officers and/or directors of Grand. The Second Amended Plan contemplates capitalizing this new limited liability company with an investment of $5 million. Currently, Grand has not been served with any such litigation.

    STRATOSPHERE SECURITIES LITIGATION

    Grand and certain persons who have been indemnified by Grand (including certain former and current Grand officers and directors) are defendants in legal actions filed on August 16, 1996, in the District Court, Clark County, Nevada and on August 5, 1996 in the United States District Court, District of Nevada. These actions arise out of Grand's involvement in the Stratosphere Tower, Casino and Hotel project (the "Stratosphere Project") in Las Vegas, Nevada.

    The plaintiffs in the actions, who are current and/or former Stratosphere Corporation shareholders, seek to pursue the actions as class actions, and make various claims against Grand and the Grand-related defendants, including securities fraud. In September 1997, Grand and the Grand-related defendants submitted a motion to dismiss the federal action. In April 1998, this motion was granted, in part, and denied, in part. The plaintiffs are pursuing the claims that survived the motion to dismiss. Grand and the

Grand-related defendants have also submitted a motion for summary judgment seeking an order that such defendants are entitled to judgment as a matter of law. Currently, the plaintiffs are engaged in discovery related to the issues raised by the summary judgment motion. The court will not decide the motion until after such discovery is completed and the parties have submitted their respective arguments. The state court action has been stayed pending resolution of the federal court action.

    Grand intends to vigorously defend itself and the other Grand-related defendants against the claims made in both the state and the federal action.

    GRAND SECURITIES LITIGATION

    Grand and certain of Grand's current and former officers and directors are defendants in a legal action filed on September 9, 1996 in the United States District Court in Minnesota. This action arises out of Grand's involvement in the Stratosphere Project.

    The plaintiffs in the action who are current and/or former Grand shareholders, seek to pursue the action as a class action, and make various claims against Grand and the other defendants, including securities fraud. Grand and the Grand-related defendants submitted a motion to dismiss the plaintiffs' claims. In December 1997, that motion was granted, in part and denied, in part. Grand and the Grand-related defendants have also submitted a motion for summary judgment. Currently, the plaintiffs and Grand and the other defendants are engaged in discovery in the action. On March 10, 1999, plaintiffs were granted leave to amend their complaint to include Park Place and Lakes.

    Grand intends to vigorously defend itself and the other defendants against the claims that survived Grand's motion to dismiss.

    DERIVATIVE ACTION

    Certain of Grand's current and former officers and directors are defendants in a legal action originally filed on February 6, 1997 in the District Court, Hennepin County, state of Minnesota. This action arises out of Grand's investment in Stratosphere.

    The plaintiffs in the action who are current and/or former Grand shareholders, seek to pursue the action against the defendants on behalf of Grand, and make various claims that the defendants failed to fulfill claimed duties to Grand. Grand is providing the defense for the defendants pursuant to Grand's indemnification obligations to the defendants.

    Grand's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether Grand should pursue the claims made by the plaintiffs. The committee has completed its evaluation and has recommended to the court that the plaintiffs' claims not be pursued.

    In May 1998, the Court granted a motion for summary judgment submitted by Grand, thereby dismissing the plaintiffs' claims. On March 9, 1999 the court of appeals affirmed the summary judgement. It is uncertain whether plaintiffs will seek further review.

    STRATOSPHERE PREFERENCE ACTION

    On February 12, 1998, Stratosphere filed a complaint in the United States Bankruptcy Court in and for the District of Nevada against Grand and Grand Media & Electronics Distributing, Inc., a wholly owned subsidiary of Grand (Grand Media), a complaint in the Stratosphere bankruptcy case seeking recovery of certain amounts paid by Stratosphere to Grand as management fees and for costs and expenses under a management agreement between Stratosphere and Grand, and to Grand Media for electronic equipment purchased by Stratosphere from Grand Media.

    Stratosphere claims in its complaint that such amounts are recoverable by Stratosphere as preferential payments under bankruptcy law.

    In May 1998, Grand responded to Stratosphere's complaint. That response denies that Stratosphere is entitled to recover the amounts described in the complaint. Discovery remains in process.

    INDEMNIFICATION AGREEMENT

    As part of the merger and the Lakes distribution, Lakes Gaming, Inc. (Lakes) agreed to indemnify Grand against all costs, expenses and liabilities incurred or suffered by Grand and certain of its subsidiaries and their respective current and former directors and officers in connection with or arising out of the Stratosphere litigation and the Tulalip Tribes litigation described above. Lakes' indemnification obligations include the obligation to provide the defense of all claims made in such proceedings against Grand and to pay all related settlements and judgments.

    As security to support Lakes' indemnification obligations to Grand under each of the Grand distribution agreement and the merger agreement, and as a condition to the consummation of the merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to December 31, 1998.

    OTHER LITIGATION

    The Company is involved in various other inquiries, administrative proceedings, and litigation relating to contracts and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management currently believes that the final outcome of these matters are not likely to have a material adverse effect upon the Company's consolidated financial position or its results of operations.

NOTE 17. QUARTERLY FINANCIAL DATA (UNAUDITED)
(dollars in millions, except per share amounts)

                                                          1(ST)        2(ND)        3(RD)        4(TH)
1998                                                     QUARTER      QUARTER      QUARTER      QUARTER      TOTAL
-----------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Revenues.............................................   $     575    $     574    $     591    $     565   $   2,305
Operating income.....................................          92           95           92           23         302
Net income (loss)....................................          39           41           38           (9)        109
Basic EPS (1)........................................         .15          .16          .15         (.03)        .42
Diluted EPS (1)......................................         .15          .16          .15         (.03)        .42

1997
-----------------------------------------------------
Revenues.............................................   $     524    $     520    $     554    $     555   $   2,153
Operating income.....................................          81           72           93          (45)        201
Net income (loss)....................................          37           26           50          (46)         67
Basic EPS (1)........................................         .14          .10          .19         (.17)        .25
Diluted EPS (1)......................................         .14          .10          .19         (.17)        .25

------------------------

(1) The sum of Basic and Diluted EPS for the four quarters may differ from the annual EPS due to the required method of computing weighted average number of shares in the respective periods.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Starwood Hotels & Resorts Worldwide, Inc.:

    We have audited the accompanying combined consolidated balance sheets of Starwood Hotels & Resorts Worldwide, Inc. Gaming Operations To Be Sold to Park Place Entertainment Corporation (the "Company") as described in Note 1 to the Financial Statements as of December 31, 1998 and 1997, and the related combined consolidated statements of operations, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sheraton Casinos Nova Scotia, which includes: the Sheraton Halifax and Sheraton Sydney, which statements reflect total assets, total revenues and operating income of 2.0%, 3.3% and 16.0% in 1998, and 1.6%, 3.9% and 18.2% in
1997, respectively of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as described in Note 1 to the Financial Statements as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

    As explained in the Note 2 to the Financial Statements, effective January 1, 1997, the Company changed its method of accounting for start-up costs.

                                                         ARTHUR ANDERSEN LLP

New York, New York
May 21, 1999

                                AUDITORS' REPORT

To the Partners of METROPOLITAN
ENTERTAINMENT GROUP, OPERATING
AS SHERATON CASINOS NOVA SCOTIA

    We have audited the balance sheets of METROPOLITAN ENTERTAINMENT GROUP OPERATING AS SHERATON CASINOS NOVA SCOTIA (the "Partnership") as at December 31, 1998 and 1997, and the statements of income, partners' equity and cash flow for the years then ended (not included herein). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, these financial statements present fairly, in all material respects, the financial position of the partnership as at December 31, 1998 and 1997, and the results of its operations and the changes in its financial position for the years then ended in accordance with accounting principles generally accepted in Canada.

                                              Ernst & Young, LLP
                                              Chartered Accountants

Halifax, Canada
January 29, 1999

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                      COMBINED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                             AS OF DECEMBER 31,
                                                                         --------------------------      AS OF
                                                                             1998          1997      JUNE 30, 1999
                                                                         ------------  ------------  -------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................................  $    102,664  $     63,488   $    75,020
  Receivables, net.....................................................       122,860       136,933       104,233
  Inventories..........................................................        15,341        16,226        15,415
  Prepaid expenses and other...........................................        31,884        39,892        20,481
                                                                         ------------  ------------  -------------
Total current assets...................................................       272,749       256,539       215,149
                                                                         ------------  ------------  -------------
Property and equipment, net............................................     1,992,590     1,767,408     1,989,862
Goodwill, net..........................................................       983,748     1,010,389       970,085
Investments............................................................        47,898        17,684        55,963
Other assets...........................................................        92,729        90,933       101,561
                                                                         ------------  ------------  -------------
                                                                         $  3,389,714  $  3,142,953   $ 3,332,620
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses................................  $    216,620  $    234,098   $   195,156
  Current maturities of long-term debt and capital leases..............        10,212         4,033        10,615
  Accrued taxes payable................................................        28,469        34,533        32,075
                                                                         ------------  ------------  -------------
Total current liabilities..............................................       255,301       272,664       237,846
Due to parent and affiliates...........................................     1,134,157       886,811     1,038,487
Long-term debt and capital leases, net of current maturities...........       165,815       166,444       185,362
Deferred income taxes, net.............................................        79,717        63,037        82,482
Other non-current liabilities..........................................        31,156        38,296        27,489

Commitments and Contingencies

Minority interest......................................................        11,167         3,641         9,002

Shareholder's equity:
  Starwood/ITT investment..............................................     1,227,264     1,227,264     1,227,264
  Retained earnings....................................................       489,014       483,303       526,304
  Cumulative translation adjustment....................................        (3,877)        1,493        (1,616)
                                                                         ------------  ------------  -------------
Total shareholder's equity.............................................     1,712,401     1,712,060     1,751,952
                                                                         ------------  ------------  -------------
Total liabilities and shareholder's equity.............................  $  3,389,714  $  3,142,953   $ 3,332,620
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                   COMBINED CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                      YEARS ENDED             SIX MONTHS ENDED
                                                                      DECEMBER 31,                JUNE 30,
                                                               --------------------------  ----------------------
                                                                   1998          1997         1999        1998
                                                               ------------  ------------  ----------  ----------
                                                                                                (UNAUDITED)
Revenues:
  Casino.....................................................  $    936,649  $    898,244  $  521,706  $  435,199
  Hotel......................................................       104,968        57,302      59,031      50,963
  Food and beverage..........................................       101,190        68,416      54,347      49,155
  Earnings of unconsolidated affiliate.......................        16,151        14,040      18,051       7,647
  Other......................................................        97,622        85,165      45,787      44,572
                                                               ------------  ------------  ----------  ----------
Total revenues...............................................     1,256,580     1,123,167     698,922     587,536

Costs and expenses:
  Casino.....................................................       527,597       537,064     293,125     247,747
  Hotel......................................................        32,570        18,724      16,226      15,243
  Food and beverage..........................................        87,998        60,177      46,606      42,592
  Other operating expenses...................................        50,094        51,387      32,171      25,761
  Selling, general and administrative........................       207,886       167,735     129,413      95,774
  Pre-opening expenses.......................................        41,661        20,878         934      26,469
  Depreciation and amortization..............................       143,291        73,854      87,646      60,153
  Provision for doubtful accounts............................        29,903        39,065      14,242      13,618
  Special charges............................................        39,000        62,481      --          --
                                                               ------------  ------------  ----------  ----------
Total costs and expenses.....................................     1,160,000     1,031,365     620,363     527,357
  Operating income before management service fees............        96,580        91,802      78,559      60,179
                                                               ------------  ------------  ----------  ----------
  Management service fees....................................        32,705        28,711      15,719      15,748
Operating income.............................................        63,875        63,091      62,840      44,431

Other (income) expense:
  Interest expense, net......................................        26,143        11,053      20,239      10,728
  Minority interest..........................................       (10,675)          632      (2,165)     (2,146)
                                                               ------------  ------------  ----------  ----------
Income before income taxes and cumulative effect of
  accounting change..........................................        48,407        51,406      44,766      35,849
  Provision for income taxes.................................        28,507        30,335      21,396      17,979
                                                               ------------  ------------  ----------  ----------
Income before cumulative effect of accounting change.........        19,900        21,071      23,370      17,870
Cumulative effect of accounting change.......................       --              5,180      --          --
                                                               ------------  ------------  ----------  ----------
Net income...................................................  $     19,900  $     15,891  $   23,370  $   17,870
                                                               ------------  ------------  ----------  ----------
                                                               ------------  ------------  ----------  ----------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
            COMBINED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                 (IN THOUSANDS)

                                                                            YEARS ENDED         SIX MONTHS ENDED
                                                                            DECEMBER 31,            JUNE 30,
                                                                        --------------------  --------------------
                                                                          1998       1997       1999       1998
                                                                        ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Net income............................................................  $  19,900  $  15,891  $  23,370  $  17,870
Other comprehensive income (loss)
  Foreign currency translation arising during the period..............     (5,370)      (458)     2,261     (1,381)
                                                                        ---------  ---------  ---------  ---------
Comprehensive income..................................................  $  14,530  $  15,433  $  25,631  $  16,489
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
                 COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                     YEARS ENDED           SIX MONTHS ENDED
                                                                    DECEMBER 31,               JUNE 30,
                                                               -----------------------  -----------------------
                                                                  1998        1997         1999        1998
                                                               ----------  -----------  ----------  -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
Net income...................................................  $   19,900  $    15,891  $   23,370  $    17,870
Reconciliation of net income to net cash provided by
  operating activities:
  Depreciation and amortization..............................     143,291       73,854      87,646       60,153
  Provision for doubtful accounts............................      29,903       39,065      14,242       13,618
  Special charges............................................      39,000       35,472      --          --
  Earnings in excess of distributions from unconsolidated
    affiliates...............................................      (8,104)      (7,277)     (7,381)      (3,828)
  Changes in assets and liabilities due to operating
    activities:
    Receivables, net.........................................     (30,030)     (49,476)      4,385       13,542
    Inventories..............................................         885       (2,207)        (74)        (260)
    Prepaid expenses and other...............................     (16,792)     (29,998)     11,403        6,291
    Accounts payable and accrued expenses....................     (17,478)      53,559     (26,183)     (54,089)
    Accrued and deferred income taxes........................      10,616       31,641      25,011       19,985
  Other, net.................................................      (7,993)     (34,453)    (15,718)     (28,499)
                                                               ----------  -----------  ----------  -----------
        Net cash provided by operating activities............     163,198      126,071     116,701       44,783

Cash flows from investing activities:
  Purchases of property and equipment........................    (329,946)    (672,414)    (65,776)    (200,064)
  Investments in joint ventures..............................     (22,110)     --             (684)     --
                                                               ----------  -----------  ----------  -----------
        Net cash used in investing activities................    (352,056)    (672,414)    (66,460)    (200,064)

Cash flows from financing activities:
  Proceeds from long-term borrowings.........................       6,831       26,022      19,950      --
  Payments of long-term borrowings...........................      (1,281)     (27,721)     --           (2,844)
  Net (payments) borrowings from affiliates..................     247,346      574,956     (95,670)     190,737
  Payment of dividends and equity transactions with
    affiliates...............................................     (14,188)     (36,829)     --           (2,145)
  Minority interest..........................................     (10,674)       2,237      (2,165)     (15,117)
                                                               ----------  -----------  ----------  -----------
        Net cash (used in) provided by financing
          activities.........................................     228,034      538,665     (77,885)     170,631

Increase (decrease) in cash and cash equivalents.............      39,176       (7,678)    (27,644)      15,350
Cash and cash equivalents at the beginning of year...........      63,488       71,166     102,664       63,488
                                                               ----------  -----------  ----------  -----------
Cash and cash equivalents at the end of year.................  $  102,664  $    63,488  $   75,020  $    78,838
                                                               ----------  -----------  ----------  -----------
                                                               ----------  -----------  ----------  -----------
Supplemental cash flow disclosures:
  Interest paid to third parties, net of amounts
    capitalized..............................................  $    1,932  $   --       $    5,447  $       747
                                                               ----------  -----------  ----------  -----------
                                                               ----------  -----------  ----------  -----------
  Income taxes paid..........................................  $   17,077  $    10,335  $   19,442  $     6,282
                                                               ----------  -----------  ----------  -----------
                                                               ----------  -----------  ----------  -----------

              The accompanying notes to the combined consolidated financial statements are an integral part of these statements.

                   STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
      GAMING OPERATIONS TO BE SOLD TO PARK PLACE ENTERTAINMENT CORPORATION
              NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The financial statements include certain gaming operations of Starwood Hotels & Resorts Worldwide, Inc. ("Starwood") to be sold to Park Place Entertainment Corporation ("PPE") pursuant to a definitive agreement entered into between Starwood and PPE on April 27, 1999. The gaming operations include Caesars World, Inc., comprised primarily of Caesars Palace, Caesars Atlantic City, Caesars Tahoe, Caesars Indiana, and its equity investments in casinos in South Africa, Manila and Canada, and the Sheraton Tunica, Sheraton Halifax and Sheraton Sydney (collectively the "Company"). All significant intercompany balances and transactions within the Company have been eliminated. Investments in unconsolidated affiliates are stated at cost adjusted by equity in undistributed earnings.

    Prior to February 23, 1998, the Company was owned by ITT Corporation ("ITT") upon which date ITT was acquired by Starwood ("ITT Merger"). The acquisition was treated as a reverse purchase for financial accounting purposes, whereupon, ITT continued as the surviving corporation for accounting purposes. Accordingly, no adjustments have been made to the carrying amounts of assets and liabilities as a result of the Starwood acquisition.

INTERIM FINANCIAL INFORMATION

    The combined consolidated financial statements for the six months ended June 30, 1999 and 1998 included herein have been prepared by the Company, without audit. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair statement of results for the interim periods have been made. The results for the six-month periods are not necessarily indicative of results to be expected for the full fiscal year.

NATURE OF OPERATIONS

    The Company is primarily engaged in the ownership, operation and development of gaming facilities. The Company's gaming operations are located in several key domestic jurisdictions and in certain countries outside the United States.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES

    Casino revenue represents the net win from gaming wins and losses. Revenue excludes the retail value of rooms, food, beverage, entertainment and other promotional allowances provided on a complimentary basis to customers. The estimated retail value of these promotional allowances was $174,267 and $139,979 for the years ended December 31, 1998 and 1997, respectively. The estimated costs of providing such promotional allowances have been classified primarily as casino costs and expenses as follows:

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Rooms.................................................................  $   27,391  $   21,789
Food and beverage.....................................................      86,271      77,702
Other operating expenses..............................................      10,807      11,173
                                                                        ----------  ----------
                                                                        $  124,469  $  110,664
                                                                        ----------  ----------
                                                                        ----------  ----------

CURRENCY TRANSLATION ADJUSTMENT

    Assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the year-end exchange rates and the related translation gains and losses are reflected in shareholder's equity.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

GOODWILL

    Goodwill arose in connection with the acquisition of Caesars World, Inc. by ITT in 1995 and is amortized using the straight-line method over 40 years. Accumulated amortization was $108,248 and $80,542 at December 31, 1998 and 1997, respectively.

    The Company periodically reviews the carrying value of goodwill to assess recoverability from future operations using undiscounted cash flows. Impairments would be recognized in operating results if a permanent diminution in value is deemed to have occurred.

INVENTORIES

    Inventories are stated at the lower of cost or market, determined principally on the first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and includes interest on funds borrowed to finance construction. Capitalized interest was $11,381 and $24,878 in 1998 and 1997, respectively. Depreciation and amortization are provided for on the straight-line method over the following estimated useful lives:

Buildings and improvements...............................    5 to 40 years
Leasehold improvements...................................    3 to 40 years
Furniture, fixtures and equipment........................    2 to 10 years

    Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income.

    The Company reviews the carrying value of its assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based upon expected undiscounted cash flows, then a loss is recognized in the income statement reducing the carrying amount of the asset to fair value.

AMORTIZATION OF LOAN COSTS

    Debt discount and loan issuance costs in connection with long-term debt are capitalized and amortized to interest expense during the period the debt is outstanding using the effective interest method.

INCOME TAXES

    The Company's domestic operations are in Starwood's consolidated Federal income tax return. The Company records income taxes based upon the amount that would have been incurred had each company filed a separate return. The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109. Deferred income taxes are provided for temporary differences between book and tax recognition of revenues and expenses.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company extends credit to certain casino patrons, a substantial portion of whom reside in countries other than the United States, following background investigations and evaluation of credit worthiness. The Company maintains an allowance for doubtful casino accounts receivable which is based on management's estimate of the amount expected to be uncollectible considering historical experience and the information management obtains regarding the credit worthiness of the customer. The collectibility of these receivables could be affected by future business or economic trends or other significant events in the countries in which such customers reside. Although management believes the allowance is adequate, the estimated amount of cash collections with respect to the casino accounts receivable could change.

NOTE 2. CHANGE IN ACCOUNTING PRINCIPLE

    Effective January 1, 1997, the Company changed its method of accounting for start-up costs on major gaming projects to expense these costs as incurred. Prior to 1997, the Company capitalized these costs and amortized them over a three-year period. The Company's 1997 results include a charge of $7,970 before income taxes of $2,790 as the cumulative effect of this accounting change.

NOTE 3. SPECIAL CHARGES

    In 1998, the Company abandoned plans to develop a shared services group within the gaming business and wrote-off its investment relating to information systems under development which aggregated approximately $24.8 million. Additionally, reserves related to certain casino accounts receivables have been recorded as special charges (See Note 5).

    In November 1997, ITT entered into a definitive agreement to be acquired by Starwood. As a result, the Company recorded a special charge of approximately $27 million relating to the conversion of the accounting for stock options issued to employees of the Company under the ITT Stock Option Plan to variable accounting due to limited stock appreciation rights subject to exercise.

    In 1997, the Company also deferred or abandoned a number of potential development projects and wrote-off costs associated with such projects which aggregated approximately $35.5 million. The decision to defer or abandon such projects resulted from the uncertainties caused by the potential change in control of ITT following Hilton Hotels Corporation unsolicited takeover offer in February 1997.

NOTE 4. NEW ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income"("SFAS 130"). SFAS 130 establishes new rules for the reporting and displaying of comprehensive income and its components. The Company has included the required statements of comprehensive income in the accompanying financial statements.

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Statement requires the Company to report segment financial information consistent with the presentation made to the Company's management for decision making purposes. The Company is managed as one segment and all revenues are derived solely from casino operations and related activities.

    For the years ended December 31, 1998 and 1997, approximately 6% of total revenues and approximately 46% and 48%, respectively, of operating income was derived from the Company's foreign operations.

NOTE 5. RECEIVABLES

    Components of receivables were as follows:

                                                                           AT DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Accounts and notes receivable
  Casino..............................................................  $  135,992  $  181,137
  Hotel...............................................................      13,092       8,067
  Other...............................................................      22,989      15,218
                                                                        ----------  ----------
                                                                           172,073     204,422
Less allowance for doubtful accounts..................................     (49,213)    (67,489)
                                                                        ----------  ----------
                                                                        $  122,860  $  136,933
                                                                        ----------  ----------
                                                                        ----------  ----------

    In the third quarter of 1998, due to the economic deterioration in Asia, the Company recorded an additional marker reserve of approximately $14 million.

    At December 31, 1998 and 1997, approximately 58% and 61%, respectively, of the Company's casino receivables were from customers whose primary residence is outside the United States with one country making up approximately 22% of the total gross casino receivables.

NOTE 6. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                         AT DECEMBER 31,
                                                                    --------------------------
                                                                        1998          1997
                                                                    ------------  ------------
Land..............................................................  $    423,757  $    368,101
Buildings and improvements........................................     1,247,054       705,699
Leasehold improvements............................................        72,261        64,446
Furniture, fixtures and equipment.................................       434,048       222,507
Construction in progress..........................................        58,346       549,832
                                                                    ------------  ------------
                                                                       2,235,466     1,910,585
Less accumulated depreciation and amortization....................      (242,876)     (143,177)
                                                                    ------------  ------------
                                                                    $  1,992,590  $  1,767,408
                                                                    ------------  ------------
                                                                    ------------  ------------

NOTE 7. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

    In 1998, Caesars World, Inc. entered into a joint venture agreement with Global Resorts, Inc., and the Black Empowerment Group to operate Caesars Gauteng, a temporary casino, located in Johannesburg, South Africa. The permanent casino, being built on the same site, is expected to be completed in 2000. The Company is to receive 50% of the management fee, based on 5% of net revenues. During 1998, the Company contributed $22,111, representing its 25% ownership interest in the joint venture. The temporary facility opened in the middle of December 1998, therefore, the joint venture had no significant income or losses from operations for the year.

    In 1993, Caesars World, Inc. entered into a 50/50 joint venture agreement with Hilton Hotels Corporation to operate Windsor Casino, Limited located in Windsor, Canada. As of December 31, 1998 and 1997, Caesars World, Inc.'s investment in this joint venture was $25,787 and $17,684, respectively. For the years ended December 31, 1998 and 1997, Caesars World, Inc. earned income of $16,151 and $14,040, respectively, in relation to this joint venture. No cash advances have been made by Caesars World, Inc. to this joint venture during 1998 and 1997.

NOTE 8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consisted of the following:

                                                                           AT DECEMBER 31,
                                                                        ----------------------
                                                                           1998        1997
                                                                        ----------  ----------
Accounts payable......................................................  $   20,775  $   15,165
Chip float............................................................      23,848      23,895
Construction payable..................................................      24,693      75,095
Accrued salaries, wages and employee benefits.........................      40,779      27,607
Other accrued expenses................................................     106,525      92,336
                                                                        ----------  ----------
                                                                        $  216,620  $  234,098
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 9. LONG-TERM DEBT

    Long-term debt including capital leases consisted of the following:

                                                                                               AT DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Senior subordinated notes, due August 15, 2002, at 8 7/8 percent payable semi-annually in
  February and August.....................................................................  $  150,000  $  150,000
Note payable to vendor due November 1999, in monthly installments of $158, including
  interest at 10% per annum...............................................................       1,655       1,655
Mortgage note, due September 2011, in monthly installments of $100, including interest at
  10% per annum; with a balloon payment of $500 at September 25, 2011.....................         807         842
Harrison County Facility Loan, due ratably over three-year period beginning 1999,
  including interest at 8% per annum......................................................       1,798      --
Capital lease obligations (See Note 11)...................................................      21,767      17,980
                                                                                            ----------  ----------
                                                                                               176,027     170,477
Less current maturities...................................................................     (10,212)     (4,033)
                                                                                            ----------  ----------
                                                                                            $  165,815  $  166,444
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    On August 15, 1992, Caesars World, Inc. issued $150,000 of 8 7/8 percent Senior Subordinated Notes (the "Notes") that mature in 2002. The Notes are subordinated to all senior indebtedness (as defined in the Indenture) and the Notes are effectively subordinated to liabilities of the Company's subsidiaries and are senior in the right of payment to other subordinated indebtedness. The Notes are redeemable at the Company's option, in whole or in part, beginning August 15, 1997, at a premium price of 103.27 percent, declining annually to par at August 15, 2000, and thereafter. The original issue discount and costs are being amortized over the term of the Notes.

    The Notes contain covenants, among others, that require the maintenance of certain financial ratios and include restrictions on the Company and its subsidiaries with respect to additional debt, dividends, stock repurchases, sales of certain assets, investments and capital expenditures, mergers, consolidations and similar transactions, liens, acquisitions, disposition of property, and prepayment of other debt.

    The annual maturities of long-term debt, excluding capital leases, as of December 31, 1998, follow:

YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1999..............................................................................  $    2,870
2000..............................................................................         619
2001..............................................................................          21
2002..............................................................................     150,023
2003..............................................................................          26
Thereafter........................................................................         701
                                                                                    ----------
                                                                                    $  154,260
                                                                                    ----------
                                                                                    ----------

NOTE 10. INCOME TAXES

    The Company determines its provision for income taxes and related asset and liability accounts on a separate entity basis. Income tax data from continuing operations is as follows:

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                      --------------------
                                                                        1998       1997
                                                                      ---------  ---------
Pretax income
  U.S...............................................................  $  21,000  $  21,291
  Foreign...........................................................     27,407     30,115
                                                                      ---------  ---------
                                                                      $  48,407  $  51,406
                                                                      ---------  ---------
                                                                      ---------  ---------
Provision (benefit) for income tax
Current:
  Federal...........................................................  $   2,784  $   1,288
  State.............................................................     (2,851)       779
  Foreign...........................................................     11,867     12,960
                                                                      ---------  ---------
Total Current.......................................................     11,800     15,027
Deferred:
  Federal...........................................................     15,226     14,760
  State.............................................................      1,481        548
  Foreign...........................................................     --         --
                                                                      ---------  ---------
Total Deferred......................................................     16,707     15,308
                                                                      ---------  ---------
                                                                      $  28,507  $  30,335
                                                                      ---------  ---------
                                                                      ---------  ---------

    The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities were as follows:

                                                                          AT DECEMBER 31,
                                                                      ------------------------
                                                                         1998         1997
                                                                      -----------  -----------
Deferred tax assets:
  Bad debt reserves.................................................  $    17,465  $    24,225
  Deferred compensation.............................................        9,453        9,453
  Accrued expenses..................................................       22,344       19,225
  Other.............................................................       39,669       46,244
                                                                      -----------  -----------
Total deferred tax asset............................................       88,931       99,147
                                                                      -----------  -----------
Deferred tax liabilities:
  Depreciation......................................................      (35,348)     (28,598)
  Asset basis difference............................................     (100,587)    (100,587)
  Other.............................................................      (32,713)     (32,999)
                                                                      -----------  -----------
Total deferred tax liability........................................     (168,648)    (162,184)
                                                                      -----------  -----------
Net deferred tax liability..........................................  $   (79,717) $   (63,037)
                                                                      -----------  -----------
                                                                      -----------  -----------

    The provision for income taxes differed from the amount computed at the statutory rate of 35% as follows:

                                                                          YEARS ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------
Federal.................................................................  $  16,942  $  17,992
State income taxes, net of federal benefit..............................       (891)       863
Foreign income taxes in excess of the statutory rate....................      2,275      2,420
Non-deductible goodwill.................................................      9,495      9,506
Other, net..............................................................        686       (446)
                                                                          ---------  ---------
                                                                          $  28,507  $  30,335
                                                                          ---------  ---------
                                                                          ---------  ---------

NOTE 11. LEASES

    The Caesars Tahoe land and building are leased pursuant to an operating lease which expires in 2004 and is renewable for two additional 25-year periods. The lease provides for a minimum rent of $2,831 for the period from August 1, 1997 to July 1, 1998, increasing by $75 per year on August 1, 1998 and in each subsequent year, and for percentage rent of 20 percent of the casino/hotel's net profit (as therein defined). Percentage rent expense included in selling, general and administrative expenses was $1,614 and $949 for the years ended December 31, 1998 and 1997, respectively. The aggregate fixed lease payments, including amounts paid on a mortgage note retired in prior years, are amortized on a straight-line basis over the remaining initial lease term. At December 31, 1998 and 1997, there was $5,318 and $6,516, respectively, of prepaid rent included in "Other Assets" related to this lease.

    At December 31, 1998, the Company was obligated under non-cancelable operating leases and capital leases to make future minimum lease payments as follows:

YEAR ENDING DECEMBER 31,                                                   OPERATING    CAPITAL
------------------------------------------------------------------------  -----------  ---------
1999....................................................................   $   5,351   $   7,342
2000....................................................................       5,045       7,150
2001....................................................................       4,785       7,149
2002....................................................................       4,623       2,188
2003....................................................................       4,250         917
Thereafter..............................................................       9,600          --
                                                                          -----------  ---------
Total minimum lease payments............................................   $  33,654   $  24,746
                                                                          -----------  ---------
                                                                          -----------  ---------
Less amount representing interest.......................................                  (2,979)
Present value of minimum lease payments.................................                  21,767
Less current maturities.................................................                   7,342
                                                                                       ---------
Long-term obligations...................................................               $  14,425
                                                                                       ---------
                                                                                       ---------

    Rental expense was comprised of the following:

                                                                           YEARS ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------
Minimum rentals under lease obligations..................................  $   7,876  $   7,868
Less sublease income.....................................................     (2,158)    (1,889)
Contingent rentals under operating and capital leases....................      2,123      1,800
                                                                           ---------  ---------
                                                                           $   7,841  $   7,779
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 12. STOCK OPTIONS

    The Company participates in its parent's stock option plans. The Company applies APB Opinion No. 25 and related interpretations in accounting for stock-based compensation plans. Accordingly, compensation expense recognized was different than what would have otherwise been recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have been reduced to the pro forma amount of $13,312 for the year ended December 31, 1998. The fair value of the option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998: dividend yield of 3.0%; expected volatility of 47.6%; risk-free interest rate of 4.5%; and expected lives of three to four years for all options.

    At the date of the ITT Merger, each ITT stock option and related stock appreciation right that was outstanding became fully exercisable. In November 1997, due to the election of the holder of each ITT stock option to receive cash, Starwood Units or a combination, variable accounting required an expense to be recognized for the difference between the option price and the formula market price. There is no pro forma effect to income in 1997 as a result of this variable accounting.

    At December 31, 1998, Starwood had 564,000 and 606,914 options outstanding relating to Company employees at exercise prices of $49.19 and $54.85, respectively. There are 246,811 stock options exercisable with an exercise price of $54.85. During 1998, Starwood issued all of its stock options at market value and the weighted average fair value of these options was $18.54.

NOTE 13. EMPLOYEE BENEFIT PLANS

    The Company has defined benefit pension plans covering any officer or other employee designated as a key executive of the Company and its subsidiaries. The benefits are based on years of service (not to exceed 30) and the employee's highest five years of compensation during the last 10 years of employment. The Company has funded the vested benefits of certain current employees by making contributions to revocable trusts. Income earned by the trusts accrues to the benefit of the Company. At December 31, 1998, the amount in these revocable trusts was $14,854 and is recorded in "Other Assets." Such trusts shall become irrevocable in the event of a change of control (as defined).

    The following table sets forth the plans' status and amounts recognized in the Company's financial statements:

                                                                                               AT DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
CHANGE IN BENEFIT OBLIGATION:
Net benefit obligation at beginning of year...............................................  $   18,102  $   18,261
Service cost..............................................................................       1,659       1,287
Interest cost.............................................................................       1,150       1,221
Actuarial (gain) loss.....................................................................       2,206      (1,535)
Curtailments..............................................................................      (4,100)         --
Gross benefits paid.......................................................................      (1,156)     (1,132)
                                                                                            ----------  ----------
Net benefit obligation end of year........................................................  $   17,861  $   18,102
                                                                                            ----------  ----------
                                                                                            ----------  ----------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year............................................  $       --  $       --
Employer contributions....................................................................       1,156       1,132
Gross benefits paid.......................................................................      (1,156)     (1,132)
                                                                                            ----------  ----------
Fair value of plan assets at end of year..................................................  $       --  $       --
                                                                                            ----------  ----------
                                                                                            ----------  ----------

RECONCILIATION OF FUNDED STATUS:
Funded status at end of year..............................................................  $  (17,861) $  (18,102)
Unrecognized net actuarial (gain) loss....................................................          44      (1,736)
Unrecognized net transition obligation....................................................          --         189
                                                                                            ----------  ----------
Net amount recognized at end of year......................................................  $  (17,817) $  (19,649)
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Assumptions used in accounting for the Company's defined benefit plans were:

                                                                                                   AT DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                 ---------  ---------
Discount rate for obligations..................................................................       6.50%      7.25%
Rate of increase in compensation levels........................................................       5.00%      5.00%
Expected long-term rate of return on plan assets...............................................        N/A        N/A

    The periodic net pension expense included the following components:

                                                                            YEARS ENDED DECEMBER
                                                                                    31,
                                                                            --------------------
                                                                              1998       1997
                                                                            ---------  ---------
Service cost..............................................................  $   1,659  $   1,287
Interest cost.............................................................      1,150      1,222
Amortization of net transition amount.....................................         31         40
Recognized net gain.......................................................        (16)        --
                                                                            ---------  ---------
SFAS 87 cost..............................................................      2,824      2,549
Curtailment credit........................................................     (3,500)        --
                                                                            ---------  ---------
Net periodic benefit cost.................................................  $    (676) $   2,549
                                                                            ---------  ---------
                                                                            ---------  ---------

    Effective February 23, 1998, Starwood adopted the Company's 401(k)-retirement plan covering substantially all of its non-union employees. The plan provides for the Company to contribute 1 percent of certain compensation for eligible employees who may also contribute up to 5 percent of their base compensation to this plan and their contributions are matched by the Company in an amount equal to 50 percent of each employee's contribution. Employees may also contribute an additional 11 percent of base compensation to the plan, with certain limitations, which is not matched by the Company. The matching contributions vest to the employee ratably based on the employee's years of service and fully vest after five years of service. The Company's one percent contributions and all employee contributions vest immediately. The Company's basic one percent and matching contributions for the years ended December 31, 1998 and 1997 were $6,234 and $5,174, respectively.

    In addition to the Company's plans described above, union employees are covered by various multi-employer pension plans. The Company charged to expense approximately $4,347 and $3,639 in 1998 and 1997, respectively, for such plans. For the union sponsored plans, information from the plans' sponsors is not available to permit the Company to determine its share of unfunded vested benefits, if any.

NOTE 14. FINANCIAL INSTRUMENTS

    The estimated fair value of the Company's financial instruments at December 31, 1998 and 1997 are as follows:

                                                        1998                    1997
                                               ----------------------  ----------------------
                                                CARRYING                CARRYING
                                                 AMOUNT    FAIR VALUE    AMOUNT    FAIR VALUE
                                               ----------  ----------  ----------  ----------
Cash and cash equivalent.....................  $  102,664  $  102,664  $   63,488  $   63,488
Long-term debt...............................     176,027     176,777     170,477     173,852

CASH AND CASH EQUIVALENTS

    The estimated fair value of cash and cash equivalents is estimated based on the quoted market price of the investments, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable investments.

LONG-TERM DEBT

    The estimated fair value of long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 15. RELATED PARTY TRANSACTIONS

    Starwood charges the Company a management service fee equal to 2.75% of net revenues. The fee represents compensation for certain support services in the fields of management, operations, administration, finance, treasury, tax, personnel, accounting, legal, intellectual property, information systems, real estate and insurance applicable to the business operations of the Company. The service charge was $32,705 and $28,711 for the years ended December 31, 1998 and 1997, respectively.

    In addition, Starwood charges the Company interest associated with certain funds advanced to the Company. For the years ended December 31, 1998 and 1997, Starwood charged the Company $23,926 and $21,153, respectively, as interest expense.

    A subsidiary of the Company also advances to and receives funds and services with ITT Sheraton Corporation and its wholly owned subsidiary, Sheraton Gaming Corporation, for operating capital, construction funding, upper management payroll and benefits, reservation fees, and other marketing programs.

NOTE 16. COMMITMENTS AND CONTINGENCIES

DEVELOPMENT OBLIGATION

    The New Jersey Casino Control Act obligation provides, among other things, for an investment obligation on licensees based upon 1.25% of their gross casino revenues, as defined. This obligation may be satisfied by investing in qualified eligible direct investments, by purchasing bonds issued by the Casino Reinvestment Development Authority ("CRDA"), and/or by making qualified contributions. At December 31, 1998, all CRDA investment obligations had been substantially satisfied or prepaid.

CAESARS INDIANA

    RDI/Caesars Riverboat Casino LLC (the "LLC") is a limited liability company formed under the laws of the state of Indiana. The members of the LLC include Riverboat Development, Inc. and Roman Holding Corporation of Indiana, which is owned by the Company. Pursuant to an operating agreement between the members, certain equity and income (loss) allocations are provided. The agreement provides that if any member has a deficit balance in their capital account, the profits shall be allocated in proportion to those deficit balances until the capital accounts of all members have been increased to zero. Profits are next allocated so that the capital accounts of the members are proportionate to their Units (as defined in the agreement). Thereafter, profits are allocated so that RDI receives 25% of the LLC's profits less an imputed interest expense and Roman receives all remaining profits.

DISPUTE WITH NOVA SCOTIA GAMING CORPORATION

    Metropolitan Gaming Corporation (MEG), is a partnership between ITT Sheraton Canada Ltd. and Purdy's Wharf Developments Limited which operates the casinos in Halifax and Sydney. MEG is in dispute with the Nova Scotia Gaming Corporation over the expense treatment of the Goods and Services Tax and the Harmonized Sales Tax ("GST/HST") as it relates to deductibility for the purposes of the income guarantee as defined in the Operating Contract. The parties expect to enter into arbitration as provided for in the Contract. The outcome of the arbitration is binding on both parties and cannot be appealed. The maximum contingent liability related to the GST/HST dispute, including the effect of the income guarantee, in the event of an outcome which is unfavorable to MEG, is estimated to be approximately $14 million.

LICENSE RENEWAL

    During 1996, the New Jersey Casino Control Commission (the "CCC") renewed the Company's license to operate its casino hotel complex in Atlantic City. A casino license is not transferable, and must be renewed every four years by filing an application which must be acted upon by the CCC no later than 30 days prior to the expiration of the license then in force.

LITIGATION

    On April 26, 1994, William H. Poulos brought an action in the U.S. District Court for the Middle District of Florida, Orlando Division-William H. Poulos, ET AL V. CAESARS WORLD, INC. ET AL-Case No. 39-478-CIV-ORL-22--in which various parties (including the Company) alleged to operate casinos or be slot machine manufacturers were named as defendants. The plaintiff sought to have the action certified as a class action suit.

    An action subsequently filed on May 10, 1994 in the United States District Court for the Middle District of Florida--WILLIAM AHEARN, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 94-532--CIV-ORL-22--made similar allegations and was consolidated with the Poulos action.

    Both actions included claims under the Federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and sought compensatory and punitive damages. The plaintiffs claimed that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

    In December 1994, the consolidated actions were transferred to the U.S. District Court for the District of Nevada.

    On September 26, 1995, Larry Schreier brought an action in the U.S. District Court for the District of Nevada--LARRY SCHREIR, ET AL V. CAESARS WORLD, INC. ET AL-Case No. CV-95-00923-DWH (RJJ).

    The plaintiff's allegations in the Schreier action were similar to those made by the plaintiffs in the Poulos and Ahearn actions, except that Schreier claimed to represent a more precisely defined class of plaintiffs than Poulos or Ahearn.

    In December 1996, the court ordered the Poulos, Ahearn and Schreier actions consolidated under the title WILLIAM H. POULOS, ET AL V. CAESARS WORLD, INC. ET AL-Case No. CV-S-94-11236-DAE (RJJ)--(Base File), and required the plaintiffs to file a consolidated and amended complaint. On February 14, 1997, the plaintiffs filed a consolidated and amended complaint.

    In March 1997, various defendants filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs.

    In December 1997, the court denied all of the motions submitted by the defendants, and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint was filed in February 1998. The plaintiffs have filed a motion seeking an order certifying the action as a class action. Certain of the defendants have opposed the motion. The Court has not ruled on the motion.

    There are additional lawsuits currently pending against the Company arising in the normal course of business. Management believes the final disposition of the foregoing action will not have a material adverse effect on the Company's financial position or its results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Grand Casinos, Inc.:

    We have audited the accompanying consolidated balance sheets of Grand Casinos, Inc. (a Minnesota corporation--See Note 1) and Subsidiaries as of December 31, 1998 and December 28, 1997, and the related consolidated statements of earnings, comprehensive earnings, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grand Casinos, Inc. and Subsidiaries as of December 31, 1998 and December 28, 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,

February 5, 1999

                              GRAND CASINOS, INC.
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          DECEMBER 31,  DECEMBER 28,
                                                                              1998          1997
                                                                          ------------  ------------   JUNE 30,
                                                                                                         1999
                                                                                                      -----------
                                                                                                      (UNAUDITED)
                                 ASSETS
CURRENT ASSETS
  Cash and cash equivalents.............................................   $   42,609    $  238,635    $  50,154
  Cash and cash equivalents--restricted.................................      135,200        --            6,091
  Current installments of notes receivable..............................       --             6,856       --
  Accounts receivable...................................................       12,994        15,644       23,132
  Deferred income taxes.................................................        7,725        13,399        6,489
  Due from Park Place...................................................       18,179        --           --
  Inventory, prepaids and other.........................................       13,864        15,087       15,560
                                                                          ------------  ------------  -----------
        Total current assets............................................      230,571       289,621      101,426
                                                                          ------------  ------------  -----------
PROPERTY AND EQUIPMENT, net.............................................    1,085,716       941,022    1,173,409
                                                                          ------------  ------------  -----------

OTHER ASSETS:
  Cash and cash equivalents--restricted.................................        1,520         4,967       --
  Securities available for sale.........................................       --            13,110       --
  Notes receivable--less current installments...........................       --            26,979       --
  Investments in and notes from unconsolidated affiliates...............       --             8,180       --
  Debt issuance and deferred licensing costs--net.......................       17,505        26,000       --
  Other long-term assets................................................          450        23,858          747
                                                                          ------------  ------------  -----------
        Total other assets..............................................       19,475       103,094          747
                                                                          ------------  ------------  -----------
        Total assets....................................................   $1,335,762    $1,333,737    $1,275,582
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------
                  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable--trade and construction..............................   $   12,052    $   12,947    $   6,655
  Current installments of long-term debt................................           55         3,509           56
  Current installments of capital lease obligations.....................       --            97,376       --
  Accrued interest......................................................       28,063         5,817       --
  Accrued payroll and related expenses..................................        6,278        25,555       23,286
  Other accrued expenses................................................       39,353        22,398       37,872
                                                                          ------------  ------------  -----------
        Total current liabilities.......................................       85,801       167,602       67,869
                                                                          ------------  ------------  -----------
LONG-TERM LIABILITIES:
  Long-term debt--less current installments.............................      565,452       566,434        5,985
  Due to Park Place.....................................................      135,200        --          631,159
  Deferred income taxes.................................................      103,097        97,085      115,432
                                                                          ------------  ------------  -----------
        Total long-term liabilities.....................................      803,749       663,519      752,576
                                                                          ------------  ------------  -----------
        Total liabilities...............................................      889,550       831,121      820,445
                                                                          ------------  ------------  -----------
COMMITMENTS AND CONTINGENCIES
  (Notes 5, 7, 8 and 10)
SHAREHOLDERS' EQUITY:
  Capital stock, $.01 par value; 100 issued and outstanding.............       --            --           --
  Capital stock, $.01 par value; 41,966 issued and outstanding..........       --               420       --
  Additional paid-in capital............................................      417,074       413,631      417,074
  Accumulated other comprehensive loss..................................       --            (2,947)      --
  Retained earnings.....................................................       29,138        91,512       38,063
                                                                          ------------  ------------  -----------
        Total shareholders' equity......................................      446,212       502,616      455,137
                                                                          ------------  ------------  -----------
        Total liabilities and shareholder's equity......................   $1,335,762    $1,333,737    $1,275,582
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

          See accompanying notes to consolidated financial statements.

                              GRAND CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                         FOR THE YEARS ENDED                SIX MONTHS ENDED
                                               ----------------------------------------  ----------------------
                                               DECEMBER 31,  DECEMBER 28,  DECEMBER 29,   JUNE 30,    JUNE 28,
                                                   1998          1997          1996         1999        1998
                                               ------------  ------------  ------------  ----------  ----------
                                                                                              (UNAUDITED)
REVENUES:
    Casino...................................   $  513,492    $  462,756    $  361,844   $  286,619  $  247,272
    Hotel....................................       33,704        26,124        20,150       19,532      15,870
    Food and beverage........................       35,569        28,421        21,822       18,294      16,880
    Management fee income....................       92,347        78,515        77,198           --      42,748
    Retail and other income..................       12,659        11,605         9,005        7,553       5,981
                                               ------------  ------------  ------------  ----------  ----------
        Total revenues.......................      687,771       607,421       490,019      331,998     328,751
                                               ------------  ------------  ------------  ----------  ----------

COSTS AND EXPENSES:
    Casino...................................      168,587       161,565       126,132      128,954     110,287
    Hotel....................................       15,954         8,764         6,203       10,207       6,136
    Food and beverage........................       37,416        33,122        26,436       18,470      14,982
    Other operating expenses.................       36,869        31,467        29,684       18,977      14,668
    Management fees..........................           --            --            --        9,735          --
    Depreciation and amortization............       59,913        46,233        43,140       29,508      26,140
    Selling, general, and administrative.....      171,227       160,619       122,145       68,636      61,890
    Corporate expense........................       57,047        24,735        40,374        5,076      19,433
                                               ------------  ------------  ------------  ----------  ----------
        Total costs and expenses.............      547,013       466,505       394,114      289,563     253,536
                                               ------------  ------------  ------------  ----------  ----------
        Earnings from operations.............      140,758       140,916        95,905       42,435      75,215
                                               ------------  ------------  ------------  ----------  ----------

OTHER INCOME (EXPENSE):
    Interest income..........................       10,336        13,430        17,055           25       6,852
    Interest expense.........................      (45,324)      (46,104)      (35,165)     (28,293)    (23,686)
    Other....................................       (2,869)       (1,227)          754           --        (888)
    Loss of sale of securities...............       (4,473)           --            --           --          --
    Stratosphere write-down..................           --            --      (161,772)          --          --
                                               ------------  ------------  ------------  ----------  ----------
        Total other expense, net.............      (42,330)      (33,901)     (179,128)     (28,268)    (17,722)
                                               ------------  ------------  ------------  ----------  ----------

    Income (loss) before income taxes and
      extraordinary charge...................       98,428       107,015       (83,223)      14,167      57,493
    Provision for income taxes...............       27,211        40,824        17,746        5,242      21,313
                                               ------------  ------------  ------------  ----------  ----------

    Income (loss) before extraordinary
      charge.................................       71,217        66,191      (100,969)       8,925      36,180
    Extraordinary charge, net of income
      taxes..................................       (1,560)           --            --           --      (1,560)
                                               ------------  ------------  ------------  ----------  ----------

        Net income (loss)....................   $   69,657    $   66,191    $ (100,969)  $    8,925  $   34,620
                                               ------------  ------------  ------------  ----------  ----------
                                               ------------  ------------  ------------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                              GRAND CASINOS, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                            FOR THE YEARS ENDED               SIX MONTHS ENDED
                                                  ----------------------------------------  --------------------
                                                  DECEMBER 31,  DECEMBER 28,  DECEMBER 29,  JUNE 30,   JUNE 28,
                                                      1998          1997          1996        1999       1998
                                                  ------------  ------------  ------------  ---------  ---------
                                                                                                (UNAUDITED)

Net Earnings (loss).............................   $   69,657    $   66,191    $ (100,969)  $   8,925  $  34,620
Unrealized gains (losses) on securities
  Unrealized holding gains (losses) during the
    period......................................        3,583        (4,305)         (744)     --         --
  Less: reclassification adjustment for losses
    included in net earnings....................       (4,473)       --            --          --         --
                                                  ------------  ------------  ------------  ---------  ---------
Comprehensive earnings (loss)...................   $   68,767    $   61,886    $ (101,713)  $   8,925  $  34,620
                                                  ------------  ------------  ------------  ---------  ---------
                                                  ------------  ------------  ------------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                              GRAND CASINOS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                                       ACCUMULATED
                                          PRE-MERGER      POST-MERGER COMMON                              OTHER
                                         COMMON STOCK           STOCK         ADDITIONAL              COMPREHENSIVE       TOTAL
                                       ----------------   ------------------   PAID-IN     RETAINED     EARNINGS      SHAREHOLDERS'
                                       SHARES   DOLLARS    SHARES    DOLLARS   CAPITAL     EARNINGS      (LOSS)          EQUITY
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------
BALANCE, December 31, 1995...........   40,988   $ 410      --       $ --      $397,298    $ 126,290     $ 2,102        $ 526,100
  Issuance of stock on options
    exercised........................      411       4      --         --         4,568       --          --                4,572
  Issuance of stock on warrants
    exercised........................      397       4      --         --        10,710       --          --               10,714
  Other comprehensive loss...........    --       --        --         --        --           --            (744)            (744)
  Net loss...........................    --       --        --         --        --         (100,969)     --             (100,969)
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------

BALANCE, December 29, 1996...........   41,796     418      --         --       412,576       25,321       1,358          439,673
  Issuance of stock on options
    exercised........................      170       2      --         --         1,055       --          --                1,057
  Other comprehensive loss...........    --       --        --         --        --           --          (4,305)          (4,305)
  Net income.........................    --       --        --         --        --           66,191      --               66,191
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------

BALANCE, December 28, 1997...........   41,966     420      --         --       413,631       91,512      (2,947)         502,616
  Issuance of stock on options
    exercised........................      338       3      --         --         3,020       --          --                3,023
  Other comprehensive earnings.......    --       --        --         --        --           --           3,583            3,583
  Net income.........................    --       --        --         --        --           69,657      --               69,657
  Distribution of Lakes Gaming, Inc.
    to shareholders..................    --       --        --         --        --         (132,031)       (636)        (132,667)
  Merger and exchange of shares with
    Park Place Entertainment.........  (42,304)   (423)     --         --           423       --          --              --
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------
BALANCE, December 31, 1998...........    --       --        --         --       417,074       29,138      --              446,212
  Net income (unaudited).............    --       --        --         --        --            8,925      --                8,925
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------

BALANCE, June 30, 1999 (unaudited)...    --      $--        --       $ --      $417,074    $  38,063     $--            $ 455,137
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------
                                       -------  -------   --------   -------  ----------   ---------  -------------   -------------

          See accompanying notes to consolidated financial statements.

                              GRAND CASINOS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          FOR THE YEARS ENDED                 SIX MONTHS ENDED
                                                ----------------------------------------  ------------------------
                                                DECEMBER 31,  DECEMBER 28,  DECEMBER 29,   JUNE 30,     JUNE 28,
                                                    1998          1997          1996         1999         1998
                                                ------------  ------------  ------------  -----------  -----------
                                                                                                (UNAUDITED)
Operating Activities:
  Earnings (loss) before extraordinary
    charge....................................   $   71,217    $   66,191    $ (100,969)   $   8,925    $  34,620
  Adjustments to reconcile earnings (loss)
    before extraordinary charge to net cash
    provided by operating activities-
    Depreciation and amortization.............       68,408        49,491        45,538       29,508       26,140
    Loss on sale of securities................        4,473            --            --           --           --
    Stratosphere write-down...................           --            --       161,772           --           --
    Deferred income taxes.....................        7,049        24,239        (6,775)      13,571           --
    Changes in operating assets and
      liabilities:
      Current assets..........................      (30,279)       (3,430)       (9,113)     (11,834)      (6,828)
      Accounts payable........................        9,916        (7,055)        1,281       (5,397)      (3,202)
      Accrued expenses........................       35,103        (6,676)       26,492       (6,258)      23,887
      Other...................................           --            --            --           --        2,096
                                                ------------  ------------  ------------  -----------  -----------
        Net cash provided by operating
          activities..........................      165,887       122,760       118,226       28,515       76,713
                                                ------------  ------------  ------------  -----------  -----------
Investing Activities:
  Capital Expenditures........................     (205,872)     (162,751)     (308,537)     (14,717)    (117,837)
  Increase in due from affilliate.............           --            --            --      (21,577)          --
  Increase in notes receivable................       (7,115)       (1,797)           --           --       (2,728)
  Proceeds from repayment of notes
    receivable................................        6,567         7,618        15,981           --        3,241
  Investment in and notes receivable from
    unconsolidated affiliates.................         (807)         (339)      (60,244)          --           --
  Sales of securities available for sale......        4,824         4,045       (12,330)          --           --
  Decrease (increase) in cash and cash
    equivalents--restricted...................     (136,745)        5,309        (3,374)     130,629       (3,153)
  Increase (decrease) in other long-term
    assets....................................       (3,377)      (13,865)       (8,648)        (297)          --
  Other.......................................           --            --            --          (24)      (6,510)
                                                ------------  ------------  ------------  -----------  -----------
        Net cash provided by (used in)
          investing activities................     (342,525)     (161,780)     (377,152)      94,014     (126,987)
                                                ------------  ------------  ------------  -----------  -----------
Financing Activities:
  Proceeds from issuance of long-term debt....      135,248       160,088        74,912           --           --
  Payments on long-term debt and capital lease
    obligations...............................     (100,885)      (23,970)      (14,369)    (115,000)    (100,831)
  Proceeds from issuance of common stock......        3,023         1,057        15,286           --        2,938
  Debt issuance costs and deferred financing
    costs.....................................           --        (6,774)       (4,421)          --        2,379
  Distribution to Lakes Gaming, Inc...........      (56,774)           --            --           --           --
  Other.......................................           --            --            --           16           --
                                                ------------  ------------  ------------  -----------  -----------
        Net cash provided by (used in)
          financing activities................      (19,388)      130,401        71,408     (114,984)     (95,514)
                                                ------------  ------------  ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................     (196,026)       91,381      (187,518)       7,545     (145,788)
CASH AND CASH EQUIVALENTS, beginning of
  year........................................      238,635       147,254       334,772       42,609      238,635
                                                ------------  ------------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of year........   $   42,609    $  238,635    $  147,254    $  50,154    $  92,847
                                                ------------  ------------  ------------  -----------  -----------
                                                ------------  ------------  ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                              GRAND CASINOS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEARS ENDED DECEMBER 31, 1998,
                    DECEMBER 28, 1997 AND DECEMBER 29, 1996

1. MERGER AGREEMENT

    On December 31, 1998, Grand Casinos, Inc. (Grand or the Company) separated its Mississippi business and certain other assets and liabilities (which include the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica casino and entertainment properties) from its non-Mississippi business (comprised primarily of the management of Indian-owned casinos, certain property held for possible development in Las Vegas, Nevada, and certain other assets and liabilities) by transferring the above-mentioned assets and liabilities of the non-Mississippi business to its subsidiary, Lakes Gaming, Inc. (Lakes), and distributing the common stock of Lakes to its shareholders (the Distribution). On December 31, 1998, Hilton Hotels Corporation (Hilton) completed a similar separation whereby Hilton transferred its gaming business to its subsidiary, Park Place Entertainment Corporation (Park Place), and distributed the common stock of Park Place to its stockholders. Immediately following the Distribution, Grand was acquired by Park Place by way of a merger (the Merger). Following the Merger, Grand is a wholly owned subsidiary of Park Place. Each Grand shareholder received one share of Lakes stock for every four owned shares of Grand and one share of Park Place stock for every one owned share of Grand.

    The consolidated statements of earnings, comprehensive earnings and cash flows include the results of operations from Grand, including the Lakes results of operations as the Distribution and Merger occurred on the last day of the 1998 fiscal year. The 1998 consolidated balance sheet does not include the Lakes balance sheet accounts as the Distribution and Merger occurred immediately prior to the end of fiscal 1998. No purchase accounting entries recorded at the Park Place level have been "pushed down" to Grand.

2. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Grand Casinos, Inc. and Subsidiaries (the "Company") develop, construct, and manage land-based and dockside casinos and related hotel and entertainment facilities in emerging and established gaming jurisdictions. The Company owns and operates two dockside casinos on the Mississippi Gulf Coast and one dockside casino in Tunica County, Mississippi (which opened on June 24, 1996). Prior to the Distribution, the Company also managed Indian-owned casinos.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Grand and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

    The condensed combined consolidated financial statements for the three months ended March 31, 1999 and 1998 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair statement of results for the interim periods have been made. The results for the three-month periods are not necessarily indicative of results to be expected for the full fiscal year.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Ultimate results could differ from those estimates.

YEAR-END

    Effective December 31, 1998, the Company changed its year end to December
31. Prior to this change the Company had a 52- or 53-week accounting period ending on the Sunday closest to December 31 of each year. Periods presented are for the periods ended December 31, 1998 (1998), December 28, 1997 (1997), and December 29, 1996 (1996).

REVENUES AND EXPENSES

    The Company recognizes revenues from its owned and operated casinos in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage, and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The estimated costs of providing such complimentaries, which are classified as expenses on the accompanying consolidated statements of earnings, are as follows (in thousands):

ESTIMATED COSTS OF PROVIDING COMPLIMENTARIES (DOLLARS IN THOUSANDS)

                                                         FOOD &
                                                        BEVERAGE     HOTEL      OTHER
                                                        ---------  ---------  ---------
1998..................................................  $  33,039  $   5,445  $   1,767
1997..................................................     31,383      3,623      1,718
1996..................................................     22,495      2,430      1,402

    Revenue from the management of Indian-owned casino gaming facilities was recognized when earned according to the terms of the management contracts.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on hand and in banks, interest-bearing deposits, and money market funds and other instruments with original maturities of three months or less. Restricted cash and cash equivalents consist primarily of funds restricted for debt defeasance and workers' compensation benefits.

INVENTORIES

    Inventories consisting primarily of food and beverage, goods to be sold at retail, and operating supplies are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

PREOPENING EXPENSES

    Expenses incurred prior to opening of Company-owned facilities are capitalized and amortized to expense using the straight-line method over the six months following the opening of the respective facilities. These costs include direct payroll and other operating costs incurred prior to commencement of operations. Amortization for 1998, 1997 and 1996, includes approximately $2.4 million, $1.3 million and $11.9 million of preopening amortization expense, respectively.

    Effective January 1, 1999, the Company adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," which requires all preopening costs to be expensed as incurred. The effect of adoption was not significant as all previously capitalized preopening expenses have been fully amortized.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, except in the case of capitalized lease assets, which are stated at the lower of the present value of the future minimum lease payments or fair market value at the inception of the lease. Expenditures for additions, renewals, and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred.

    Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

                                                                       15-40
Building and leasehold improvements.............................       years
Furniture and equipment.........................................  3-15 years
Land improvements...............................................    15 years

    The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are amortized over the related assets' estimated useful lives. Capitalized interest totaled $19.9 million, $12.9 million and $16.1 million during 1998, 1997 and 1996, respectively. The Company periodically evaluates whether events and circumstances have occurred that may affect the recoverability of the net book value of its long-lived assets. If such events or circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future undiscounted cash flows does not exceed the carrying value of the asset, the Company will recognize an impairment loss.

DEBT ISSUANCE COSTS

    The costs of issuing long-term debt, including all underwriting, legal, and accounting fees, have been capitalized and are being amortized over the life of the related indebtedness.

DEFERRED LICENSING COSTS

    Costs incurred to obtain licensing rights from an unrelated third party for the Company's Gulfport, Mississippi, casino are being charged to income over 30 years. The 30-year period, which commenced in May 1993, represents the anticipated life of the related license subject to periodic suitability reviews.

INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company classifies deferred tax liabilities and assets into current and noncurrent amounts based on the classification of the related assets and liabilities.

RECLASSIFICATIONS

    Certain reclassifications have been made in the 1997 and 1996 consolidated financial statements to conform with the 1998 presentation. Such reclassifications had no effect on previously reported results of operations or shareholders' equity.

3. PROPERTY AND EQUIPMENT, NET

    Property and equipment consist of the following (in thousands):

                                                                        1998          1997
                                                                    ------------  ------------
Land and improvements.............................................  $    175,394  $    190,216
Buildings and improvements........................................       684,059       554,871
Furniture and equipment...........................................       207,819       171,355
Construction in progress..........................................       174,040       129,038
                                                                    ------------  ------------
                                                                       1,241,312     1,045,480
Less--Accumulated depreciation and amortization...................      (155,596)     (104,458)
                                                                    ------------  ------------
    Property and equipment--net...................................  $  1,085,716  $    941,022
                                                                    ------------  ------------
                                                                    ------------  ------------

4. INCOME TAXES

    The provision for income taxes consists of the following (in thousands):

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Current:
    Federal..................................................  $  16,662  $  19,278  $  21,185
    State....................................................      3,500      2,146      3,336
                                                               ---------  ---------  ---------
                                                                  20,162     21,424     24,521
Deferred.....................................................      7,049     19,400     (6,775)
                                                               ---------  ---------  ---------
                                                               $  27,211  $  40,824  $  17,746
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A reconciliation of statutory federal income tax rate to the Company's actual rate based on earnings (loss) before income taxes and extraordinary charge for 1998, 1997 and 1996 is summarized as follows:

                                                                       1998       1997       1996
                                                                     ---------  ---------  ---------
Statutory federal tax rate.........................................       35.0%      35.0%     (35.0)%
State income taxes, net of federal income tax benefit..............        1.6        1.3        2.5
Valuation allowance increases (decreases) on Stratosphere losses
  and write-down...................................................      (17.6)    --           49.8
Nondeductible Distribution and Merger costs........................        4.3     --         --
Other, net.........................................................        4.3        1.8        4.0
                                                                     ---------        ---  ---------
                                                                          27.6%      38.1%      21.3%
                                                                     ---------        ---  ---------
                                                                     ---------        ---  ---------

    The Company's deferred income tax liabilities and assets are as follows (in thousands):

                                                                           1998        1997
                                                                        ----------  ----------
Noncurrent deferred taxes:
  Tax depreciation in excess of book depreciation.....................  $   60,563  $   52,109
  Book value basis in excess of tax basis of acquired land............      40,600      40,600
  Capital loss carryforwards..........................................     (12,000)    (54,000)
  Other temporary differences.........................................       1,934       4,376
  Valuation allowance.................................................      12,000      54,000
                                                                        ----------  ----------
Net noncurrent deferred tax liability.................................  $  103,097  $   97,085
                                                                        ----------  ----------
                                                                        ----------  ----------
Current deferred taxes:
  Accruals, reserves, and other.......................................  $    6,011  $    9,896
  Other...............................................................       1,714       3,503
                                                                        ----------  ----------
Net current deferred tax asset........................................  $    7,725  $   13,399
                                                                        ----------  ----------
                                                                        ----------  ----------

    A deferred tax asset was recorded in 1996 when the Company set up a reserve allowance due to uncertainty related to the collectibility of a note receivable from Stratosphere. However, a full valuation allowance was created for the deferred tax asset and no income tax benefit was recognized at that time. Upon writing off the receivable and realizing the tax deduction in 1998, the Company reversed that deferred tax asset valuation allowance resulting in the recognition of a $17.3 million income tax benefit. Under the terms of its tax sharing agreement with Lakes, any further tax benefits relating to capital losses resulting from the write-off of the investment in Stratosphere will be shared equally by Lakes and Grand up to a benefit of approximately $12 million for each Company. Management determined that the deferred tax asset relative to capital loss carryforwards did not satisfy the recognition criteria set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, a $12.0 million valuation allowance was recorded.

5. LEASES AND CAPITAL LEASE OBLIGATIONS

    The Company has entered into various operating leases for land adjacent to its dockside casinos in Mississippi. The lease for land adjacent to the Company's Grand Casino Gulfport is for the period from July 1, 1997, through June 30, 2002, and contains renewal options totaling 40 years. The Company is required to make annual rental payments of $1.2 million, subject to adjustment as defined, plus 5% of gross annual gaming revenues in excess of $25.0 million and 3% of all nongaming revenues.

    The lessor of the Grand Casino Gulfport site has the right to cancel the lease at any time for reason of port expansion, in which case the lessor will be liable to the Company for the depreciated value of improvements and other structures placed on the leased premises (as defined).

    The lease for land adjacent to the Company's Biloxi Casino has an initial term of 99 years, and the Company is required to make annual rental payments of $2.5 million, subject to adjustment as defined. Percentage rent is also due equal to 5% of gross gaming revenues in excess of $50.0 million per year, plus 10% of net profits from certain other nongaming-related activities.

    The Company also entered into a 15-year lease for submerged land adjacent to the Biloxi Casino, with an option to extend the lease for 5 years after the expiration of the initial 15-year term. The lease provides for annual rental payments of $900,000 through 2003 with annual increases thereafter, as defined.

    The land lease in connection with the operation of Grand Casino Tunica provides for annual rental payments of $2.5 million, subject to adjustment as defined. The term of the lease is initially for 6 years with nine six-year renewal options, for a total of 60 years.

    On May 10, 1996, the Company completed a $120.0 million Capital Lease facility. The five-year facility, with varying interest rates ranging from 1.75% to 2.50% over the LIBOR rate, was being used for the continued development of the Company's Grand Casino Tunica project, located in northern Mississippi, just outside of Memphis, Tennessee. Approximately $90.0 million of the facility was used for furniture, fixtures and equipment for the 340,000 square-foot casino complex. The balance of approximately $30.0 million was used to construct a 600-room hotel at Grand Casino Tunica. On March 31, 1998, the Company repaid all amounts outstanding under the facility. Additionally, concurrent with the transactions noted in Note 1, the facility was cancelled.

    In addition to the aforementioned land leases, the Company leases certain other property and equipment under noncancelable operating leases. After giving affect to leases that were assigned to Lakes as a part of the Distribution and excluding contingent rentals, future minimum lease payments, due under noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

1999......................................................  $   8,625
2000......................................................      7,854
2001......................................................      7,617
2002......................................................      7,681
2003......................................................      7,681
Thereafter................................................    392,114
                                                            ---------
Total minimum lease payments..............................  $ 431,572
                                                            ---------
                                                            ---------

    Rent expense, under noncancelable operating leases, exclusive of real estate taxes, insurance and maintenance expense for 1998, 1997 and 1996 was approximately $24.1 million, $19.8 million and $19.0 million, respectively. Percentage rental expense for 1998, 1997 and 1996 was approximately $12.4 million, $14.6 million and $12.8 million, respectively.

6. LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                           1998        1997
                                                                        ----------  ----------
First Mortgage Notes due December 1, 2003.............................  $  450,000  $  450,000
Note Payable to Park Place, interest at 10%, due January 2009.........     135,200      --
Senior Unsecured Notes due October 16, 2004...........................     115,000     115,000
Other.................................................................         507       4,943
                                                                        ----------  ----------
                                                                           700,707     569,943
Less--Current installments............................................         (55)     (3,509)
                                                                        ----------  ----------
Long-term debt--less current installments.............................  $  700,652  $  566,434
                                                                        ----------  ----------
                                                                        ----------  ----------

    The 10.125% First Mortgage Notes are secured by substantially all the assets of Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica included in Phase 1 development (as defined in the loan documents). The First Mortgage Notes require semiannual payments of interest only on June 1 and December 1 of each year, which commenced on June 1, 1996, until December 1, 2003, at which time the entire principal plus accrued interest is due and payable. The First Mortgage Notes may be redeemed at the Company's option, in whole or in part, at anytime on or after December 1, 1999, at a premium, declining ratably thereafter to par value on December 1, 2002.

    In connection with the Merger, Park Place made a tender offer for the First Mortgage Notes and purchased approximately $444.5 million of the outstanding First Mortgage Notes, which were subsequently cancelled. In January 1999, the Company completed a covenant defeasance for approximately $5.5 million of remaining outstanding First Mortgage Notes by placing into trust all future payments of principal, interest and premium on the First Mortgage Notes to the first optional redemption date on December 1, 1999. As a result of the defeasance, the Company is no longer required to comply with substantially all of the restrictive covenants and security provisions of the indenture.

    On October 14, 1997, the Company sold $115.0 million aggregate principal amount of 9.0%, seven-year, Senior Unsecured Notes due 2004 (Senior Notes), realizing net cash proceeds of approximately $111.8 million after underwriting and other related offering costs. On December 31, 1998, Grand completed a covenant defeasance for the Senior Notes by placing into trust approximately $135 million representing all future payments of principal, interest and approximately $5.2 million of early redemption premium. Amounts paid by Grand were received from Park Place in the form of a Note Payable due 2009. The Senior Notes were redeemed on February 1, 1999.

    The terms of the Company's long-term debt contain covenants relating to certain business, operational, and financing matters including, but not limited to, maintenance of certain financial ratios and limitations on additional debt, dividends, stock repurchases, disposition of assets, mergers, restricted payments (as defined) and similar transactions. The Company was in compliance with all such covenants as of December 31, 1998.

    The future aggregate annual maturities of long-term debt at December 31, 1998 are as follows (in thousands):

1999......................................................  $      55
2000......................................................         60
2001......................................................         66
2002......................................................         71
2003......................................................    450,078
Thereafter................................................    250,377
                                                            ---------
                                                            $ 700,707
                                                            ---------
                                                            ---------

7. STOCK OPTIONS

STOCK OPTION AND COMPENSATION PLAN

    The Company has a Stock Option and Compensation Plan and a Director Stock Option Plan whereby incentive and nonqualified stock options and other awards to acquire up to an aggregate of 6,451,500 shares of the Company's common stock may be granted to officers, directors, and employees. Information with respect to the stock option plans is summarized as follows:

                                                                                NUMBER OF COMMON SHARES
                                                                       -----------------------------------------
                                                                                                  OPTION PRICE
                                                                         OPTIONS     AVAILABLE      RANGE PER
                                                                       OUTSTANDING   FOR GRANT        SHARE
                                                                       -----------  -----------  ---------------
Balance at December 31, 1995.........................................   2,617,678       635,465  $   (3.03-28.63)
  Additional shares authorized.......................................          --     2,775,000               --
  Granted............................................................   1,997,522    (1,997,522)    (14.75-32.13)
  Canceled...........................................................      (9,096)        9,096      (8.08-10.42)
  Exercised..........................................................    (411,827)           --      (3.03-15.10)
                                                                       -----------  -----------  ---------------

Balance at December 29, 1996.........................................   4,194,277     1,422,039      (3.03-32.13)
  Granted............................................................   1,431,050    (1,431,050)     (9.25-15.63)
  Canceled...........................................................    (483,980)      483,980      (8.08-32.13)
  Exercised..........................................................    (170,421)           --      (3.03-11.00)
                                                                       -----------  -----------  ---------------
Balance at December 28, 1997.........................................   4,970,926       474,969  $   (3.03-32.13)
  Granted............................................................      46,500       (46,500)     (8.69-17.19)
  Canceled...........................................................    (698,200)      698,200      (8.08-15.06)
  Exercised..........................................................    (338,102)           --      (3.03-11.00)
                                                                       -----------  -----------  ---------------
Exercisable at December 31, 1998.....................................   3,981,124     1,126,669  $   (3.03-32.13)
                                                                       -----------  -----------  ---------------
                                                                       -----------  -----------

    As a result of the Distribution and Merger, the outstanding stock options became options to purchase common stock of both Park Place and Lakes. The exercise prices of the options were adjusted to preserve their intrinsic value, based on the estimated fair market value of each respective company based on the trading prices of the new company stocks.

8. EMPLOYEE RETIREMENT PLAN

    The Company has a section 401(k) employee savings plan for all full-time employees. The Company's employees are not part of a bargaining unit and, as such, all employees who are eligible can participate. The savings plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Eligibility is based on years of service and minimum age requirements. Contributions are invested, at the direction of the employee, in one or more funds available. The Company matches employee contributions up to a maximum of 1% of participating employees' gross wages. Company contributions are vested over a period of five years. The 401(k) plan commenced on September 1, 1995.

    As a part of the Merger, all Grand employees who continued on with Park Place transferred their 401(k) balances into a Park Place 401(k) Plan.

9. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                                     1998       1997       1996
                                                                                   ---------  ---------  ---------
Cash paid (refunded) during the year for--
  Interest (net of capitalized interest of $19,914, $12,930, and $16,065, in fiscal years 1998, 1997, and 1996, respectively).............................  $  58,558  $  55,446  $  31,310
  Income taxes...................................................................     (2,580)    27,627     17,042

Noncash activities
  Assets and liabilities distributed to Lakes
    Accounts receivable..........................................................  $  15,217  $  --      $  --
    Other current assets.........................................................      8,126     --         --
    Notes receivable.............................................................     33,679     --         --
    Land held for development....................................................     26,647     --         --
    Other assets.................................................................     20,290     --         --
    Accounts payable and accruals................................................     25,990     --         --
    Other liabilities............................................................      3,708     --         --

10. COMMITMENTS AND CONTINGENCIES

STRATOSPHERE CORPORATION

    The Company previously owned approximately 37% of the common stock issued by Stratosphere Corporation (Stratosphere). Stratosphere and its wholly owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In 1996, the Company recorded a $161.8 million charge related to the write-off of its investment in and certain notes receivable from Stratosphere. In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

    On November 7, 1997, Stratosphere filed its Second Amended Plan, which was approved by the Bankruptcy Court and declared effective on October 14, 1998. Pursuant to the Second Amended Plan, Stratosphere common stock that was outstanding prior to the effective date of the Second Amended Plan was cancelled.

    In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement (the Standby Equity Commitment) between Stratosphere and the Company. The Company agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years does not exceed $50.0 million.

    The enforceability of the Standby Equity Commitment is the subject of litigation to which the Company is a party in (i) the Stratosphere bankruptcy case (as a result of a motion brought by the Official Committee), and (ii) the
U. S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the Bankruptcy Court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the Bankruptcy Court's decision.

    The Second Amended Plan contemplates the formation of a new limited liability company which will own and pursue certain alleged claims and causes of action that Stratosphere and other persons may have against numerous third parties, including Grand and/or officers and/or directors of Grand. The Second

Amended Plan contemplates capitalizing this new limited liability company with an investment of $5 million. Grand has not been served with any such litigation.

STRATOSPHERE SECURITIES LITIGATION

    The Company and certain persons who have been indemnified by the Company (including certain former and current Company officers and directors) are defendants in legal actions pending in the state court and in the federal court in Nevada. These actions arise out of the Company's involvement in the Stratosphere Tower, Casino and Hotel project (the Stratosphere Project) in Las Vegas, Nevada.

    The plaintiffs in the actions who are current and/or former Stratosphere Corporation shareholders seek to pursue the actions as class actions, and make various claims against the Company and the Company-related defendants, including securities fraud. In September 1997, the Company and the Company-related defendants submitted a motion to dismiss the federal action. In April 1998, this motion was granted, in part, and denied, in part. The plaintiffs are pursuing the claims that survived the motion to dismiss. Grand and Grand-related defendants have also submitted a motion for summary judgment seeking an order that such defendants are entitled to judgment as a matter of law. The plaintiffs are engaged in discovery related to the issues raised by the summary judgment motion. The court will not decide the motion until after such discovery is completed and the parties have submitted their respective arguments. The state court action has been stayed pending resolution of the federal court action.

    The Company intends to vigorously defend itself and the other
Company-related defendants against the claims made in both the state and the federal action.

GRAND SECURITIES LITIGATION

    The Company and certain of the Company's current and former officers and directors are defendants in a legal action pending in the federal court in Minnesota. This action arises out of the Company's involvement in the Stratosphere Project.

    The plaintiffs in the action who are current and/or former Company shareholders seek to pursue the action as a class action, and make various claims against the Company and the other defendants, including securities fraud. The Company and the Company-related defendants submitted a motion to dismiss the plaintiffs' claims. In December 1997, that motion was granted, in part, and denied, in part. Grand and Grand-related defendants have also submitted a motion for summary judgment. Currently, the plaintiffs, the Company and the other defendants are engaged in discovery in the action. On March 10, 1999, plaintiffs were granted leave to amend their complaint to include Park Place and Lakes.

    The Company intends to vigorously defend itself and the other defendants against the claims that survived the Company's motion to dismiss.

DERIVATIVE ACTION

    Certain of the Company's current and former officers and directors are defendants in a legal action pending in the state court of Minnesota. This action arises out of the Company's involvement in Stratosphere.

    The plaintiffs in the action who are current and/or former Company shareholders seek to pursue the action against the defendants on behalf of the Company, and make various claims that the defendants failed to fulfill claimed duties to the Company. The Company is providing the defense for the defendants pursuant to the Company's indemnification obligations to the defendants.

    The Company's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether the Company should pursue the claims made by the plaintiffs. That committee has completed its evaluation and has recommended to the court that the plaintiffs' claims not be pursued.

    In May 1998, the court granted a motion for summary judgment submitted by Grand, thereby dismissing the plaintiffs' claims. On March 9, 1999, the court of appeals affirmed the summary judgment. It is uncertain whether the plaintiffs will seek further review.

TULALIP TRIBES LITIGATION

    In 1995, Grand entered into discussion with Seven Arrows LLC (Seven Arrows) regarding possible participation by Grand in a proposed casino resort development on land in the state of Washington held in trust by the United States for the Tulalip Tribes. Grand and Seven Arrows entered into a letter of intent providing for the negotiation of a revision to the Seven Arrows limited liability company agreement by which Grand (or a subsidiary of Grand) would become a member of Seven Arrows. Those negotiations were not completed, and no revision to the limited liability company agreement was signed.

    During the negotiations, Grand entered into an agreement (the Advance Agreement) with Seven Arrows and the Tulalip Tribes which provided for the loan by Grand and Seven Arrows of certain amounts to the Tulalip Tribes upon the satisfaction of certain conditions. Grand contends that those conditions were never satisfied. Neither Grand nor Seven Arrows advanced any amount under the Advance Agreement.

    Seven Arrows, the Tulalip Tribes and Grand are currently parties to litigation in the U.S. District Court in Washington with respect to a lease and sublease between the Tulalip tribes and Seven Arrows for the land on which the casino was proposed and the Advance Agreement. Among other things, Seven Arrows seeks damages from the Tulalip Tribes for lost profits of up to $15 million and for recovery of sums paid to the Tulalip Tribes between $2 million and $3 million in its second amended complaint. Grand is not a party to the second amended complaint.

    The Tulalip Tribes filed a complaint against Grand on September 30, 1998. The complaint against Grand contains several counts including (i) a request for judgment declaring that the Tulalip Tribe's termination of the agreements was effective and quieting title in the land; (ii) a claim that Grand is liable on the lease, sublease and Advance Agreement; (iii) a claim for negligent misrepresentation; (iv) a claim that Grand stands as warrantor and surety of Seven Arrow's obligations; and (v) a claim for estoppel. Each claim for damages seeks the sum of $856,000 for out-of-pocket expenses and for "lost profit damages" in an amount to be proved at trial.

    Grand does not oppose the Tulalip Tribe's effort to quiet title to its land. Grand denies that it is factually or legally liable for the obligations or liabilities of Seven Arrows under the lease and sublease. Grand contends that it did not breach the Advance Agreement. Grand denies that it is liable for negligent misrepresentation.

    Seven Arrows has, on previous occasions, threatened unpleaded claims against Grand. Grand does not know the nature or extent of any such additional claims and has not received any pleading in any action stating such a claim. However, Grand expects to receive a claim by Seven Arrows in the near future. Such a claim, if made, could be material.

    Grand's liability for damages to all parties in the aggregate cannot exceed $15 million under the partial settlement agreement. Discovery has commenced, but no trial date has been set.

STRATOSPHERE PREFERENCE ACTION

    In April 1998, Stratosphere served on Grand and Grand Media & Electronics Distributing, Inc., a wholly owned subsidiary of Grand (Grand Media), a complaint in the Stratosphere bankruptcy case seeking recovery of certain amounts paid by Stratosphere to Grand as management fees and for costs and expenses under a management agreement between Stratosphere and Grand, and to Grand Media for electronic equipment purchased by Stratosphere from Grand Media.

    Stratosphere claims in its complaint that such amounts are recoverable by Stratosphere as preferential payments under bankruptcy law.

    In May 1998, Grand responded to Stratosphere's complaint. That response denies that Stratosphere is entitled to recover the amounts described in the complaint. Discovery remains in process.

SLOT MACHINE LITIGATION

    Certain parties have commenced an action in the U.S. District Court for the District of Nevada in which various parties (including Grand) alleged to operate casinos or be slot machine manufacturers were named as defendants.

    The action includes claims under the federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and seeks compensatory and punitive damages. The plaintiffs claim that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

    In March 1997, various defendants (including Grand) filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs. In December 1997, the court denied all of the motions submitted by the defendants and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint has been filed. Grand has filed its answer to the new complaint. The plaintiffs have filed a motion seeking an order certifying the action as a class action. Grand and certain of the defendants have opposed the motion. The court has not ruled on the motion.

OTHER LITIGATION

    The Company is involved in various other inquiries, administrative proceedings and litigation relating to contracts and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management currently believes that the final outcomes of these matters are not likely to have a material adverse effect upon the Company's consolidated financial position or its results of operations.

INDEMNIFICATION AGREEMENT

    As a part of the Merger and Distribution, Lakes agreed to indemnify Grand against all costs, expenses and liabilities incurred or suffered by the Company and certain of subsidiaries and their respective current and former directors and officers in connection with or arising out of certain pending and threatened claims and legal proceedings to which Grand and certain of its subsidiaries are likely to be parties, in addition to various commitments and contingencies related to, or arising out of, Grand's Non-Mississippi business and assets, including tribal loan guarantees, real property lease guarantees for Lakes' subisidiaries and director and executive officer indemnity obligations. Lake's indemnification obligations include the obligation to provide the defense of all claims made in such proceedings against Grand and to pay all related settlements and judgments.

    As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million at the end of each year during the four-year period subsequent to December 31, 1998.

11. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                                            YEAR ENDED DECEMBER 31, 1998
                                                                   ----------------------------------------------
                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   ----------  ----------  ----------  ----------
                                                                                   (IN THOUSANDS)
Net revenues.....................................................  $  166,464  $  162,286  $  182,184  $  176,837
Earnings from operations.........................................      36,120      37,223      40,971      26,444
Net earnings.....................................................      17,439      17,180      32,914       2,124

Net revenues.....................................................  $  142,170  $  150,837  $  167,580  $  146,834
Earnings from operations.........................................      30,863      38,956      44,618      26,479
Net earnings.....................................................      14,581      18,316      22,164      11,130

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                     [LOGO]

                  OFFER TO EXCHANGE UP TO $300,000,000 OF ITS
                          7.95% SENIOR NOTES DUE 2003,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                   FOR UP TO $300,000,000 OF ITS OUTSTANDING
                          7.95% SENIOR NOTES DUE 2003


                                 --------------

                                   PROSPECTUS
                                 --------------


                               SEPTEMBER  , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), Section 11.1 of the Amended and Restated Certificate of Incorporation of the registrant (the "Certificate") eliminates the personal liability of its directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended.

    Section 145 of the DGCL and Article VI of the Amended and Restated Bylaws of the registrant authorize and empower the registrant to indemnify its directors, officers, and employees against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of such person's relationship with the registrant, PROVIDED that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

    The registrant carries policies of insurance which cover the individual directors and officers of the registrant for legal liability and which would pay on behalf of the registrant for expenses of indemnification of directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


   (a)     EXHIBITS

     2.1   Stock Purchase Agreement dated as of April 29, 1999 by and among the Registrant and
           Starwood Hotels & Resorts Worldwide, Inc., ITT Sheraton Corporation, Starwood
           Canada Corp., Caesars World, Inc., Sheraton Desert Inn Corporation and Sheraton
           Tunica Corporation (incorporated by reference from Exhibit 2.1 to the Quarterly
           Report on Form 10-Q of the Registrant dated March 31, 1999, filed with the
           Commission on May 17, 1999)

    *4.1   Indenture dated as of August 2, 1999 by and among the Registrant and Norwest Bank
           Minnesota, N.A., with respect to $300 million aggregate principal amount of 7.95%
           Senior Notes due 2003

    *4.2   Registration Rights Agreement dated as of August 2, 1999 by and among the
           Registrant and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
           Incorporated, Banc of America Securities LLC, Deutsche Bank Securities Inc., SG
           Cowen Securities Corporation, Scotia Capital Markets (USA) Inc., BNY Capital
           Markets, Inc., First Union Capital Markets Corp., PNC Capital Markets, Inc., Bear,
           Stearns & Co. Inc. and Norwest Investment Services, Inc.

     4.3   Five Year Credit Agreement dated as of December 31, 1998 among the Registrant, Bank of America National Trust Association, as Administrative Agent, and NationsBanc
           Montgomery Securities, LLC, as Lead Arranger (incorporated by reference to Exhibit
           99.10 to the Current Report on Form 8-K of the Registrant filed with the Commission on January 8, 1999)

     4.4   Amendment No. 1 to the Five Year Credit Agreement dated as of August 31, 1999 among
           Park Place Entertainment Corporation, the Lenders, Syndication Agent and
           Documentation Agents referred to in the Five Year Credit Agreement dated as of
           December 31, 1998, and Bank of America National Trust and Savings Association, as
           Administrative Agent.

     4.5   $2.0 Billion Short Term Credit Agreement dated as of August 31, 1999 among Park
           Place Entertainment Corporation, the Lenders, Documentation Agents, Co-Arrangers
           and Senior Managing Agents Referred to therein, and Bank of America, N.A., as
           Administrative Agent.

     4.6   $1.0 Billion Short Term Credit Agreement dated as of August 31, 1999 among Park
           Place Entertainment Corporation, the Lenders, Documentation Agents, Co-Arrangers
           and Senior Managing Agents Referred to therein, and Bank of America, N.A., as
           Administrative Agent.

     5     Opinion of Latham & Watkins

    *8     Opinion of Latham & Watkins regarding certain tax matters

   *12     Statement regarding Computation of Ratio of Earnings to Fixed Charges

   *21     Subsidiaries of Registrant

    23.1   Consent of Latham & Watkins (included as part of Exhibit 5 and Exhibit 8)

    23.2   Consent of Arthur Andersen LLP (Park Place)

    23.3   Consent of Arthur Andersen LLP (Grand)

    23.4   Consent of Arthur Andersen LLP (Caesars)

    23.5   Consent of Ernst & Young LLP

   *24     Power of Attorney

   *25     Statement of Eligibility and Qualification on Form T-1 of Norwest Bank Minnesota,
           N.A., as trustee of the 7.95% Senior Notes due 2003 of the Registrant

   *99.1   Letter of Transmittal with respect to the Exchange Offer

   *99.2   Notice of Guaranteed Delivery with respect to the Exchange Offer

   *99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form
           W-9


------------------------


*   Previously filed


    Per Regulation S-K 601(b)(4)(iii)(A), the registrant agrees to file applicable agreements with the Commission upon request.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (d) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BOND FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 22, 1999.



                                PARK PLACE ENTERTAINMENT CORPORATION

                                By:  /s/ CLIVE S. CUMMIS
                                     -----------------------------------------
                                     Name: Clive S. Cummis
                                     Title: Executive Vice President--Law &
                                     Corporate Affairs and Secretary



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities on September 22, 1999.



          SIGNATURE             TITLE
------------------------------  -------------------

              *
------------------------------  Director
         Lyle Berman

              *
------------------------------  Chairman of the
    Stephen F. Bollenbach       Board of Directors

              *
------------------------------  Director
       A. Steven Crown

                                Executive Vice
     /s/ CLIVE S. CUMMIS        President--Law &
------------------------------  Corporate Affairs
       Clive S. Cummis          and Secretary and
                                Director

                                President and Chief
              *                 Executive Officer
------------------------------  (Principal
      Arthur M. Goldberg        Executive Officer)
                                and Director

              *
------------------------------  Director
        Barron Hilton

              *
------------------------------  Director
         Eric Hilton

                                Executive Vice
                                President and Chief
              *                 Financial Officer
------------------------------  (Principal
       Scott A. LaPorta         Financial and
                                Accounting Officer)

          SIGNATURE             TITLE
------------------------------  -------------------

              *
------------------------------  Director
     J. Kenneth Looloian

              *
------------------------------  Director
       Rocco J. Marano

              *
------------------------------  Director
      Gilbert L. Shelton



*By:     /s/ CLIVE S. CUMMIS
      -------------------------
           Clive S. Cummis
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
     2.1   Stock Purchase Agreement dated as of April 29, 1999 by and among the Registrant and Starwood Hotels &
           Resorts Worldwide, Inc., ITT Sheraton Corporation, Starwood Canada Corp., Caesars World, Inc., Sheraton
           Desert Inn Corporation and Sheraton Tunica Corporation (incorporated by reference from Exhibit 2.1 to the Quarterly Report on Form 10-Q of the Registrant dated March 31, 1999, filed with the Commission on
           May 17, 1999)

    *4.1   Indenture dated as of August 2, 1999 by and among the Registrant and Norwest Bank Minnesota, N.A., with respect to $300 million aggregate principal amount of 7.95% Senior Notes due 2003

    *4.2   Registration Rights Agreement dated as of August 2, 1999 by and among the Registrant and Merrill Lynch &
           Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Deutsche Bank
           Securities Inc., SG Cowen Securities Corporation, Scotia Capital Markets (USA) Inc., BNY Capital
           Markets, Inc., First Union Capital Markets Corp., PNC Capital Markets, Inc., Bear, Stearns & Co. Inc.
           and Norwest Investment Services, Inc.

     4.3   Five Year Credit Agreement dated as of December 31, 1998 among the Registrant, Bank of America National
           Trust Association, as Administrative Agent, and NationsBanc Montgomery Securities, LLC, as Lead Arranger
           (incorporated by reference to Exhibit 99.10 to the Current Report on Form 8-K of the Registrant filed with the Commission on January 8, 1999)

     4.4   Amendment No. 1 to the Five Year Credit Agreement dated as of August 31, 1999 among Park Place
           Entertainment Corporation, the Lenders, Syndication Agent and Documentation Agents referred to in the
           Five Year Credit Agreement dated as of December 31, 1998, and Bank of America National Trust and Savings
           Association, as Administrative Agent.

     4.5   $2.0 Billion Short Term Credit Agreement dated as of August 31, 1999 among Park Place Entertainment
           Corporation, the Lenders, Documentation Agents, Co-Arrangers and Senior Managing Agents Referred to
           therein, and Bank of America, N.A., as Administrative Agent.

     4.6   $1.0 Billion Short Term Credit Agreement dated as of August 31, 1999 among Park Place Entertainment
           Corporation, the Lenders, Documentation Agents, Co-Arrangers and Senior Managing Agents Referred to
           therein, and Bank of America, N.A., as Administrative Agent.

     5     Opinion of Latham & Watkins

    *8     Opinion of Latham & Watkins regarding certain tax matters

   *12     Statement regarding Computation of Ratio of Earnings to Fixed Charges

   *21     Subsidiaries of Registrant

    23.1   Consent of Latham & Watkins (included as part of Exhibit 5 and Exhibit 8)

    23.2   Consent of Arthur Andersen LLP (Park Place)

    23.3   Consent of Arthur Andersen LLP (Grand)

    23.4   Consent of Arthur Andersen LLP (Caesars)

    23.5   Consent of Ernst & Young LLP

   *24     Power of Attorney

   *25     Statement of Eligibility and Qualification on Form T-1 of Norwest Bank Minnesota, N.A., as trustee of the 7.95% Senior Notes due 2003 of the Registrant

   *99.1   Letter of Transmittal with respect to the Exchange Offer

 EXHIBIT
 NUMBER                                              EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
   *99.2   Notice of Guaranteed Delivery with respect to the Exchange Offer

   *99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9


------------------------


*   Previously filed


    Per Regulation S-K 601(b)(4)(iii)(A), the registrant agrees to file applicable agreements with the Commission upon request.